Exhibit 10.2

THIRD AMENDMENT, dated as of June 9, 2016 (“Third Amendment”), to the LOAN AND SERVICING AGREEMENT, dated as of May 24, 2013 (as amended by the First Amendment, dated as of June 30, 2014 and the Second Amendment dated as of June 19, 2015 and prior to the effectiveness of the Third Amendment, the “Existing Agreement” and following the effectiveness of the Third Amendment, the “Agreement”), among CARLYLE GMS FINANCE SPV LLC, a Delaware limited liability company (the “Borrower”), CARLYLE GMS FINANCE, INC., a Maryland corporation (“Carlyle”), as the Transferor and the Servicer, each of the Conduit Lenders, Liquidity Banks, Lender Agents and Institutional Lenders party to the Existing Agreement, CITIBANK, N.A., as the Collateral Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Account Bank, the Backup Servicer, the Collateral Custodian and the Collateral Administrator, CITIBANK, N.A. as the Lead Arranger and CITIBANK, N.A., as the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Existing Agreement.

The parties to the Existing Agreement desire to extend and amend the Existing Agreement in the manner set forth herein.

Accordingly, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to the Existing Agreement. The Existing Agreement, including Exhibit H and Exhibit N thereto, is hereby amended to incorporate the changes shown on the marked pages attached hereto as Annex A.

2. Effective Date. This Third Amendment shall become effective (the “Effective Date”) upon the satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) The Administrative Agent shall have received a copy of this Third Amendment duly executed by each of the Borrower, Carlyle, the Lender Agents, the Conduit Lenders, the Liquidity Banks, the Institutional Lenders, the Collateral Agent, the Lead Arranger, the Administrative Agent and the Account Bank, Backup Servicer and Collateral Custodian.

(b) The Administrative Agent shall have received a copy of the amendment to the Transaction Fee Letter, duly executed by each of the Borrower, Carlyle and the Administrative Agent.

3. Miscellaneous.

(a) Amended Terms. On and after the date hereof, all references to the Agreement in each of the Transaction Documents shall hereafter mean the Agreement as amended by this Third Amendment. Except as specifically amended hereby or otherwise agreed, the Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

(a) Representations and Warranties of the Borrower and Servicer. Each of the Borrower and the Servicer, severally, for itself only, represents and warrants as of the date of this Third Amendment as follows:

(i) It has taken all necessary action to authorize the execution, delivery and performance of this Third Amendment.

(ii) This Third Amendment has been duly executed and delivered by such Person and each of this Third Amendment and the Agreement, as amended by this Third

Amendment constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Third Amendment other than such as has been met or obtained and are in full force and effect.

(iv) The representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

(v) No event has occurred and is continuing which constitutes an Event of Default or an Unmatured Event of Default.

(b) Transaction Document. This Third Amendment shall constitute a Transaction Document under the terms of the Agreement.

(c) Counterparts; Electronic Signatures; Severability; Integration. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Third Amendment by e-mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Third Amendment.

(d) GOVERNING LAW. THIS THIRD AMENDMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS THIRD AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

(e) Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, each Lender, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns.

[Signature pages to follow.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first above written.

THE BORROWER:

CARLYLE GMS FINANCE SPV LLC

By:
Name: ORIT MIZRACHI
Title: Chief Operating Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the date first above written.

CARLYLE GMS FINANCE SPV LLC

By:
Name: ORIT MIZRACHI
Title: Chief Operating Officer

CARLYLE GMS FINANCE, INC.

By:
Name: ORIT MIZRACHI
Title: Chief Operating Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE ADMINISTRATIVE AGENT:

CITIBANK, N.A.

By:
	Name:	Brett Bushinger
	Title:	Vice President

THE COLLATERAL AGENT:

CITIBANK, N.A.

By:
	Name:	Brett Bushinger
	Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE ACCOUNT BANK, COLLATERAL CUSTODIAN AND, COLLATERAL ADMINISTRATOR:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name: Philip Dean
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE BACKUP SERVICER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name: Joneen Noyle
Title: Assistant Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONDUIT LENDER:

CRC FUNDING, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name: Brett Bushinger
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LIQUIDITY BANK AND CONDUIT LENDER:

CIESCO, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name: Brett Bushinger
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONDUIT LENDER:

CHARTA, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name: Brett Bushinger
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONDUIT LENDER:

CAFCO, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name: Brett Bushinger
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LENDER AGENT:

CITIBANK, N.A.

By:
Name:	Brett Bushinger
Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INSTITUTIONAL LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:

Name:	Yan Lipovetskiy
Title:	Vice President

LENDER AGENT:

PNC BANK, NATIONAL ASSOCIATION

By:

Name:	Yan Lipovetskiy
Title:	Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONDUIT LENDER:

BLEACHERS FINANCE 1, LIMITED

By:
	Name:	Josh Borg
	Title:	Authorized Signatory

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LIQUIDITY BANK:

NATIXIS, NEW YORK BRANCH

By:
	Name: Lorraine Medvecky	David Duncan
	Title: Managing Director	Managing Director

LENDER AGENT:

NATIXIS, NEW YORK BRANCH

By:
	Name: Lorraine Medvecky	David Duncan
	Title: Managing Director	Managing Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INSTITUTIONAL LENDER:

MIZUHO BANK, LTD.

By:

Name:	James Fayen
Title:	Managing Director

LENDER AGENT:

MIZUHO BANK, LTD.

By:

Name:	James Fayen
Title:	Managing Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INSTITUTIONAL LENDER:

KEY EQUIPMENT FINANCE, a division of KeyBank National Association

By:

Name:	RICHARD ANDERSEN
Title:	Designated Signer

LENDER AGENT:

KEY EQUIPMENT FINANCE, a division of KeyBank National Association

By:

Name:	RICHARD ANDERSEN
Title:	Designated Signer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INSTITUTIONAL LENDER:

STATE STREET BANK AND TRUST COMPANY

By:

Name:	Emma Wallace
Title:	Managing Director

LENDER AGENT:

STATE STREET BANK AND TRUST COMPANY

By:

Name:	Emma Wallace
Title:	Managing Director

Annex A

Cumulative Conformed Loan and Security Agreement

(attached)

EXECUTION VERSION

Conformed Copy – Including First Amendment (June 30, 2014)

Second Amendment (June 19, 2015)

Third Amendment (June 9, 2016)

LOAN AND SERVICING AGREEMENT

among

CARLYLE GMS FINANCE SPV LLC,

as the Borrower,

CARLYLE GMS FINANCE, INC.

as the Transferor,

CARLYLE GMS FINANCE, INC.

as the Servicer,

Each of the Conduit Lenders, Liquidity Banks, Lender Agents and Institutional Lenders from time to time party hereto,

CITIBANK, N.A.,

as the Collateral Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as the Account Bank, the Backup Servicer, the Collateral Custodian

and the Collateral Administrator,

CITIBANK, N.A.

as the Lead Arranger

and

CITIBANK, N.A.,

as the Administrative Agent

Dated as of May 24, 2013

i

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III	Eligibility Criteria
SCHEDULE IV	Loan Asset Schedule
SCHEDULE V	Advance Date Assigned Values
SCHEDULE VI	Industry Categories

EXHIBITS

EXHIBIT A	Form of Notice of Permitted Securitization
EXHIBIT B	Risk and Collection Policies
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Disbursement Request
EXHIBIT E	Form of Joinder Supplement
EXHIBIT F	Form of Notice of Borrowing
EXHIBIT G	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT H	Form of Revolving Note
EXHIBIT I	Form of Notice of Loan Asset Dividend
EXHIBIT J	Form of Certificate of Closing Attorneys
EXHIBIT K	Form of Servicing Report
EXHIBIT L	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT M	Form of Release of Required Loan Documents
EXHIBIT N	Form of Transferee Letter
EXHIBIT O	Form of Power of Attorney for Servicer
EXHIBIT P	Form of Power of Attorney for Borrower
EXHIBIT Q	Form of Servicer’s Certificate (Loan Asset Register)
EXHIBIT R	Form of Tax Certificate
EXHIBIT S	Form of Compliance Certificate (Required Asset Coverage Ratio)

ANNEXES

ANNEX A	Commitments
ANNEX B	Borrowing Base Model
ANNEX C	Diversity Score Model
ANNEX D	WARR and WARF Matrix Models
ANNEX E	WARR and WARF Related Definitions
ANNEX F	Internal Valuation Protocol

v

LOAN AND SERVICING AGREEMENT, dated as of May 24, 2013, by and among:

(1) CARLYLE GMS FINANCE SPV LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2) CARLYLE GMS FINANCE, INC., a Maryland corporation, as the Transferor (as defined herein);

(3) CARLYLE GMS FINANCE, INC., a Maryland corporation, as the Servicer (as defined herein);

(4) EACH OF THE CONDUIT LENDERS FROM TIME TO TIME PARTY HERETO, as a Conduit Lender (as defined herein);

(5) EACH OF THE LIQUIDITY BANKS FROM TIME TO TIME PARTY HERETO, as a Liquidity Bank (as defined herein);

(6) EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO, as a Lender Agent (as defined herein);

(7) EACH OF THE INSTITUTIONAL LENDERS FROM TIME TO TIME PARTY HERETO, as an Institutional Lender (as defined herein);

(8) CITIBANK, N.A., as the Collateral Agent (as defined herein);

(9) WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Account Bank (as defined herein), the Backup Servicer (as defined herein), the Collateral Custodian (as defined herein) and the Collateral Administrator (as defined herein);

(10) CITIBANK, N.A., as the Lead Arranger (as defined herein); and

(11) CITIBANK, N.A., as Administrative Agent (as defined herein).

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances from time to time in the amounts and in accordance with the terms set forth herein.

Accordingly, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b) As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account Bank” means Wells Fargo Bank, National Association, in its capacity as the “Account Bank” pursuant to this Agreement and the Collection Account Agreement.

“Account Bank Fees” means the fees set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter that are payable to the Account Bank, as such fee letter may be amended, restated, supplemented or otherwise modified from time to time.

“Account Bank Termination Notice” has the meaning assigned to that term in Section 14.05.

“Action” has the meaning assigned to that term in Section 9.03.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Adjusted Pro Rata Share” means, (i) with respect to each Liquidity Bank and each Institutional Lender that is a Non-Defaulting Lender, (x) with respect to the determination of Advances, the Pro Rata Share with respect to each Liquidity Bank and each Institutional Lender determined when assessing a value of zero to the “Undrawn Amount” of all Defaulting Lenders in the calculation thereunder, and (y) with respect to the allocation of Collections on any Payment Date or otherwise in connection with any distribution hereunder, the Pro Rata Share with respect to each Liquidity Bank and each Institutional Lender determined when assessing a value of zero to the “Advances Outstanding” of all Defaulting Lenders in the calculation thereunder, and (ii) with respect to each Defaulting Lender, 0%.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article X.

“Advance” means each loan advanced by the Lenders to the Borrower on an Advance Date pursuant to Article II.

“Advance Date” means, with respect to any Advance, the Business Day during the Revolving Period on which such Advance is made.

“Advance Date Assigned Value” means, with respect to any Loan Asset included in the calculation of the Borrowing Base, the value (expressed as a percentage of the Outstanding Principal Balance of such Loan Asset) equal to the value initially set forth on Schedule V hereto as of the Closing Date or, with respect to Loan Assets included after the Closing Date, the value determined by the Servicer and reflected on the books and records of the Transferor as of the Cut-Off Date; provided, in no event shall the Advance Date Assigned Value exceed 100%, and provided, further, any Loan Asset that is determined to have an Advance Date Assigned Value equal to or greater than 97% shall be deemed to have an Assigned Value equal to 100%.

“Advances Outstanding” means, at any time, the sum of the outstanding principal amounts of Advances loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02 as of such time.

“Affected Party” has the meaning assigned to that term in Section 2.10(a).

“Affiliate” means either:

(i) when used with respect to the Borrower, CGMS or Carlyle Management, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Borrower, CGMS or Carlyle Management, as applicable. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by the Borrower in the ordinary course of business; or

(ii) when used with respect to any Person other than the Borrower, CGMS or Carlyle Management, any other Person controlling, controlled by or under common control with such Person (where, for the purposes of this clause (ii) of this definition, “control,” when used with respect to any specified Person, means the power to vote 10% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing);

provided that for purposes of (A) determining whether any Loan Asset is an Eligible Loan Asset, (B) the definition of “Minimum Credit Enhancement”, (C) the determination of the Diversity Score and compliance with the Diversity Score Test, and (D) Section 5.01(b)(xix), in each case, the term “Affiliate” shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.

“Agented Note” means any Loan Asset (i) originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan Asset) prior to such Loan Asset becoming part of the Collateral Portfolio and (ii) with respect to which, upon an assignment of the note under the Contribution Agreement to the Borrower, the Borrower, as assignee of the note, will have all of the rights but none of the obligations of the Transferor with respect to such note and the Underlying Collateral.

“Aggregate Outstanding Loan Balance” or “AOLB” means the aggregate Outstanding Loan Balances of all Eligible Loan Assets.

“Aggregate Outstanding Principal Balance” means the aggregate Outstanding Principal Balances of all Eligible Loan Assets.

“Aggregate Commitments” for all Liquidity Banks and Institutional Lenders as of any date of determination, means the aggregate of the Commitments of all Liquidity Banks and Institutional Lenders as of such date, which amount is set forth in Annex A, as such amount may be decreased pursuant to Section 2.18(c) or increased (with the consent of the Administrative Agent) by the addition of Commitments to Annex A by a Lender executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 12.04(a), up to an aggregate amount not to exceed $750,000,000, .

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter.

“Amortization Advances Outstanding” means the Advances Outstanding as of the Scheduled Commitment Termination Date.

“Amortization Period” means the date commencing on the Scheduled Commitment Termination Date and ending on the Final Maturity Date.

“Amortization Principal Reduction Amount” means, with respect to:

(i) the 4th Payment Date after the Scheduled Commitment Termination Date, the positive difference, if any, equal to (x) 15.00% of the Amortization Advances Outstanding;

(ii) the 8th Payment Date after the Scheduled Commitment Termination Date, the positive difference, if any, equal to (x) 40.00% of the Amortization Advances Outstanding; and

(iii) the Scheduled Maturity Date, the positive difference, if any, equal to (x) 100.00% of the Amortization Advances Outstanding;

in each case (with respect to clauses (i), (ii) and (iii) above), minus the sum of (x) the aggregate amount of prepayments of principal of the Advances Outstanding made pursuant to Section 2.18(b) or 2.06(a) during the Amortization Period, plus (and without duplication) (y) any previous payments of Advances Outstanding pursuant to clause fifth of Section 2.04(c) made on any prior Payment Date during the Amortization Period.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction in which the Borrower, the Servicer or their respective Affiliates conduct business and applicable to the Borrower, the Servicer or their respective Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Index” means, (i) with respect to Broadly Syndicated Loan Assets, the S&P/LSTA U.S. Leveraged Loan 100 Index, and (ii) with respect to Middle Market Loan Assets, the S&P/LSTA Middle Market Leveraged Loan Index; or, if either such index is unavailable, such other recognized metric or determination method proposed by the Administrative Agent and consented to by the Servicer (such consent not to be unreasonably withheld).

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Spread” means the applicable percentage set forth in the Transaction Fee Letter.

“Assigned Documents” has the meaning assigned to that term in Section 2.12.

“Assigned Value” means, with respect to any Loan Asset, as of any date of determination and expressed as a percentage of the Outstanding Principal Balance of such Loan Asset, (A) prior to the occurrence of an Assigned Value Adjustment Event (and the determination of a Value Adjusted Assigned Value), either: (i) prior to the determination of any Updated Assigned Value, the Advance Date Assigned Value, or (ii) the most recently determined Updated Assigned Value, and (B) following the occurrence of an Assigned Value Adjustment Event (and the determination of a Value Adjusted Assigned Value), the most recently determined Value Adjusted Assigned Value, of such Loan Asset; provided, in no event shall any Assigned Value exceed 100%, and provided, further, any Assigned Value determined to be equal to or greater than 97% shall be deemed to have an Assigned Value equal to 100%.

“Assigned Value Adjustment Event” means, with respect to any Loan Asset, any occurrence of one or more of the following events (any of which, for the avoidance of doubt, may occur more than once):

(iv) an Obligor payment default under any Loan Asset (without consideration of waivers but after giving effect to any grace or cure period set forth in the Loan Agreement);

(v) any other Obligor default under any Loan Asset for which the Borrower (or agent or required lenders pursuant to the Loan Agreement, as applicable) has elected to exercise any of its rights and remedies under or with respect to such Obligor default under the Loan Asset (including the acceleration of the loan relating thereto);

(vi) a Bankruptcy Event with respect to the related Obligor;

(vii) the occurrence of a Material Modification with respect to such Loan Asset; or

(viii) the Administrative Agent has failed to receive ongoing loan level information as required hereunder (subject to grace periods set forth herein and in underlying Loan Agreements).

“Available Collections” means all cash Collections and other cash proceeds with respect to any Loan Asset deposited in the Collection Account, including, without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Servicer with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Collection Account.

“Availability” as of any date of determination, means the positive difference, if any, of (i) Maximum Availability minus (ii) Advances Outstanding.

“Average Life” means, for any Loan Asset, as of any date of determination, the quotient of (i) the amount of each Scheduled Payment of principal to be paid after such date of determination multiplied by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due, divided by (ii) the Outstanding Principal Balance of such Loan Asset.

“Backup Servicer” means Wells Fargo Bank, National Association, not in its individual capacity, but solely as Backup Servicer, its successor in interest pursuant to Section 7.03 or such Person as shall have been appointed as Backup Servicer pursuant to Section 7.05.

“Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter” means the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter, dated as of March 22, 2013, by and among the Servicer, the Administrative Agent, the Backup Servicer, the Account Bank, the Collateral Custodian and the Collateral Administrator, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Backup Servicer Succession Expenses” means the reasonable fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the Backup Servicer in connection with the succession of the Backup Servicer to the obligations of the Servicer hereunder.

“Backup Servicer Termination Notice” has the meaning assigned to that term in Section 7.05.

“Backup Servicing Fee” has the meaning set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(ix) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person, in each case, under the Bankruptcy Laws, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days (or 30 consecutive days with respect to the Borrower); or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect;

(x) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under the Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing; or

(xi) with respect to an insured depository institution, including a national banking association, the appointment of the Federal Deposit Insurance Corporation as a conservator or receiver of such bank pursuant to Section 11(c) of the Federal Deposit Insurance Act.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Rate” means, on any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%; provided that in no event shall the Base Rate equal less than 0%.

“Basel II” means the second Basel Accord issued by the Basel Committee on Banking Supervision.

“Basel III” means the consultative papers of The Basel Committee on Banking Supervision of December 2009 entitled “Strengthening the resilience of the banking sector” and “International framework for liquidity risk measurement, standards and monitoring”, in each case together with any amendments thereto.

“Bid Price” means a bid price on a Loan Asset obtained from a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof.

“Bilateral Loan Asset” means any Loan Asset under which the Borrower serves as the sole lender thereunder.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing Base” means, as of any date of determination, an amount (calculated under the Borrowing Base Model set forth as Annex B) equal to the lesser of:

(i) the sum of (A) the Aggregate Outstanding Loan Balance as of such date, minus (B) the Minimum Credit Enhancement as of such date, minus (C) the Excess Concentration Amounts as of such date, plus (D) the amount on deposit in the Principal Collection Subaccount as of such date; and

(ii) the Maximum Facility Amount;

provided that, for the avoidance of doubt, any Loan Asset which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base”.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit C hereto, prepared by the Servicer.

“Borrowing Base Deficiency” means, as of any date of determination, the extent to which the aggregate Advances Outstanding on such date exceeds the Borrowing Base.

“Breakage Fee” means, for Advances which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs, if any, related to such repayment, based upon the assumption that the Lender funded its loan commitment in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender Agent’s reasonable discretion and shall be conclusive absent manifest error.

“Broadly Syndicated Loan Asset” means a Loan Asset that (i) is a broadly syndicated commercial loan, (ii) has a Tranche Size of $200,000,000 or greater (without consideration of reductions thereon from scheduled amortization payments), and (iii) is either (x) an Initial Unrated Loan Asset, or (y) as of the Cut-Off Date related thereto, has a facility rating (or the Obligor with respect to such Loan Asset has a long-term senior unsecured debt rating) of not less than ‘B-’ (or the equivalent, ‘B3’, in the case of Moody’s), from at least two of the Rating Agencies.

“Business Day” means a day of the year other than (i) Saturday or a Sunday or (ii) any other day on which commercial banks in New York, New York or Atlanta, Georgia or the city in which the offices of the Collateral Custodian and the Account Bank are authorized or required by applicable law, regulation or executive order to close; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carlyle” means, collectively, (i) TC Group, L.L.C., (ii) TC Group Investment Holdings, L.P., (iii) TC Group Cayman, L.P. and (iv) TC Group Cayman Investment Holdings, L.P., in each case, including any successor entities thereto.

“Carlyle Management” means Carlyle GMS Investment Management, L.L.C., a Delaware limited liability company.

“CGMS” means Carlyle GMS Finance, Inc., a Maryland corporation.

“Change of Control” shall be deemed to have occurred if any of the following occur:

(a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or two or more Persons acting in concert shall have acquired “beneficial ownership” (as such term is defined in Sections 13(d)-3 and 13(d)-6 of the Exchange Act), directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or Control over, Carlyle Management or membership interests representing 35% or more of the combined voting power of all membership interests in either entity in Carlyle Management;

(b) the adoption by the members of either entity in Carlyle Management of a plan or proposal for the liquidation or dissolution of either such entity or of CGMS; provided that it shall not be a Change of Control if (i) the board of directors of CGMS elects to liquidate or dissolve CGMS and place its assets into a liquidating trust and (ii) the Administrative Agent and the Lead Arranger provide their consent thereto (such consent to be provided or withheld in the Administrative Agent’s or the Lead Arranger’s sole discretion);

(c) the replacement of greater than 35% of the investment committee or management committee of CGMS with individuals who are not officers, directors or employees of Carlyle Management or its Affiliates,

(d) the failure by Carlyle Management to perform its material obligations under the Management Agreement, the Management Agreement shall fail to be in full force and effect or Carlyle Management ceases to serve as the exclusive investment advisor for CGMS (although Carlyle Management may utilize sub-advisors at its discretion so long as such engagement does not relieve Carlyle Management of its duties and responsibilities under the Management Agreement);

(e) the failure by CGMS to own 100% of the limited liability company membership interests in the Borrower, free and clear of any Lien other than tax-related Permitted Liens or to exercise all power to direct the management policies of the Borrower; or

(f) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, CGMS (except any merger or consolidation that does not violate Section 5.05(a)).

“Charged-Off Asset” means a Loan Asset with respect to which either of the following occurs: (i) the Servicer has classified such Loan Asset as “charged-off” pursuant to the criteria set forth in the Risk and Collection Policies, or (ii) all or any portion of one or more principal or interest payments (other than in respect of default rate interest thereon) under such Loan Asset remains unpaid for at least 120 days from the original due date for such payment (without giving effect to any Servicer Advances thereon).

“Charged-Off Ratio” means, as of any date of determination, the percentage equivalent of a fraction (i) the numerator of which is equal to (a) the sum of all Outstanding Principal Balance, each multiplied by a factor of 1 minus the applicable Moody’s Recovery Rate, of all Loan Assets that become Charged-Off Assets during the immediately prior 3-Month period, (b) multiplied by 4, and (ii) the denominator of which is equal (a) the sum of the Aggregate Outstanding Principal Balance as of the first day of each Month of such 3-Month period being tested, (b) divided by 3.

“Citi Conduits” means any of (i) CRC Funding, LLC, (ii) CIESCO, LLC, (iii) CHARTA, LLC, and (iv) CAFCO, LLC, together with their respective successors and assigns.

“Citibank” means Citibank, N.A., a national banking association, together with its successors and assigns.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Closing Date” means May 24, 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Administrator” means Wells Fargo Bank, National Association, in its capacity as the Collateral Administrator pursuant to this Agreement.

“Collateral Administrator Fees” means the fees set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter that are payable to the Collateral Administrator, as such fee letter may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Administrator Termination Notice” has the meaning assigned to that term in Section 15.05.

“Collateral Agent” means Citibank, not in its individual capacity, but solely as collateral agent pursuant to the terms of this Agreement.

“Collateral Agent Expenses” means the reasonable expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts, in each case payable by the Borrower to the Collateral Agent under the Transaction Documents.

“Collateral Agent Fees” means the fees agreed from time to time between the Collateral Agent and the Borrower that are payable to the Collateral Agent.

“Collateral Agent Termination Notice” has the meaning assigned to that term in Section 11.05.

“Collateral Custodian” means Wells Fargo Bank, National Association, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.

“Collateral Custodian Fees” means the fees set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter that are payable to the Collateral Custodian, as such fee letter may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 13.05.

“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in all assets of the Borrower, including the property identified below in clauses (i) through (vi) and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property consisting of, arising out of, or related to any of the following, (but excluding in each case any Retained Interest and the Excluded Amounts):

(xii) the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(xiii) the Portfolio Assets with respect to the Loan Assets referred to in clause (i);

(xiv) the Collection Account, the Interest Collection Subaccount, the Principal Collection Subaccount, and any other subaccount thereof, and all Permitted Investments purchased with funds on deposit in any such account; and

(xv) all income and Proceeds of the foregoing;

provided, that the Collateral Portfolio does not include (A) any Loan Assets that were sold, substituted or repurchased in accordance with the requirements of Section 2.07 hereof effective as of its applicable Release Date, and (B) any deposit account or securities account of the Borrower (other than, for the avoidance of doubt, the Collection Account, the Interest Collection Subaccount, the Principal Collection Subaccount, or any other subaccount thereof) into which amounts payable to the Borrower pursuant to Section 2.04(a)(xiii), Section 2.04(b)(vii) or Section 2.04(c)(ix) are deposited or held, and all amounts and investments on deposit in any such account.

“Collateral Quality Improvement” means, as of any date of determination, (x) in respect of any Collateral Quality Test that is not then satisfied, that the degree of non-compliance with such Collateral Quality Test is either not made worse or is improved after giving effect to such transaction proposed under Section 2.07 or such Advance proposed to be funded in connection with the addition of an Asset to the Collateral Portfolio, and (y) in respect of any Collateral Quality Test that is satisfied prior to such Substitution or Advance, that such test remains satisfied after giving effect to such Substitution or Advance.

“Collateral Quality Test” means the Weighted Average Life Test, the Weighted Average Spread Test, the Diversity Score Test, the WARF Test and the WARR Test.

“Collection Account” means a trust account (account number 46455700 at the Account Bank) in the name of the Borrower for the benefit of and under the “control” (within the meaning of Section 9-104 of the UCC or 9-106 / 8-106 of the UCC, as applicable) of the Collateral Agent for the benefit of the Secured Parties, and each subaccount that may be established from time to time, including the Interest Collection Subaccount and Principal Collection Subaccount; provided that, subject to the rights of the Collateral Agent hereunder with respect to such funds, the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Account Agreement” means that certain Collection Account Agreement, dated the Closing Date, among the Borrower, the Servicer, the Account Bank, the Administrative Agent and the Collateral Agent, governing the Collection Account and which permits the Collateral Agent on behalf of the Secured Parties to direct disposition of the funds in the Collection Account, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been indefeasibly repaid in full and all Yield and Fees and all other Obligations have been indefeasibly paid in full (other than contingent obligations that survive the termination of any Transaction Document), the commitments of the Lenders hereunder have been terminated and the Borrower shall have no further right to request any additional Advances.

“Collections” means all collections and other cash proceeds with respect to any Loan Asset (including, without limitation, payments on account of interest, principal, prepayments, fees, guaranty payments and all other amounts received in respect of such Loan Asset), all Recoveries, all Insurance Proceeds, and proceeds of any liquidations, sales or dispositions, in each case, attributable to such Loan Asset, and all other proceeds or other funds of any kind or nature received by the Borrower or the Servicer with respect to any Underlying Collateral.

“Commercial Paper Notes” means, any short-term promissory notes of any Conduit Lender or a participant thereof issued by such Conduit Lender or participant thereof in the commercial paper market.

“Commitment” means, with respect to each Liquidity Bank and Institutional Lender as of any date of determination, the Commitment of such Person listed on Annex A as in effect at such time.

“Commitment Termination Date” means the earliest to occur of (i) the Scheduled Commitment Termination Date, (ii) the date of the declaration, or automatic occurrence, of an Event of Default (unless waived or rescinded), or (iii) the occurrence of the termination of this Agreement pursuant to Section 2.18(d) hereof.

“Competitor” means the Persons listed in the Transaction Fee Letter as “Competitors” of Carlyle.

“Concentration Limits” means, as of any date of determination prior to (x) the Commitment Termination Date with respect to all items below and (y) the Final Maturity Date with respect to the concentration limit set forth in clause (d) below, for purposes of determining the Excess Concentration Amount and the Borrowing Base, the concentration limitations set forth below:

(a) the sum of Outstanding Loan Balances of all Eligible Loan Assets with Obligors:

(i)	in the Industry with the highest aggregate Outstanding Loan Balances shall not exceed 20% of the Concentration Test Amount;

(ii)	in the Industry with the second highest aggregate Outstanding Loan Balances shall not exceed 15% of the Concentration Test Amount;

(iii)	in the Industry with the third highest aggregate Outstanding Loan Balances shall not exceed 12.5% of the Concentration Test Amount; and

(iv)	in any Industry (other than the Industries considered under clauses (i), (ii) and (iii) above) shall not exceed 10% of the Concentration Test Amount;

(b) the sum of Outstanding Loan Balances of all Fixed Rate Loan Assets that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount (or such greater percentage to accommodate the non-exclusion by this clause (b) of certain Fixed Rate Loan Assets subject to Hedging Agreements (which, for the avoidance of doubt and in accordance with the definition of “Hedging Agreement”, the Administrative Agent shall have approved of in writing);

(c) following the end of the Ramp-Up Period, the sum of Outstanding Loan Balances of all First Lien Loan Assets that are Eligible Loan Assets shall not be less than 70% of the AOLB;

(d) the sum of Outstanding Loan Balances of Eligible Loan Assets that are:

(i)	Second Lien Loan Assets (other than Last Out Senior Secured Loan Assets) shall not exceed 15% of the Concentration Test Amount; and

(ii)	Last Out Senior Secured Loan Assets shall not exceed 10% of the Concentration Test Amount;

(e) the sum of Outstanding Loan Balances of all Discount Loan Assets that are Eligible Loan Assets shall not exceed 20% of the Concentration Test Amount;

(f) the sum of Outstanding Loan Balances of all Eligible Loan Assets that currently maintain a credit rating of (i) CCC+ or CCC from S&P or Fitch, or (ii) Caa1 or Caa2 from Moody’s, shall not exceed 25% of the Concentration Test Amount;

(g) the sum of Outstanding Loan Balances of all Eligible Loan Assets as to which the highest rating assigned by any Rating Agency is ‘CCC+’ or ‘CCC’ (or the equivalent, ‘Caa1’ or ‘Caa2,’ in the case of Moody’s) shall not exceed 15% of the Concentration Test Amount;

(h) the sum of Outstanding Loan Balances of all Eligible Loan Assets:

(i)	for all Foreign Eligible Obligors shall not exceed 10% of the Concentration Test Amount;

(ii)	for all Foreign Eligible Obligors formed and existing under the laws of any of Germany, Ireland, Sweden, Switzerland and France, shall not exceed 7.5% of the Concentration Test Amount; and

(iii)	for all Foreign Eligible Obligors formed and existing under the laws of France shall not exceed 5% of the Concentration Test Amount.

(i) the sum of Outstanding Loan Balances of all Eligible Loan Assets that are:

(i)	Unrated Loan Assets shall not exceed 5% of the Concentration Test Amount; and;

(ii)	Initial Unrated Loan Assets shall not exceed 10% of the Concentration Test Amount”;

(j) the sum of Outstanding Loan Balances of all Eligible Loan Assets that do not provide for scheduled payments of interest in cash on at least an every three month basis shall not exceed 10% of the Concentration Test Amount;

(k) the sum of Outstanding Loan Balances of all Eligible Loan Assets in which the Borrower holds a participation interest shall not exceed 5% of the Concentration Test Amount;

(l) the sum of Outstanding Loan Balances of the Eligible Loan Assets

(i)	of each Obligor Group with the three highest Outstanding Loan Balances shall each not exceed (x) during the Ramp-Up Period, 5% of the Concentration Test Amount, and (y) at all times thereafter, 6.67% of the Concentration Test Amount; and

(ii)	of each Obligor Group not included in clause (i) above shall each not exceed 5% of the Concentration Test Amount;

(m) the sum of Outstanding Loan Balances of all DIP Loan Assets that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(n) the sum of Outstanding Loan Balances of all Bilateral Loan Assets that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(o) the sum of Outstanding Loan Balances of all Revolving Loan Assets (which definition includes delayed draw term loans) that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(p) the sum of Outstanding Loan Balances of all Foreign Currency Loan Assets denominated in a currency other than Canadian Dollars that are Eligible Loan Assets shall not exceed 15% of the Concentration Test Amount;

(q) the sum of Outstanding Loan Balances of all Foreign Currency Loan Assets denominated in Canadian Dollars that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(r) the sum of Outstanding Loan Balances of all Eligible Loan Assets for which the Senior Debt/EBITDA Ratio (determined as of its related Cut-Off Date) of the related Obligor (i) with respect to all Large-Market Loan Assets, is greater than 4.50:1.00, plus (ii) with respect to all Mid-Market Loan Assets, is greater than 3.75:1.00, shall not exceed 15% of the Concentration Test Amount;

(s) the sum of Outstanding Loan Balances of all Unitranche Loan Assets that are Eligible Loan Assets:

(i)	for which the Total Debt/EBITDA Ratio (determined as of its related Cut-Off Date) of the related Obligor (and for which the Obligor thereunder has no other senior Indebtedness outstanding) (A) with respect to Unitranche Loan Assets that are Large-Market Loan Assets, is greater than 5.25:1.00, plus (B) with respect to Unitranche Loan Assets that are Mid-Market Loan Assets, is greater than 4.50:1.00, shall not exceed 15% of the Concentration Test Amount; and

(ii)	that are included in sub-clause (i)(B) of this clause (s) shall not exceed 10% of the Concentration Test Amount;

(t) the sum of Outstanding Loan Balances of all Eligible Loan Assets for which the Total Debt/EBITDA Ratio (determined as of its related Cut-Off Date) of the related Obligor (other than an Obligor subject to the test under clause (s) above) (i) with respect to all Loan Assets, is greater than 6.00:1.00 shall not exceed 10% of the Concentration Test Amount, and (ii) with respect to all Mid-Market Loan Assets, is greater than 5.00:1.00, shall not exceed 5% of the Concentration Test Amount;

(u) the sum of Outstanding Loan Balances of all Eligible Loan Assets for which the EBITDA of the related Obligor (determined as of its related Cut-Off Date) is less than $15,000,000 shall not exceed 10% of the Concentration Test Amount;

(v) the sum of Outstanding Loan Balances of all HLT Loan Assets Obligor (determined as of its related Cut-Off Date) that are Eligible Loan Assets shall not exceed 15% of the Concentration Test Amount;

(w) the sum of Outstanding Loan Balances of Senior B Loan Assets that are Eligible Loan Assets shall not exceed 15% of the Concentration Test Amount;

(x) the sum of Outstanding Loan Balances of all Cov-Lite Loan Assets that are Eligible Loan Assets (including all Special Cov-Lite Loan Assets) shall not exceed 30% of the Concentration Test Amount;

(y) the sum of Outstanding Loan Balances of all Special Cov-Lite Loan Assets that are Eligible Loan Assets shall not exceed 10% of the Concentration Test Amount;

(z) the sum of Outstanding Loan Balances of Second Lien Loan Assets that are Eligible Loan Assets and have an original term to maturity in excess of 7 years shall not exceed 7.5% of the Concentration Test Amount; and

(aa) the sum of Outstanding Loan Balances of PIK Loan Assets that are Eligible Loan Assets shall not exceed 5% of the Concentration Test Amount.

“Concentration Test Amount” has the meaning specified in the Transaction Fee Letter.

“Conduit Lender” means each of the Citi Conduits and each other commercial paper conduit that may from time to time become a Conduit Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 12.04(a).

“Conduit Trustee” means, with respect to any Conduit Lender, a trustee or collateral agent for the benefit of the holders of the Commercial Paper Notes or other senior indebtedness of such Conduit Lender appointed pursuant to such Conduit Lender’s program documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Closing Date, among CGMS, as the contributor of Loan Assets, and the Borrower, as the contributee, as applicable, as such agreement may be amended, modified, waived, supplemented, restated or replaced from time to time.

“Controlling Sponsor Equity” means the combined equity investment (or combined implied equity investment, as applicable) in an Obligor held by not more than four Persons and their respective Affiliates representing (i) at least 40% of the capital structure of the Obligor, (ii) at least 50.1% of the combined voting power of all stock or membership interests in such Obligor, and (iii) at least $18,370,000 in value as reasonably determined by the Servicer as of the related Cut-Off Date.

“Cov-Lite Loan Asset” means a Loan Asset that does not (x) contain any financial covenants or (y) require the Obligor thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Loan Documents for such Loan Asset). For the purposes of this definition, “Maintenance Covenant” means a covenant by the Obligor to comply with one or more financial covenants during each reporting period, whether or not such Obligor has taken any specified action, and “Incurrence Covenant” means a covenant by the Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of the Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“CP Rate” means for any Remittance Period for any Advances made by a Conduit Lender, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Conduit Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of the Commercial Paper Notes issued by such Conduit Lender during such period, as determined by such Conduit Lender that are allocated, in whole or in part, by such Conduit Lender (or such Conduit Lender’s Lender Agent on behalf of such Conduit Lender) to fund the purchase or maintenance of Advances during such Remittance Period as determined by such Conduit Lender (or such Conduit Lender’s Lender Agent on behalf of such Conduit Lender) and reported to the Borrower and the Servicer, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such Commercial Paper Notes, to the extent such commissions are allocated, in whole or in part, to such Commercial Paper Notes by such Conduit Lender (or such Conduit Lender’s Lender Agent on behalf of such Conduit Lender) plus without duplication of other interest and costs allocated by such Conduit Lender to fund or maintain the loans associated with the funding by such Conduit Lender of small or odd lot amounts that are not funded with Commercial Paper Notes, provided, however, that that (i) if any component of such rate is a discount rate, in calculating the “CP Rate” for such Remittance Period the Conduit Lender (or such Conduit Lender’s Lender Agent on behalf of such Conduit Lender) shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; (ii) the CP Rate with respect to Advances funded by participants of such Conduit Lender shall be the same rate as in effect from time to time on Advances or portions thereof that are not funded by a participant; and (iii) if all of the Advances maintained by such Conduit Lender are funded by participants of such Conduit Lender, then the CP Rate shall be such Conduit Lender’s pool funding rate in effect from time to time for its largest size pool of transactions which settles monthly.

“CQI Advance Determination Date” means, with respect to any Advance related to a Loan Asset, either (i) if the Borrower delivered its documented, enforceable and binding commitment to advance funds with respect to such Loan Asset less than fifteen Business Days prior to the Advance date related to such Loan Asset, the date that such commitment was provided, or (ii) in all other cases, the date of the Advance.

“CQT Matrix Trigger Date” means the first date after the Closing Date on which (i) the Diversity Score equals or is greater than 20, (ii) the Weighted Average Spread equals or exceeds 3.50%, and (iii) the Weighted Average Recovery Ratio equals or exceeds 48%.

“CQT Non-Qualification Period” means any period of time during which any Collateral Quality Test is not satisfied.

“Credit Revised Loan Asset” means any Loan Asset identified to the Administrative Agent by the Servicer in a Servicer Report or Borrowing Base Certificate that, in the reasonable judgment of the Servicer, has either (i) significantly improved in credit quality, or (ii) has a significant risk of declining in credit quality and, with the passage of time, suffering an Assigned Value Adjustment Event, in each case, since its related Cut-Off Date.

“Cure Date” has the meaning assigned to that term in Section 2.07(e).

“Cut-Off Date” means, with respect to each Loan Asset, either (i) the date (which may be the Closing Date) such Loan Asset is Pledged and an Advance based on a Borrowing Base including such Loan Asset is funded hereunder, or (ii) with respect to a Loan Asset that is part of the Collateral Portfolio and either (A) the term of this Agreement is extended, or (B) the term of the Loan Agreement thereunder has been extended during the Revolving Period, the effective date of the amendment extending this Agreement or the term of such Loan Agreement, as applicable (the evaluation as of such Cut-Off Date being in accordance with the Servicing Standard and the valuation practices of the Servicer and relying upon the most recent compliance certificates and financial information provided by each Obligor under Section 6.08(f) or otherwise).

“Daily LIBOR” means, for any day during the Remittance Period, with respect to any Advance (or portion thereof) other than a Fixed LIBOR Advance (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (b) if no rate specified in clause (a) of this definition so appears on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the principal London office of Citibank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day; provided that in no event shall Daily LIBOR equal less than 0%.

“Daily LIBOR Advance” means an Advance to which the Daily LIBOR is applicable.

“Delinquency Ratio” means, as of any Reporting Date, (x) the sum of the Monthly Delinquency Ratio on such Determination Date and for each of the two preceding Determination Dates (or such lesser number as shall have elapsed as of such Reporting Date), divided by (y) 3 (or 1 plus the corresponding lesser number of Reporting Dates included in the calculations described herein).

“Default Excess” means, with respect to any Defaulting Lender Group, an amount equal to (i) such Defaulting Lender Group’s Pro Rata Share of Advances Outstanding (calculated as if all Defaulting Lenders (including the Defaulting Lenders of such Defaulting Lender Group) had funded all of their respective Advances, including Advances not funded by such Defaulting Lender which resulted in such Defaulted Lender being deemed a Defaulting Lender and part of a Defaulting Lender Group), minus (ii) the aggregate outstanding principal amount of Advances Outstanding of such Defaulting Lender Group.

“Default Period” means, with respect to any Defaulting Lender Group, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated or the Obligations are declared or become immediately due and payable; (ii) with respect to any Funding Default (other than any such Funding Default arising pursuant to clause (iv) of the definition of Defaulting Lender), the date on which (A) the

Default Excess with respect to such Defaulting Lender Group has been reduced to zero (whether by the funding by such Defaulting Lender Group of all payments resulting in such Funding Default of such Defaulting Lender, the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of this Agreement, or any combination thereof) and (B) such Defaulting Lender has delivered to the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment; and (iii) the date on which the Borrower, the Administrative Agent, and the Majority Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulting Lender” means any Liquidity Bank or Institutional Lender, as determined by the Administrative Agent, that (i) fails to make available its ratable share of any Advance as required to be funded under Section 2.02(b) or fails to make any other payment or provide funds to the Administrative Agent as required under this Agreement, and such failure is not cured within two Business Days; (ii) has notified the Administrative Agent, the Borrower or the Servicer in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit; (iii) has failed, within one Business Day after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Advances under this Agreement; or (iv) becomes, or has a parent company that becomes, the subject of any Bankruptcy Event.

“Defaulting Lender Group” means any Lender Group that includes a Defaulting Lender.

“Delinquent Asset” means a Loan Asset that is not a Charged-Off Asset and as to which either of the following has occurred: (i) the Servicer has classified such Loan Asset, as “delinquent” pursuant to the criteria set forth in the Risk and Collection Policies, or (ii) all or any portion of one or more principal or interest payments (other than in respect of default rate interest) under such Loan Asset remains unpaid for at least 60 days from the original due date for such payment (without giving effect to any Servicer Advances thereon).

“Demand” means a written demand on the Unpledged Capital Commitments pursuant to and in compliance with the requirements set forth in the subscription agreement of CGMS that has been received by the shareholders of CGMS.

“Determination Date” means the fifth Business Day after the end of each Month.

“DIP Loan Asset” means any Loan Asset to an Obligor that is a Chapter 11 debtor under the Bankruptcy Code which is permitted to be owned by the Borrower under the Risk and Collection Policies and also satisfies the following criteria: (a) the Loan Agreement is duly authorized by a final order of the applicable bankruptcy or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. § 364, (b) the Obligor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of Title 11 of the Bankruptcy Code, (c) the Obligor’s obligations under such Loan Agreement have not been (i) disallowed, in whole or in part, or (ii) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. § 510, (d) the Loan Asset is secured and the liens and security interests granted by the applicable federal bankruptcy or district court in relation to the Loan have not been subordinated, in whole or in part, to the liens or interests of any other lender under the provisions of 11 U.S.C. § 364(d) or otherwise, (e) the Obligor is not in default on its payment obligations under the Loan Asset and (f) neither the Obligor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (i) disallow or subordinate the Loan Asset and obligations under the Loan Agreement, in whole or in part, (ii) subordinate, in whole or in part, any lien or security interest granted in connection with such Loan Asset, (iii) fail to provide for the repayment, in full and in cash, of the Loan Asset upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the Loan Asset and related Loan Agreement. For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the obligor to obtain credit has lapsed and no such motion or notice has been filed with the applicable federal bankruptcy or district court or the clerk thereof.

“Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent and the Collateral Agent in the form attached hereto as Exhibit D in connection with a disbursement request from the Principal Collection Subaccount in accordance with Section 2.20.

“Discount Loan Asset” means a Loan Asset that (i) qualifies under all criteria set forth on Schedule III except for clause I(c)(i) thereof, and (ii) has an Advance Date Assigned Value, and maintains an Assigned Value at all times thereafter, of not less than the greater of (x) 70% of the Outstanding Principal Balance thereof, and (y) 90% of the Applicable Index; provided that a Loan Asset initially designated as a Discount Loan Asset that subsequently obtains an Assigned Value of greater than or equal to 90% for more than 3 consecutive Business Days shall no longer be considered a Discount Loan Asset.

“Discretionary Sale” has the meaning assigned to that term in Section 2.07(b).

“Dispute” means any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms); provided, that a Dispute shall not arise solely as a result of a Loan Asset being uncollectible due to the Obligor’s insolvency or financial inability to pay.

“Diversity Score” means a single number that indicates Collateral Portfolio concentration in terms of both issuer and industry concentration. The Diversity Score for the Loan Assets is calculated as set forth in Annex C.

“Diversity Score Test” means, as of any date of determination with respect to Eligible Loan Assets in the Collateral Portfolio, a test that is satisfied if the Diversity Score is equal to or greater than (i) if such date of determination is prior to the CQT Matrix Trigger Date, 18, or (ii) if such date of determination is on or after the CQT Matrix Trigger Date, the “Minimum Diversity Score” selected by the Servicer by reference to the matrix set forth on Annex D.

“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. 111-203 (2010).

“EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition as set forth in, or as calculated in connection with, the Underwriting Memoranda for such Loan Asset and, at any time after the Cut-Off Date and after receipt by the Servicer of such Obligor’s most recent financial reporting under the applicable Loan Agreement, as set forth in the Loan Agreement for each such Loan Asset (together with all add-backs and exclusions as designated in such Loan Agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Underwriting Memoranda or such Loan Agreement, as applicable, an amount, for the principal obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“Eligible Assignee” means (i) a Liquidity Bank or any of its Affiliates, (ii) any Person managed by a Liquidity Bank or any of its Affiliates, or (iii) any financial or other institution acceptable to the Administrative Agent (other than the Borrower or an Affiliate thereof) and that, prior to the declaration, or automatic occurrence, of an Event of Default (unless waived or rescinded), is not a Competitor.

“Eligible Bid” means a bid made in good faith (and acceptable as a valid bid in the Administrative Agent’s reasonable discretion) by a bidder for all or any portion of the Collateral Portfolio in connection with a sale of the Collateral Portfolio in whole or in part pursuant to Section 8.02(i).

“Eligible Loan Asset” means, at any time, a Loan Asset that (i) is a First Lien Broadly Syndicated Loan Asset, First Lien Middle Market Loan Asset, Unitranche Loan Asset, Second Lien Broadly Syndicated Loan Asset or Second Lien Middle Market Loan Asset, and (ii) each of the representations and warranties contained in Section 4.02 hereto is true and correct and the standards set forth Schedule III are satisfied in full.

“Environmental Laws” means any and all foreign, federal, State and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations (with force of law) and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a specified Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) any Lender Agent shall have notified the Administrative Agent of a determination by such Lender Agent or any of its assignees that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Lender Agent shall have notified the Administrative Agent of the inability, for any reason, of such Lender Agent or any Lender in such Lender Agent’s Lender Group or any of its respective assignees to determine LIBOR, (c) any Lender Agent shall have notified the Administrative Agent of a determination by such Lender Agent or any of its respective assignees that the rate at which deposits of United States dollars are being offered to any Lender in such Lender Agent’s Lender Group or any of its respective assignees in the London interbank market does not accurately reflect the cost to such Lender or its assignee of making, funding or maintaining any Advance or (d) any Lender Agent shall have notified the Administrative Agent of the inability of a Lender in such Lender Agent’s Lender Group or any of its respective assignees to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Event of Default” has the meaning assigned to that term in Section 8.01.

“Excepted Persons” has the meaning assigned to that term in Section 12.13(a).

“Excess Concentration Amount” means, as of any date of determination prior to the Commitment Termination Date, the sum of all amounts of Outstanding Loan Balance of all Eligible Loan Assets that exceed each of the Concentration Limits (or, in the case of clause (c) of the definition of “Concentration Limits”, the amount of the deficiency), as applied sequentially and without duplication in accordance with the Borrowing Base Model set forth in Annex B.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Underlying Collateral and (b) any amount received in the Collection Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement, and (iii) any amount received in the Collection Account with respect to any Loan Asset retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement, transfer or sale.

“Excluded Taxes” means, with respect to any payment made by or on account of any obligation of the Borrower or the Servicer under this Agreement, any of the following Taxes imposed on or with respect to a Lender (a) any income or franchise Taxes imposed on (or measured by) net income and any branch profits Taxes, in each case by (i) the United States of America, (ii) the jurisdiction under the laws of which such Lender is organized, in which its principal office is located, or in which its applicable lending office is located or (iii) a jurisdiction as the result of any other present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any loan document, or sold or assigned an interest in any loan or loan document), (b) in the case of a Lender, US. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment, or (ii) such Lender changes its lending office, except in each case, to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.11, and (d) any Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as in effect on the date hereof (or any amended version that is substantively comparable) and any regulations promulgated thereunder or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest per annum rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day.

“Fee Letter” means the Transaction Fee Letter, the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter, and each fee letter agreement that shall be entered into by and among the Borrower, the Servicer, the applicable Lender and its related Lender Agent in connection with the transactions contemplated by this Agreement, in each case, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Fees” means (i) the Undrawn Fee and (ii) the fees payable to each Lender or Lender Agent pursuant to the terms of the Fee Letters.

“Final Maturity Date” means the earliest to occur of (i) the Scheduled Maturity Date, (ii) the date of the automatic occurrence of an Event of Default, or the date of the declaration of the Final Maturity Date upon the occurrence of an Event of Default, or (iii) the occurrence of the termination of this Agreement pursuant to Section 2.18(d) hereof.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Covenants” means the financial covenants (i) of the Borrower set forth in Section 5.03, and (ii) of CGMS set forth in clauses (i), (j) and (k) of the defined term “Servicer Termination Event”.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Broadly Syndicated Loan Asset” means a Broadly Syndicated Loan Asset that is a First Lien Loan Asset.

“First Lien Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to any expressly permitted liens under the applicable Loan Agreement for such Loan Asset, including those set forth in “permitted liens” as defined in such Loan Agreement, or such comparable definition if “permitted liens” is not defined therein, (ii) provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to all other Indebtedness of such Obligor, (iii) for which Liens on the assets constituting Underlying Collateral securing any other outstanding Indebtedness of the Obligor (including Liens securing Second Lien Loan Assets, but otherwise excluding expressly permitted liens referred to above) is expressly subject to and contractually or structurally subordinate to the priority claim under the Loan Agreement governing such Loan Asset or the related documentation of the “first lien” lenders under such “First Lien Loan Asset”, and (iv) is not a Last Out Senior Secured Loan Asset; provided, that a Senior B Loan Asset shall be considered a First Lien Loan Asset.

“Fitch” means Fitch Ratings, Inc. (or its successors in interest).

“First Lien Middle Market Loan Asset” means a Middle Market Loan Asset that is a First Lien Loan Asset.

“Fixed LIBOR” means, for any day during each Fixed Period, with respect to any Fixed LIBOR Advance (a) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars for a period equal to such Fixed Period at approximately 11:00 a.m., London time, two Business Days prior to the beginning of such Fixed Period; and (b) if the rate specified in clause (a) of this definition does not so appear on Reuters Screen LIBOR01 Page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for such Fixed Period are offered by the principal London office of Citibank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day; provided that in no event shall Fixed LIBOR equal less than 0%.

“Fixed LIBOR Advance” means an Advance to which the Fixed LIBOR is applicable.

“Fixed Period” means, with respect to any Fixed LIBOR Advance, (a) if the CP Rate is not available from a Conduit Lender that is funding any Advance or portion thereof through the issuance of Commercial Paper Notes, (x) as to the initial Fixed Period for such Fixed LIBOR Advance, a period commencing on, and including, the Advance Date or conversion date, as the case may be, with respect to such Advance and ending on, but excluding, the earlier of (1) the next Determination Date, and (2) the Scheduled Maturity Date, and (y) as to any other Fixed Period for such Fixed LIBOR Advance, a period commencing on, and including, a Determination Date with respect to such Advance and ending on, but excluding, the earlier of (1) the next Determination Date, and (2) the Scheduled Maturity Date, and (b) in all other cases, (x) as to the initial Fixed Period for such Fixed LIBOR Advance, a period commencing on, and including, the Advance Date or conversion date, as the case may be, with respect to such Advance and ending on, but excluding, the earlier of (1) the next Determination Date that occurs in January, April, July or October, and (2) the Scheduled Maturity Date, and (y) as to any other Fixed Period for such Fixed LIBOR Advance, a period commencing on, and including, a Determination Date with respect to such Advance and ending on, but excluding, the earlier of (1) the next Determination Date that occurs in January, April, July or October, and (2) the Scheduled Maturity Date; provided that, subject to Section 2.03, after the end of the Revolving Period and prior to the Final Maturity Date, the Borrower shall use commercially reasonable efforts to select Fixed Periods or to maintain a portion of the Advances as Daily LIBOR Advances so as not to require the payment of any Breakage Fees for such Advance.

“Fixed Rate Loan Asset” means a Loan Asset other than a Floating Rate Loan Asset.

“Floating Rate Loan Asset” means a Loan Asset (i) that provides for scheduled payments of floating-rate interest in cash on a semi-annual or more frequent basis, (ii) under which the interest rate payable by the Obligor thereof is based on a prime rate or the London Interbank Offered Rate, plus some specified interest percentage in addition thereto, and (iii) that provides that such interest rate will reset immediately (or at the end of designated interest period) upon any change in the related prime rate or the London Interbank Offered Rate.

“Foreign Currency Loan Asset” means a Loan Asset denominated in Canadian dollars, British pounds sterling, Euros, Australian dollars, New Zealand dollars, Swedish kronas or Swiss francs.

“Foreign Eligible Obligor” means an Obligor of a Loan Asset that (i) is not a legal entity, duly formed, existing and in good standing under the laws of a State, or (ii) whose principal Underlying Collateral is not located in the United States, and (iii) is duly formed, existing and in good standing under the laws of Canada, England, France, Germany, the Netherlands, Australia, New Zealand, Ireland, Sweden or Switzerland.

“Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of Defaulting Lender.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Group Advance Limit” means for each Lender Group, as of any date of determination, the sum of the Commitments of the Liquidity Banks or the Institutional Lender, as applicable, for such Lender Group.

“Hazardous Materials” means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14)

of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedge Breakage Costs” means, for any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Counterparty” means (1) any Lender or Affiliate of a Lender, to the extent such Person satisfies the requirements of clause (a)(ii) below, and (2) any other entity, to the extent that such other entity (a) on the date of entering into a Hedging Agreement (i) is an interest rate swap dealer that has been approved in writing by the Administrative Agent in its sole discretion, and (ii) has a long-term unsecured debt rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P, not less than “P-1” by Moody’s and not less than “F-1” by Fitch (if such entity is rated by Fitch) (the “Short-term Rating Requirement”) (or whose obligations under a Hedging Agreement are unconditionally guaranteed by an Affiliate with such ratings), and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Administrative Agent, and (ii) agrees that in the event that Moody’s, S&P or Fitch reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner satisfactory to the Administrative Agent or transfer its rights and obligations under each Hedge Transaction to another entity that meets the requirements of clause (a) and (b) hereof which has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Transaction” means each interest rate swap transaction, interest rate cap transaction, interest rate floor transaction or other derivative transaction approved in writing by the Administrative Agent, between the Borrower and a Hedge Counterparty and is governed by a Hedging Agreement.

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in such form as the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction; provided that, the “Schedule” to any Hedging Agreement with respect to any Hedge Counterparty other than Citibank N.A., New York shall be subject to the written approval of the Administrative Agent.

“Highest Required Investment Category” means (i) with respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months and (ii) with respect to ratings assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments.

“HLT Loan Asset” means a Loan Asset funded in connection with a leveraged acquisition under which the related Obligor’s pro forma ratio of equity to total capital is less than 25%.

“Indebtedness” means:

(xvi) with respect to any Obligor under any Loan Asset, for the purposes of clause (s) of the definition of “Concentration Limits” and the definitions of “First Lien Loan Asset”, “Second Lien Loan Asset”, “Senior Debt/EBITDA Ratio”, “Total Debt/EBITDA Ratio” and “Unitranche Loan Asset”, the meaning of “Indebtedness” or any comparable definition as set forth in, or as calculated in connection with, the Underwriting Memoranda for such Loan Asset and, at any time after the Cut-Off Date and after receipt by the Servicer of such Obligor’s most recent financial reporting under the applicable Loan Agreement, as set forth in the Loan Agreement for each such Loan Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Underwriting Memoranda or such Loan Agreement, as applicable, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and

(xvii) for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii).

“Indemnified Amounts” has the meaning assigned to that term in Section 9.01(a).

“Indemnified Party” has the meaning assigned to that term in Section 9.01(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Party” has the meaning assigned to that term in Section 9.03.

“Independent Director” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Director, has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, CGMS, Carlyle or any of their respective Affiliates (other than his or her service as an Independent Director (or in a functionally similar independent role, including as an independent officer) of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of their Affiliates (other than his or her service as an Independent Director (or in a functionally similar independent role, including as an independent officer) of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has, (i) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Industry” means the industry categories listed on Schedule VI.

“Initial Advance” means the first Advance made pursuant to Article II.

“Initial Extension” has the meaning assigned to that term in Section 2.21.

“Initial Payment Date” means July 20, 2013.

“Initial Unrated Loan Asset” means a Loan Asset that is not rated by at least two Rating Agencies but for which, as of five Business Days after the Cut-Off Date relating thereto, the Servicer (whether directly or through an Affiliate) has applied for a credit rating or credit estimate with respect thereto (to the extent not obtained) from at least two Rating Agencies.

“Institutional Lender” means each financial institution (other than a Conduit Lender or a Liquidity Bank) which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower as contemplated by Section 12.04(a).

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral.

“Insurance Proceeds” means any amounts received on or with respect to a Loan Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation, other than any such amount received which is required to be used to restore, improve or repair the related real estate or other assets or required to be paid to the Obligor under the Loan Agreement.

“Interest Collection Subaccount” means the account established at the Account Bank with account number 46455702 for U.S. Dollar deposits into which Interest Collections shall be segregated, and each other subaccount of the Collection Account that may be established from time to time for administration or convenience into which Interest Collections are to be segregated.

“Interest Collections” means, (i) with respect to any Loan Asset, all cash Collections attributable to interest on such Loan Asset, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales or dispositions attributable to interest on such Loan Asset and (ii) amendment fees, late fees, waiver fees, prepayment fees or other amounts received in respect of Loan Assets.

“Interest Coverage Ratio” means as of any Reporting Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of Interest Collections deposited in the Interest Collection Subaccount during the immediately preceding 3-Month period, and (ii) the denominator of which is equal to the sum of the cash distributions made pursuant to items first through ninth (excluding item seventh) of Section 2.04(a) hereof on the Payment Dates during such preceding 3-Month period, all as set forth in the latest Servicing Report.

“Joinder Supplement” means an agreement among the Borrower, a Lender, its Lender Agent and the Administrative Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Joint Lead Arranger” or “Joint Lead Arrangers” means the Lead Arranger.

“Large-Market Loan Asset” means a Loan Asset for which the EBITDA of the related Obligor thereof (as set forth in, or as calculated in connection with, the Underwriting Memoranda for such Loan Asset) is equal to or greater than $20,000,000.

“Last Out Senior Secured Loan Asset” means any Loan Asset that: (a) may, by its terms, become subordinate in right of payment to any other obligation of the Obligor of the Loan Asset; (b) is secured by a valid first-priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under the Loan Asset (subject to any expressly permitted Liens, including typical and customary “permitted liens” under the applicable Loan Agreement); and (c) is not secured solely or primarily by common stock or other equity interests.

“Lead Arranger” means Citibank, not in its individual capacity, but solely as the Lead Arranger pursuant to the terms of this Agreement.

“Lender” means collectively, any Institutional Lender, the Conduit Lenders, the Liquidity Banks or any other Person to whom an Institutional Lender, a Conduit Lender or Liquidity Bank assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 12.04.

“Lender Agent” means, with respect to (i) the Lender Group containing the Citi Conduits and their related Liquidity Bank, Citibank, (ii) each other Conduit Lender and Liquidity Bank which may from time to time become party hereto, the Person designated as the “Lender Agent” with respect to such Conduit Lender or such Liquidity Bank in the applicable Joinder Supplement and (iii) each Institutional Lender which may from time to time become a party hereto, such Institutional Lender as Lender Agent for itself, and, in each case, each of their respective successors and assigns.

“Lender Group” means (i) a group consisting of related Conduit Lenders, their related Liquidity Banks and their related Lender Agent and (ii) with respect to each Institutional Lender, such Institutional Lender, as Lender and as Lender Agent for itself, and, in each case, each of their respective successors and assigns.

“LIBOR” means, with respect to Daily LIBOR Advances, the Daily LIBOR and, with respect to Fixed LIBOR Advances, the applicable Fixed LIBOR.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Liquidity Agreement” means (i) with respect to any Liquidity Bank other than Citibank, any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity support for such Conduit Lender’s Advances hereunder and (b) in the case of Citibank, each secondary market agreement, asset purchase agreement or other similar liquidity agreement entered into by Citibank for the benefit of each Conduit Lender for which it is acting as Liquidity Bank, to the extent relating to the sale or transfer of interests in Advances.

“Liquidity Bank” means (i) with respect to the Lender Group that includes the Citi Conduits, CIESCO, and (ii) with respect to such Lender Group or any other Lender Group that includes a Conduit Lender, such Person or Persons who provide liquidity support to such Conduit Lender pursuant to a Liquidity Agreement in connection with the issuance by such Conduit Lender of Commercial Paper Notes or as may from time to time become a Liquidity Bank hereunder by executing and delivering a Joinder Supplement.

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

“Loan Asset” means any loan or loan participation originated by the Borrower or originated or acquired by the Transferor in the ordinary course of its business and transferred pursuant to the Contribution Agreement, which loan or loan participation includes, without limitation, (i) the Required Loan Documents and Loan Asset File, and (ii) all right, title and interest of the Transferor in and to the loan or loan participation and any Underlying Collateral, but excluding, in each case, any Retained Interest and any Excluded Amounts, and which loan or loan participation (A) was approved and certified as an “Eligible Loan Asset” by the Transferor, and (B) (x) as of the initial Advance Date, is set forth on the Loan Asset Schedule delivered on the initial Advance Date, or (y) at all times after the initial Advance Date, if transferred pursuant to the Contribution Agreement, is listed on Schedule I to the Loan Assignment as of its Cut-Off Date.

“Loan Asset Checklist” means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian and the Backup Servicer, for each Loan Asset, of all Required Loan Documents to be included within the respective Loan Asset File, which shall specify whether such document is an original or a copy.

“Loan Asset Dividend” has the meaning assigned to that term in Section 2.07(d)(i).

“Loan Asset Dividend Certificate” has the meaning assigned to that term in Section 2.07(d)(i).

“Loan Asset Dividend Date” means any Business Day prior to the Commitment Termination Date identified by the Borrower in a written notice to the Administrative Agent, Collateral Agent and Collateral Custodian of its intent to effect a Loan Asset Dividend on a date not more than 45 days’ and at least 20 days’ following the delivery date of such written notice, all in accordance with Section 2.07(d)(i).

“Loan Asset File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent required by the Servicing Standard) and copies of any other Records relating to such Loan Assets and Portfolio Assets pertaining thereto.

“Loan Asset Register” has the meaning assigned to that term in Section 5.04(m)(i).

“Loan Asset Schedule” means the schedule of information with respect to the Loan Assets delivered by the Borrower to the Collateral Custodian and the Administrative Agent. Each such schedule shall set forth, as to any Eligible Loan Asset to be Pledged hereunder, the applicable information specified on Schedule IV, which shall also be provided to the Collateral Custodian in electronic format acceptable to the Collateral Custodian.

“Loan Assignment” has the meaning assigned to that term in the Contribution Agreement.

“Majority Lenders” means, as of any date of determination, Liquidity Banks and Institutional Lenders with Commitments representing an aggregate of more than 50% of the Aggregate Commitments at such time (which, so long as there exists at least two unaffiliated Lender Groups, shall be comprised of at least two Lender Groups that are not Affiliates); provided, that the Commitments of Defaulting Lenders shall be excluded for the purposes of making a determination of Majority Lenders.

“Management Agreement” means the Investment Advisory Agreement, dated as of April 3, 2013, by and between CGMS and Carlyle Management.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Backup Servicer, the Account Bank, the Administrative Agent, any Lender, any Lender Agent and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Servicer, to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s, the Administrative Agent’s or the other Secured Parties’ lien on the Collateral Portfolio.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Loan Asset executed or effected on or after the Cut-Off Date for such Loan Asset which:

(i) reduces or forgives any or all of the principal amount due under such Loan Asset;

(ii) delays or extends the maturity date for such Loan Asset; provided, that an extension of the term of a Loan Agreement with respect to an Eligible Loan Asset that is part of the Collateral Portfolio and not in default during the Revolving Period shall not be considered a Material Modification and such Loan Asset shall be considered a newly transferred Loan Asset for all purposes hereunder;

(iii) waives one or more cash interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset, or reduces the cash spread (giving effect to any LIBOR floor) or cash coupon with respect to such Loan Asset (other than due to automatic changes in grid pricing existing at the Cut-Off Date for such Loan Asset) to less than (i) 7.00% for a Fixed Rate Loan Asset, and (ii) LIBOR plus 3.00% for any Floating Rate Loan Asset;

(iv) (1) in the case of a Unitranche Loan Asset or First Lien Loan Asset, contractually or structurally subordinates such Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than any expressly permitted Liens, including “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein) on any of the Underlying Collateral securing such Loan Asset or (2) in the case of a Second Lien Loan Asset, contractually or structurally subordinates such Loan Asset to any obligation (other than any first lien loan which existed at the Cut-Off Date for such Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than expressly permitted Liens, including any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein) on any of the Underlying Collateral securing such Loan Asset; or

(v) substitutes, alters or releases the Underlying Collateral securing such Loan Asset and each such substitution, alteration or release, as determined in the sole reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan Asset (other than releases for value with application of 100% of net proceeds in permanent reductions of amounts outstanding under the Loan Asset (or in the case of a Second Lien Loan Asset, under such Loan Asset or the related first lien loan asset) as may be permitted in the underlying Loan Agreement).

“Maximum Availability” means the lesser of (i) the result of (A) the Maximum Facility Amount, minus (B) an amount equal to the sum of, for each Revolving Loan Asset that is an Eligible Loan Asset, (x) the aggregate Unfunded Revolving Commitments for such Revolving Loan Asset, multiplied by (y) 100% minus the percentage that would be applied to such Revolving Loan Asset under clause (4) of the definition of “Minimum Credit Enhancement”, and (ii) the Maximum Draw Amount.

“Maximum Draw Amount” means, at any time, the sum of the Borrowing Base plus (solely to the extent not included in the calculation of the Borrowing Base) the aggregate Principal Collections received but not distributed pursuant to Section 2.04; provided that the Maximum Draw Amount shall not be increased by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded, unavailable for distribution or must be returned for any reason.

“Maximum Facility Amount” means, as of any date of determination, the lesser of (i) the Aggregate Commitments then in effect, and (ii) the amount of net cash proceeds received by and Unpledged Capital Commitments provided to CGMS from public offerings and private placements of equity in CGMS; provided that at all times after the Revolving Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Mid-Market Loan Asset” A Loan Asset for which the EBITDA of the related Obligor thereof (as set forth in, or as calculated in connection with, the Underwriting Memoranda for such Loan Asset) is less than $20,000,000.

“Middle Market Loan Asset” means a Loan Asset that is not a Broadly Syndicated Loan Asset.

“Minimum Credit Enhancement” means, as of any date of determination, the sum of (A) the URC Reserve Requirement, plus (B) the greatest of (1) $30,000,000; (2) the aggregate amount of the six largest Outstanding Principal Balances of all Eligible Loan Assets (and, for the purpose of this calculation, all Eligible Loan Assets funded to an Obligor and its Affiliates shall constitute a single Eligible Loan Asset), (3) either (x) if such date of determination is prior to the CQT Matrix Trigger Date, 45% of the Aggregate Outstanding Loan Balance other than the Excess Concentration Amounts for all Eligible Loan Assets, or (y) if such date of determination is on or after the CQT Matrix Trigger Date, 35% of the Aggregate Outstanding Loan Balance other than the Excess Concentration Amounts for all Eligible Loan Assets, and (4) the sum of the following:

(i) 35% of the aggregate Outstanding Loan Balance of all First Lien Broadly Syndicated Loan Assets that are Eligible Loan Assets (but excluding Senior B Loan Assets that are subject to clause (iii) below), other than the Excess Concentration Amount for such First Lien Broadly Syndicated Loan Assets, if any;

(ii) 40% of the aggregate Outstanding Loan Balance of all First Lien Middle Market Loan Assets that are Eligible Loan Assets (but excluding Senior B Loan Assets that are subject to clause (iii) below), other than the Excess Concentration Amount for such First Lien Middle Market Loan Assets, if any;

(iii) 50% of the aggregate Outstanding Loan Balance of all Senior B Loan Assets that are Eligible Loan Assets, other than the Excess Concentration Amount for such Senior B Loan Assets, if any;

(iv) 75% of the aggregate Outstanding Loan Balance of all Second Lien Loan Assets that are Eligible Loan Assets, other than the Excess Concentration Amount for all Second Lien Loan Assets, if any; and

(v) 60% of the aggregate Outstanding Loan Balance of all Last Out Senior Secured Loan Assets that are Eligible Loan Assets, other than the Excess Concentration Amount for all Last Out Senior Secured Loan Assets, if any.

“Minimum Demand Amount” has the meaning specified in clause (i) of the definition of “Servicer Termination Event” in this Section 1.01(b).

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Moody’s Recovery Rate” has the meaning assigned to that term in Annex E.

“Month” means a calendar month.

“Monthly Delinquency Ratio” means, as of any Reporting Date, the amount, expressed as percentage, of (i) the sum of the Outstanding Principal Balances of all Delinquent Assets on such date, divided by and (ii) the Aggregate Outstanding Principal Balance on such date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or the Servicer, as the case may be, or any ERISA Affiliate thereof, contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“Nationally Recognized Valuation Firm” means each of: (i) FTI Consulting, Inc. (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Valuation Research Corporation, and (iv) any other nationally recognized accounting firm or valuation firm approved by the Administrative Agent in its reasonable discretion.

“Non-Defaulting Lender” means any Liquidity Bank or Institutional Lender that is not a Defaulting Lender.

“Non-Defaulting Lender Group” means, at any time, each Lender Group that does not include a Defaulting Lender at such time.

“Non-U.S. Lender” has the meaning assigned to that term in Section 2.11(d).

“Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreements (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan Asset or (ii) require any holder of the indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor.

“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent and each Lender Agent in the form attached hereto as Exhibit F.

“Notice of Exclusive Control” has the meaning specified in the Collection Account Agreement.

“Notice of Reduction” means a notice of a reduction of the Advances Outstanding pursuant to Section 2.18, in the form attached hereto as Exhibit G.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Lender Agents, the Administrative Agent, the Account Bank, the Collateral Agent or the Collateral Custodian arising under this Agreement or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances, Breakage Fees, Fees, Hedge Breakage Costs, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Lender Agents, the Collateral Agent, the Collateral Custodian, the Collateral Administrator and the Account Bank under this Agreement or any other Transaction Document, including, without limitation, any Fee Letter, any costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Lender Agents, the Account Bank, the Collateral Agent or the Collateral Custodian, including reasonable attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.

“Obligor Group” means, collectively, each Obligor and its direct corporate or entity parents and subsidiaries; provided, that Obligors will not be considered members of the same Obligor Group solely as a result of a relationship based on the direct or indirect ownership of, or control by, a common owner which is a financial institution, asset manager, private equity sponsor, fund, investment vehicle or similar entity which is in the business of making diversified investments.

“Officer’s Certificate” means a certificate signed by the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, of any Person.

“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion; provided that Latham & Watkins LLP, Richards, Layton & Finger, P.A., Venable LLP and Sullivan & Cromwell LLP, shall be considered acceptable counsel for purposes of this definition.

“Optional Sale” has the meaning assigned to that term in Section 2.07(c).

“Optional Sale Date” means any Business Day prior to the Commitment Termination Date identified by the Borrower in a written notice to the Administrative Agent, Collateral Agent and Collateral Custodian of its intent to effect an Optional Sale on a date not more than 45 days’ and at least 10 days’ following the delivery date of such written notice, all in accordance with Section 2.07(c).

“Other Taxes” has the meaning assigned to that term in Section 12.07(b).

“Outstanding Loan Balance” means for any Loan Asset, for any date of determination, an amount equal to the Assigned Value of such Loan Asset at such time multiplied by the Outstanding Principal Balance of such Loan Asset; provided that the parties hereby agree that the Outstanding Loan Balance of any Loan Asset that is no longer an Eligible Loan Asset shall equal zero.

“Outstanding Principal Balance” means the principal balance of a Loan Asset, expressed exclusive of the portion of the outstanding principal balance of a Loan Asset, if any, that represents interest which has accrued in kind and has been added to the principal balance of such Loan Asset, and any accrued interest; provided, that the Outstanding Principal Balance of a Foreign Currency Loan Balance as of any date shall equal the U.S. Dollar equivalent of the principal balance of such Loan Asset under the applicable Hedging Agreement.

“Participant Register” has the meaning assigned to that term in Section 2.14.

“Payment Date” means the 20th day of each of January, April, July and October, or, if such day is not a Business Day, the next succeeding Business Day; provided that the final Payment Date shall occur on the Collection Date.

“Payment Duties” has the meaning assigned to that term in Section 11.02(b)(ii).

“Pension Plan” has the meaning assigned to that term in Section 4.01(z).

“Permitted Investments” means U.S. Dollar denominated negotiable instruments or securities or other investments (which may include securities or investments in which Citibank, the Account Bank or either of their Affiliates provide services or receive compensation) that (i) except in the case of demand or time deposits, certificates of deposit and investments in money market funds, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) as of any date of determination, mature (or, in the case of money market funds, are redeemable) by their terms on or prior to the Business Day preceding the next Payment Date, and (iii) evidence:

(g) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(h) certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time of the Borrower’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from at least two of the Rating Agencies, each of which is in the Highest Required Investment Category granted by such Rating Agency;

(i) commercial paper obligations having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by two or more of the Rating Agencies;

(j) certificates of deposit that are fully insured by the FDIC and are maintained at a depository institution whose certificates of deposit or short-term deposits are (i) rated by at least two Rating Agencies and (ii) not rated lower than ‘A-1’ (or the equivalent, ‘P 1’ or ‘F1,’ in the case of Moody’s or Fitch, respectively) by any Rating Agency;

(k) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(l) investments in taxable, registered money market funds having, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from two or more of the Rating Agencies; or

(m) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Borrower’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by two or more of the Rating Agencies.

In connection with the acquisition or disposition of Permitted Investments pursuant to the terms of the Transaction Documents, the Collateral Agent may pursuant to the direction of the Servicer or the Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, and (c) Liens granted pursuant to or by the Transaction Documents.

“Permitted Offset” has the meaning assigned to that term in Section 2.07(c).

“Permitted Refinancing” means any refinancing transaction undertaken by CGMS or an Affiliate of the CGMS that is secured (or to be secured), directly or indirectly, by any Loan Asset currently included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement.

“Permitted Securitization” means a private or public term or conduit securitization transaction undertaken by the CGMS, the Borrower or an Affiliate of the CGMS that is secured (or to be secured), directly or indirectly, by any Loan Asset currently included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization.

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Loan Asset” means a Loan Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset (whether as of the Cut-Off Date or in the future) for some period of the time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.

“Pledge” means the pledge of any Eligible Loan Asset or other Portfolio Asset pursuant to Article II, whether such Eligible Loan Asset was originated by the Borrower or acquired by the Borrower pursuant to the Contribution Agreement.

“Portfolio Assets” means all Loan Assets owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:

(n) any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(o) all rights with respect to the Loan Assets to which the Borrower is entitled as lender under the applicable Loan Agreement;

(p) the Collection Account, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(q) any Underlying Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Cut-Off Date and all liquidation proceeds;

(r) all Required Loan Documents, the Loan Asset Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Asset Files or Records;

(s) all Insurance Policies with respect to any Loan Asset;

(t) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(u) the Contribution Agreement (including, without limitation, rights of recovery of the Borrower against the Transferor) and the assignment to the Collateral Agent, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Transferor under or in connection with the Contribution Agreement;

(v) all records (including computer records) with respect to the foregoing; and

(w) all Collections, income, payments, proceeds and other benefits of each of the foregoing.

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Collection Subaccount” means the account established at the Account Bank with account number 46455701 for U.S. Dollar deposits into which Principal Collections shall be segregated, and each other subaccount of the Collection Account that may be established from time to time for administration or convenience into which Principal Collections are to be segregated.

“Principal Collections” means (i) any cash Collections deposited by the Borrower in the Collection Account accordance with Section 2.06(a)(i) or Section 2.07(b), (c) or (e) with respect to any Loan Asset, all cash Collections received which are not Interest Collections, including, without limitation, all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any Permitted Refinancings, Permitted Securitizations, liquidations, sales or dispositions, in each case, attributable to the principal of such Loan Asset.

“Pro Rata Share” means, with respect to each Liquidity Bank and each Institutional Lender, (1) at any time during the Revolving Period (i) with respect to the determination of Advances, the Undrawn Percentage of such Liquidity Bank or Institutional Lender, and (ii) with respect to the allocation of Collections on any Payment Date or otherwise in connection with any distribution hereunder, the Funded Percentage of such Liquidity Bank or Institutional Lender, and (2) on or after the Revolving Period, with respect to the allocation of Collections on any Payment Date or otherwise in connection with any distribution hereunder, such Liquidity Bank’s or Institutional Lender’s Funded Percentage,

where:

“Drawn Amount” of each Liquidity Bank and each Institutional Lender, means the Advances Outstanding of such Liquidity Bank or Institutional Lender.

“Funded Percentage” for any Liquidity Bank or Institutional Lender as of any date of determination, means the amount, expressed as a percentage, obtained by dividing (i) the Drawn Amount of such Liquidity Bank or Institutional Lender, by (ii) the Advances Outstanding of all Liquidity Banks and Institutional Lenders.

“Undrawn Amount” for any Liquidity Bank or Institutional Lender as of any date of determination, means the positive difference, if any, between (i) the Commitment of such Person, and (ii) the Drawn Amount of such Person.

“Undrawn Percentage” for any Liquidity Bank or Institutional Lender as of any date of determination, means the amount, expressed as a percentage, obtained by dividing (i) the Undrawn Amount of such Liquidity Bank or Institutional Lender, by (ii) the aggregate Undrawn Amounts of all Liquidity Banks and Institutional Lenders.

“Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.

“Qualified Lender” means a Person that is a “qualified purchaser” for purposes of section 3(c)(7) of the 1940 Act.

“Quoted Price” means, with respect to each Loan Asset as of any date, the net value (expressed as a percentage of the Outstanding Principal Balance) of such Loan Asset quoted by a Nationally Recognized Valuation Firm selected by the Agent and valuing such Loan Asset.

“RAC Reporting Date” means the earlier to occur of (i) the date on which the Servicer or the Borrower has actual knowledge that the Servicer is not or will not be in compliance with the Required Asset Coverage Ratio with respect to the immediately prior fiscal quarter, and (ii) the date 45 days following the end of any fiscal quarter on which the Borrower shall fail to deliver to the Administrative Agent written certification that demonstrates that CGMS is in compliance with the Required Asset Coverage Ratio as at the end of such fiscal quarter.

“Ramp-Up Period” means the period commencing on the Closing Date and ending on the earlier to occur of (x) the initial date on which AOLB exceeds $250,000,000, and (y) January 24, 2014.

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower or the Transferor has acquired an interest pursuant to the Contribution Agreement or in which the Borrower or the Transferor has otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset that is subject to clauses (i), (ii) or (iii) of the definition of “Assigned Value Adjustment Event” is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries (including interest proceeds recovered) with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.14.

“Release Date” has the meaning assigned to that term in Section 2.07(f).

“Release Period” means any period following the Ramp-Up Period and prior to the Commitment Termination Date that the Borrower is in compliance with the Collateral Quality Tests.

“Remittance Period” means, (i) as to the Initial Payment Date, the period beginning on the Closing Date and ending on, but excluding, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on, and including, the Determination Date prior to the immediately preceding Payment Date and ending on, but excluding, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).

“Reporting Date” means the date that is the 12th day of each Month, commencing June 12, 2013, or if such date is not a Business Day, the immediate preceding Business Day.

“Required Asset Coverage Ratio” means, as of any date of determination, “asset coverage” (as understood under the 1940 Act) of CGMS of at least 200 per centum, as determined in accordance with the terms and requirements of the 1940 Act, including Sections 6(f), 18 and 61(a)(1) thereof, and otherwise in accordance with GAAP.

“Required Lenders” means, as of any date of determination, Liquidity Banks and Institutional Lenders with Commitments representing an aggregate of more than 66.667% of the Aggregate Commitments at such time (which, so long as there exists at least two unaffiliated Lender Groups, shall be comprised of at least two Lender Groups that are not Affiliates); provided, that the Commitments of Defaulting Lenders shall be excluded for the purposes of making a determination of Required Lenders.

“Required Loan Documents” means, for each Loan Asset, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Asset Checklist:

(x) (i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (ii) if such promissory note is not issued in the name of the Borrower or is a Noteless Loan Asset, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan Asset evidencing the assignment of such Loan Asset from any prior third party owner thereof to the Borrower and from the Borrower in blank; and

(y) to the extent applicable for the related Loan Asset, copies of the executed (a) guaranty, (b) credit agreement, (c) loan agreement, (d) note purchase agreement, (e) sale and servicing agreement, (f) acquisition agreement (or similar agreement) and (g) security agreement or mortgage, in each case as set forth on the Loan Asset Checklist.

“Required Reports” means, collectively, the Servicing Report required pursuant to Section 6.08(b), the Servicer’s Certificate required pursuant to Section 6.08(c), the financial statements of the Servicer required pursuant to Section 6.08(d), the tax returns of the Borrower and the Servicer required pursuant to Section 6.08(e), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(f), the annual statements as to compliance required pursuant to Section 6.09, and the annual independent public accountant’s report required pursuant to Section 6.10.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Servicer or its Affiliates in reimbursement of actual management services performed, which management fees shall be paid pursuant to Section 2.04(a)(vii), Section 2.04(b)(iii) and Section 2.04(c)(vi)). For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest” means (A) with respect to any Revolving Loan Asset, all obligations to provide additional funding (in excess of principal amounts outstanding) with respect to such Loan Asset, and (B) with respect to any Agented Note that is originated or transferred to the Borrower, (i) all of the obligations, if any, including obligations to provide additional funding, of the agent(s) under the documentation evidencing such Agented Note, and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Note that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the Transferor pursuant to clause (A) of this definition.

“Review Criteria” has the meaning assigned to that term in Section 13.02(b)(i).

“Revolving Loan Asset” means a Loan Asset that is not a Term Loan Asset (including a Loan Asset that contains revolving loan or delayed draw term loan provisions).

“Revolving Loan Principal Collections” means Principal Collections with respect to Revolving Loan Assets.

“Revolving Note” has the meaning assigned to that term in Section 2.01(a).

“Revolving Period” means the date commencing on the Closing Date and ending on the Commitment Termination Date.

“Risk and Collection Policies” means collectively, the Carlyle GMS Finance, Inc,. Risk Policy Manual and the Carlyle GMS Finance, Inc,. Collection Policy Manual, each as attached hereto as Exhibit B.

“Rule 17g-5” means Rule 17g-5 under the Securities Exchange Act of 1934, as amended, as such rule may be amended from time to time, and subject to the interpretations provided by the Securities and Exchange Commission or its staff from time to time.

“S&P” means Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services LLC business (or its successors in interest).

“Sanctions” has the meaning assigned to that term in Section 4.01(kk).

“Scheduled Commitment Termination Date” means May 24, 2019, as such date may be extended by mutual agreement of the parties hereto (each, in their sole and absolute discretion) pursuant to Sections 2.21 and 12.01(b).

“Scheduled Maturity Date” means May 22, 2021, as such date may be extended by mutual agreement of the parties hereto (in their sole and absolute discretion) pursuant to Sections 2.21 and 12.01(b).

“Scheduled Payment” means each scheduled payment of principal or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.

“Scheduled Valuation Process” has the meaning assigned to that term in Section 6.02(d).

“Second Extension” has the meaning assigned to that term in Section 2.21.

“Second Lien Broadly Syndicated Loan Asset” means a Broadly Syndicated Loan Asset that is a Second Lien Loan Asset or a Last Out Senior Secured Loan Asset.

“Second Lien Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected Lien on substantially all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject only to (i) the prior lien provided to secure the obligations under a “first lien” loan pursuant to typical commercial terms, and any other expressly permitted liens under the applicable Loan Agreement for such Loan Asset, including those set forth in “permitted liens” as defined in such Loan Agreement, or such comparable definition if “permitted liens” is not defined therein, and (ii) provides that the payment obligation of the Obligor on such Loan Asset is “senior debt” and, except for the express priority provisions under the documentation of the “first lien” lenders, is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“Second Lien Middle Market Loan Asset” means a Middle Market Loan Asset that is a Second Lien Loan Asset or a Last Out Senior Secured Loan Asset.

“Secured Party” means each of the Administrative Agent, each Lender (together with its successors and assigns), each Lender Agent, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent, the Collateral Administrator and the Account Bank.

“Senior Debt/EBITDA Ratio” means for any Obligor, the ratio of (x) senior Indebtedness (i.e., Indebtedness that is not subject to contractual or structural subordination) of such Obligor, to (y) EBITDA of such Obligor, as set forth in, or as calculated in connection with, the Underwriting Memoranda for such Loan Asset.

“Senior B Loan Asset” means, with respect to a Loan Asset (a “Combined Facility”) with a revolving loan facility (“Revolving Facility”) and term loan facility (“Term Facility”), where the Revolving Facility may be part of the same facility as the Term Facility or may be a standalone revolving loan facility, the Term Facility of such Combined Facility that, as of any date of determination, would qualify as a First Lien Loan Asset but for the seniority in right of payment of the Revolving Facility and the seniority of the Lien securing the Revolving Facility, so long as such Loan Asset satisfies the following criteria: (1) as of the related Cut-Off Date, the committed amount of the Revolving Facility is equal to or less than 25% of the Combined Facility; (2) as of the related Cut-Off Date, the ratio of (x) the sum of the committed amount of the Revolving Facility to (y) the EBITDA of the related Obligor shall not exceed 1.00:1.00; (3) as of the related Cut-Off Date, the ratio of (x) the amount of the Combined Facility, to (y) EBITDA of the related Obligor, shall not exceed 4.50:1.00; and (4) at all times, the Senior B Loan Asset has been assigned a Moody’s Recovery Rate of at least 45%.

“Senior Fee Limit” means, as of any date of determination, an amount equal to the sum of (i) the product of (a) 0.025% and (b) either (x) from the Closing Date until the first anniversary of the Closing Date, $250,000,000, or (y) at all times after the first anniversary of the Closing Date, the weighted average Aggregate Outstanding Principal Balance of all Loan Assets over the twelve month period ending on such date of determination, and (ii) $175,000.

“Senior Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.25%, (ii) the weighted average daily Aggregate Outstanding Principal Balance of all Eligible Loan Assets for such Remittance Period, and (iii) the actual number of days in such Remittance Period divided by 360; provided that so long as CGMS or any Affiliate of CGMS is acting as Servicer, the Servicer shall have the right to irrevocably waive payment of any Senior Servicing Fees payable on any Payment Date; and provided, further that the rate set forth in clause (i) hereof may be increased up to a level determined by the Majority Lenders as then reflecting the arm’s length servicing fee in the event that the Backup Servicer or other replacement Servicer is appointed pursuant to Section 6.01(c).

“Servicer” means at any time the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

“Servicer Advance” means a discretionary advance of funds by the Servicer (or the Borrower) to an Obligor that does not constitute a revolving advance in the ordinary course under a Revolving Loan Asset.

“Servicer Pension Plan” has the meaning assigned to that term in Section 4.03(p).

“Servicer Termination Event” means the occurrence of any one or more of the following events:

(z) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections), as required by this Agreement or any Transaction Document which continues unremedied for a period of two Business Days (unless such failure was due solely to an administrative error by the financial institution holding the Collection Account crediting any such payment to the wrong account and the Servicer and such financial institution work diligently to resolve as promptly as possible and in any event within two Business Days after such error was discovered);

(aa) any withdrawal by the Servicer from the Collection Account in contravention of or otherwise not in accordance with the terms of this Agreement;

(bb) any failure on the part of the Servicer duly to (i) observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement, but excluding a covenant that is specifically addressed by clause (t) below) or (ii) comply in any material respect with the Risk and Collection Policies or Servicing Standard regarding the servicing of the Collateral Portfolio, and in each case the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such misrepresentation or failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, the Collateral Agent (at the direction of the Administrative Agent) or the Borrower and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(cc) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $25,000,000 (or its U.S. Dollar equivalent), individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt whether or not waived;

(dd) the Servicer shall have made payments of amounts in excess of $25,000,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(ee) the effectuation of any material change in the Risk and Collection Policies without the prior written consent of the Administrative Agent where, pursuant to Section 5.04(f), and giving effect to the proviso thereto, such material change would require consent of the Administrative Agent;

(ff) a Bankruptcy Event shall occur with respect to the Servicer;

(gg) CGMS shall assign its rights or obligations as “Servicer” hereunder to any Person without the consent of each Lender Agent and the Administrative Agent (as required in the last sentence of Section 12.04(a));

(hh) CGMS fails to maintain the Required Asset Coverage Ratio; unless (x) on the applicable RAC Reporting Date, the Servicer provides the Administrative Agent with an Officer’s Certificate attaching a copy of a Demand that the Servicer certifies has been made and is in an amount at least equal to the amount required to cure the circumstance giving rise to such Servicer Termination Event (the “Minimum Demand Amount”), (y) as of the date of such Demand the Unpledged Capital Commitments equal at least 125% of the Minimum Demand Amount, and (z) the funding of at least the Minimum Demand Amount arising from such Demand occurs (and the Required Asset Coverage Ratio is maintained) not later than 10 Business Days from the date of such Demand;

(ii) CGMS permits (1) the sum of (x) Shareholders’ Equity (as reflected in its 10Q or 10K (or financial statements to the extent CGMS is not required to make such public filings) without any deductions) plus (y) without duplication of any Unpledged Capital Commitments included in the determination of clause (1)(x) above, the Unpledged Capital Commitments at the last day of any fiscal quarter, to be less than (2) the greater of (A) 40% of the total assets of CGMS and its Subsidiaries, in each case, as of the last day of such fiscal quarter (determined on a consolidated basis, without duplication, in accordance with GAAP), and (B) the sum of (i) $0 (being 80% of the aggregate net proceeds of the initial and any secondary equity offering of CGMS prior to the Closing Date), plus (ii) 80% of the net proceeds of the aggregate net proceeds of any secondary equity offering of CGMS following the Closing Date or of the proceeds of the drawing of any Unpledged Capital Commitment, plus (iii) Unpledged Capital Commitments;

(jj) CGMS fails as of any date of determination to maintain (i) Unrestricted Cash plus (ii) Unpledged Capital Commitments, that are, in the aggregate, equal to or greater than the amount of principal payments due or to become due (whether scheduled, upon maturity or otherwise) under Indebtedness of the Servicer in the next 30 days of such date of determination;

(kk) CGMS fails to maintain its status as a “business development company” under the 1940 Act;

(ll) any failure by the Servicer to deliver (i) any required Servicing Report on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be, (ii) the valuations required to be delivered on a quarterly basis or an annual basis, as applicable, pursuant to the Scheduled Valuation Process set forth under Section 6.02(d) on or before the date occurring ten Business Days after the date such valuations are required to be delivered, or (iii) any other Required Reports hereunder on or before the date occurring ten Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;

(mm) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made (other than a representation or warranty that is specifically addressed by clause (t) below), which has a Material Adverse Effect on the Administrative Agent or any of the Secured Parties and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, the Collateral Agent (at the direction of the Administrative Agent) or the Borrower and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(nn) any financial or other information reasonably requested by the Administrative Agent or the Collateral Agent is not provided as requested within a reasonable amount of time following such request;

(oo) the rendering against the Servicer of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $25,000,000, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;

(pp) any event or series of events that would result in a “Change of Control”;

(qq) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof);

(rr) any other event which has caused a Material Adverse Effect on the assets, liabilities, financial condition, business or operations of the Servicer or the ability of the Servicer to meet its obligations under the Transaction Documents to which it is a party; or

(ss) the Servicer shall breach or violate any of the representations, warranties or covenants set forth in Section 4.03(q) or 5.04(a)(ii).

“Servicer Termination Notice” has the meaning assigned to that term in Section 6.01(b).

“Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).

“Servicing Fees” means the Senior Servicing Fee and the Subordinate Servicing Fee, collectively.

“Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.

“Servicing Report” has the meaning assigned to that term in Section 6.08(b)(i).

“Servicing Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to service and administer such Loan Assets on behalf of the Secured Parties in accordance with the Risk and Collection Policies, which Risk and Collection Policies provides the servicing and administration of the Loan Assets in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements, all customary and usual servicing practices for loans like the Loan Assets and, to the extent consistent with the foregoing, (a) the higher of: (A) the standards, policies and procedures that the Servicer reasonably believes to be customarily followed by institutional managers of national standing relating to assets of the nature and character of the Collateral Portfolio and (B) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; (b) with a view to maximize the value of the Loan Assets; and (c) without regard to: (i) any relationship that the Servicer or any Affiliate of the Servicer may have with any Obligor or any Affiliate of any Obligor, (ii) the Servicer’s obligations to incur servicing and administrative expenses with respect to a Loan Asset, (iii) the Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction, (iv) the ownership by the Servicer or any Affiliate thereof of any Loan Assets, (v) the ownership, servicing or management for others by the Servicer of any other loans or property by the Servicer or (vi) any relationship that the Servicer or any Affiliate of the Servicer may have with any holder of other loans of the Obligor with respect to such Loan Assets.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis and without duplication, and in accordance with GAAP of shareholders’ equity for CGMS and its Subsidiaries at such date.

“Side Quote” means, with respect to any Loan Asset, bid side quotes for such Loan Asset obtained from one or more of Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service selected by the Servicer and approved in writing by the Administrative Agent.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Special Cov-Lite Loan Asset” means a Cov-Lite Loan Asset that (i) does not qualify as a Broadly Syndicated Loan Asset solely because such Loan Asset has a Tranche Size of $150,000,000 or greater but less than $200,000,000 (without consideration of reductions thereon from scheduled amortization payments), or (ii) has only one current Bid Price or a Side Quote that is based on only one current Bid Price.

“Spread” means, with respect to any Floating Rate Loan Asset as of any date of determination, (i) to the extent that such Floating Rate Loan Asset determines the applicable interest rate thereunder based on the London Interbank Offered Rate without reference to a “LIBOR floor”, the specified cash interest percentage in excess of the London Interbank Offered Rate thereunder as of such date of determination, (ii) to the extent that such Floating Rate Loan Asset determines the applicable interest rate thereunder based on a “LIBOR floor”, the specified cash interest percentage in excess of the Daily LIBOR as of such date of determination, or (iii) to the extent that such Floating Rate Loan Asset determines the applicable interest rate thereunder based on the prime rate or a rate other than the London Interbank Offered Rate or a “LIBOR floor”, the specified cash interest percentage in excess of the Daily LIBOR as of such date of determination.

“Spreadsheet” has the meaning assigned to that term in Section 7.02(b)(ii).

“State” means one of the fifty states of the United States or the District of Columbia.

“Subordinate Servicing Fees” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.25%, (ii) the weighted average daily Aggregate Outstanding Principal Balance of all Eligible Loan Assets for such Remittance Period, and (iii) the actual number of days in such Remittance Period divided by 360; provided that so long as CGMS or any Affiliate of CGMS is acting as Servicer, the Servicer shall have the right to irrevocably waive payment of any Subordinate Servicing Fees payable on any Payment Date; and provided, further that the rate set forth in clause (i) hereof may be increased up to a level determined by the Administrative Agent in its sole and absolute discretion as then reflecting the arm’s length servicing fee in the event that the Backup Servicer or other replacement Servicer is appointed pursuant to Section 6.01(c).

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset Pledged by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(a) or Section 2.07(e)(ii).

“Substitution” has the meaning assigned to that term in Section 2.07(a).

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Transferor arising from an extension of credit by the Transferor to an Obligor.

“Total Debt/EBITDA Ratio” means for any Obligor, the ratio of (x) Indebtedness of such Obligor, to (y) EBITDA of such Obligor, as set forth in, or as calculated in connection with, the Underwriting Memoranda for such Loan Asset.

“Tranche Size” means, with respect to any Broadly Syndicated Loan Asset, the tranche currently held or contemplated for purchase by the Borrower; provided, that (i) to the extent, there are multiple pari passu tranches issued by an Obligor, such other tranches shall be included in the calculation of “Tranche Size” if and to the extent that the related Loan Agreement provides that (x) such tranches are governed by the same material terms, and (y) each of such tranches are each widely distributed, and (ii) the calculation of “Tranche Size” hereunder shall include any last out component (but not any second lien component) relating thereto.

“Transaction Documents” means this Agreement, the Revolving Note(s), any Joinder Supplement, the Contribution Agreement, the Collection Account Agreement, the Fee Letters, each collateral assignment agreement and each document, instrument or agreement related to any of the foregoing.

“Transaction Fee Letter” means the Fee Letter, dated as of May 24, 2013, between Citibank, in its capacities as Administrative Agent and Collateral Agent, each Lender Agent party hereto from time to time, the Borrower and CGMS, as Servicer and Transferor, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Transferee Letter” has the meaning assigned to that term in Section 12.04(a).

“Transferor” means CGMS as the transferor under the Contribution Agreement.

“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, without limitation, mortgaged property or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

“Underwriting Memoranda” means for any Loan Asset, the underwriting or investment approval memoranda utilized by the Transferor or the Borrower, as applicable, in evaluating and approving such Loan Asset for investment (which Underwriting Memoranda shall provide for a method for calculation of “EBITDA” and “Indebtedness” of the related Obligor).

“Undrawn Fee” has the meaning assigned to that term in Section 2.09.

“Undrawn Fee Calculation Basis” has the meaning set forth in the Transaction Fee Letter.

“Undrawn Fee Rate” means the applicable percentages set forth in the Transaction Fee Letter.

“Unfunded Revolving Commitments” means, as of any Determination Date, the aggregate amount of commitments under Revolving Loan Assets to provide additional funding thereunder, after taking into account as of any Determination Date (i) the increase or decrease of such aggregate commitments under the Loan Agreements governing such Revolving Loan Assets, (ii) the increase or reduction of such aggregate commitments resulting from the sales, substitutions and repurchases of Revolving Loan Assets under Section 2.07 prior to such Determination Date, and (iii) the increase or decrease (as reflected in Revolving Loan Principal Collections received in the Collection Account) of the principal amount outstanding under such Revolving Loan Assets, or otherwise.

“United States” means the United States of America.

“Unitranche Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset, subject to expressly permitted Liens, including any “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, (ii) provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (iii) for which no other Indebtedness of the Obligor exists or is outstanding.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unpledged Capital Commitments” means the sum of (i) any unfunded, undrawn and readily available capital commitments of shareholders of CGMS that are not pledged or subject to any Lien, including without limitation, any subscription line credit facility, shareholder’s note or similar instrument relating thereto, plus, without duplication, (ii) the result (not to be less than zero), of (A) any unfunded, undrawn and readily available capital commitments of shareholders of CGMS that have been pledged by CGMS to a lender to secure the obligations of CGMS under a subscription line working capital credit facility in form and substance reasonably satisfactory to the Administrative Agent, where the maximum indebtedness possible under such credit facility does not exceed an amount equal to 3.33% of the undrawn capital commitments pledged as collateral therefor, minus (B) the maximum principal amount possibly outstanding under such credit facility.

“Unrated Loan Asset” means a Loan Asset that is not rated by at least two Rating Agencies and is not an Initial Unrated Loan Asset.

“Unrestricted Cash” means, for any Person, cash of such Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes.

“Unused Portion” has the meaning assigned to that term in Section 2.09.

“Updated Assigned Value” means, with respect to each Loan Asset as of any date, the value (expressed as a percentage of the Outstanding Principal Balance) of such Loan Asset reflected on the books and records of CGMS, as adjusted to the Quoted Price established pursuant to the Scheduled Valuation Process, or otherwise adjusted pursuant to any periodic valuation required by, and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to CGMS, to be determined by the Board of Directors of CGMS and reviewed by its auditors; provided if CGMS does not report the Quoted Price established pursuant to the Scheduled Valuation Process to the Servicer, the Administrative Agent and the Backup Servicer as required pursuant to Section 6.02(d) (or more frequently to the extent required under the 1940 Act), the “Updated Assigned Value” of such Loan Asset shall be deemed to equal zero until CGMS provides such report; provided, in no event shall any Updated Assigned Value exceed 100%, and provided, further, any Loan Asset that is determined to have an Updated Assigned Value equal to or greater than 97% shall be deemed to have an Assigned Value equal to 100%.

“URC Loan Asset Dividend” has the meaning assigned to that term in Section 2.07(d)(ii).

“URC Reserve Requirement” means, as of any date of determination, an amount equal to the aggregate Unfunded Revolving Commitments of all Loan Assets that are included in the Collateral Portfolio.

“Value Adjusted Assigned Value” means, with respect to any Loan Asset included in the calculation of the Borrowing Base as of any date following the occurrence of an Assigned Value Adjustment Event, the value (expressed as a percentage of the Outstanding Principal Balance) of such Loan Asset established by the Administrative Agent from time to time in its sole and absolute discretion (and the Administrative Agent shall promptly notify the Servicer of any change to Value Adjusted Assigned Value it may establish from time to time), provided, that:

(1)	the Value Adjusted Assigned Value of any Loan Asset subject to a Material Modification under clause (i) of such defined term shall in all events equal zero;

(2)	except with respect to a Loan Asset described in clause (1) above, the Value Adjusted Assigned Value shall not be less than any Quoted Price (when it becomes available) issued after the occurrence of the related Assigned Value Adjustment Event from a Nationally Recognized Valuation Firm selected by the Administrative Agent (at the Borrower’s expense) and retained to value such Loan Asset; and

(3)	except with respect to a Loan Asset described in clause (1) above, in the event the Borrower disagrees with the Administrative Agent’s determination of the Value Adjusted Assigned Value, the Borrower may (at its expense) retain any Nationally Recognized Valuation Firm to value such Loan Asset, and if the value determined by such Nationally Recognized Valuation Firm is greater than the Administrative Agent’s determination of the Value Adjusted Assigned Value, such Nationally Recognized Valuation Firm’s valuation shall become the Value Adjusted Assigned Value hereunder; provided that until the completion of such valuation process, the Value Adjusted Assigned Value of such Loan Asset shall be the value assigned by the Administrative Agent.

“Volcker Event” has the meaning assigned to that term in Section 8.03(a).

“Volcker Extension Deadline” has the meaning assigned to that term in Section 8.03(a).

“Volcker Rule” means Section 13 of the Bank Holding Company Act of 1956, as amended, 12 USC § 1851 (added pursuant to Section 619 of Dodd-Frank), as implemented by Prohibitions and Restrictions on Proprietary Trading and Certain Interests in, and Relationships With, Hedge Funds and Private Equity Funds; Final Rule, 79 F.R. 5536 (January 31, 2014), and together with any other rules, regulations, interpretations and pronouncements of any Governmental Authority with respect to the foregoing.

“WARF Test” means, as of any date of determination, a test that is satisfied if WARF is not greater than either (i) during the Ramp-Up Period, 3490, and (ii) after the Ramp-Up Period, either (a) if such date of determination is prior to the CQT Matrix Trigger Date, 3800, or (b) if such date of determination is on or after the CQT Matrix Trigger Date, the numeric figure selected by the Servicer by reference to the matrix set forth on Annex D.

“WARR Test” means, as of any date of determination, a test that is satisfied if the WARR is not less than (i) if such date of determination is prior to the CQT Matrix Trigger Date, 48%, or (ii) if such date of determination is on or after the CQT Matrix Trigger Date, the “Minimum Recovery Rate” selected by the Servicer by reference to the matrix set forth on Annex D.

“Warranty Event” means, as to any Loan Asset, the discovery (i) that as of the related Cut-Off Date for such Loan Asset there existed a breach of any representation or warranty relating to such Loan Asset (other than any representation or warranty that the Loan Asset satisfies the criteria of the definition of Eligible Loan Asset), or (ii) following the Cut-Off Date for such Loan Asset, of a Dispute.

“Warranty Loan Asset” means (i) any Loan Asset that fails to satisfy any criteria of the definition of Eligible Loan Asset as of the Cut-Off Date for such Loan Asset or a Loan Asset with respect to which a Warranty Event has occurred, or (ii) any Loan Asset, or if not affecting the full Loan Asset, the portion thereof, subject to a Dispute following the Cut-Off Date.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Loan Assets, the number of years following such date obtained by summing the products obtained for each of the Eligible Loan Assets, by multiplying: (a) the Average Life of each such Eligible Loan Asset as at such date of determination, by the Outstanding Principal Balance of such Eligible Loan Asset, and dividing such sum by: (b) the aggregate Outstanding Principal Balance of all Eligible Loan Assets.

“Weighted Average Life Test” means, as of any date of determination, that the Weighted Average Life of all Eligible Loan Assets is equal to or less than 6.0 years.

“Weighted Average Rating Factor” or “WARF” means, as of any date of determination, the number obtained by dividing (i) the sum of the products obtained for each of the Eligible Loan Assets, by multiplying (a) the Moody’s Rating Factor (as defined in Annex E) of each such Eligible Loan Asset as at such date of determination, by (b) the Outstanding Principal Balance of such Eligible Loan Asset, by (ii) the aggregate Outstanding Principal Balance of all Eligible Loan Assets.

“Weighted Average Recovery Ratio” or “WARR” means, as of any date of determination, the percentage obtained by dividing (i) the sum of the products obtained for each of the Eligible Loan Assets, by multiplying (a) the Moody’s Recovery Rate of each such Eligible Loan Asset as at such date of determination, by (b) the Outstanding Principal Balance of such Eligible Loan Asset, by (ii) the aggregate Outstanding Principal Balance of all Eligible Loan Assets.

“Weighted Average Spread” means, as of any date of determination with respect to all Eligible Loan Assets, the Spread obtained by summing the products obtained for each of the Eligible Loan Assets that are Floating Rate Loan Assets, by multiplying: (a) the Spread of each such Eligible Loan Asset, by the maximum committed funding amount, and dividing such sum by: (b) the aggregate maximum committed funding amounts of all Eligible Loan Assets that are Floating Rate Loan Assets.

“Weighted Average Spread Test” means, as of any date of determination, a test that is satisfied if the Weighted Average Spread of all Eligible Loan Assets that are Floating Rate Loan Assets is equal to or greater than (i) if such date of determination is prior to the CQT Matrix Trigger Date, 3.50%, or (ii) if such date of determination is on or after the CQT Matrix Trigger Date, the “Minimum WAS” selected by the Servicer by reference to the matrix set forth on Annex D.

“Yield” means with respect to any Remittance Period (or portion thereof), the sum for all Advances Outstanding for each day in such Remittance Period (or portion thereof) determined in accordance with the following formula for each such Advance:

YR x L

D

where:	YR	=	the Yield Rate applicable on such day to such Advance;

	L	=	the principal amount of such Advance on such day; and

	D	=	360 or, to the extent the Yield Rate is the Base Rate, 365 or 366 days, as applicable;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

“Yield Rate” means, as of any date of determination, an interest rate per annum equal to

(i) to the extent the Lender is a Conduit Lender that is funding the applicable Advance or portion thereof through the issuance of Commercial Paper Notes, a rate equal to the CP Rate for such Remittance Period plus the Applicable Spread on such portion; or

(ii) to the extent the relevant Lender is not funding the applicable Advance or portion thereof through the issuance of Commercial Paper Notes, a rate equal to LIBOR for such date plus the Applicable Spread on such portion;

provided that: (x) the Yield Rate shall be the Base Rate plus the Applicable Spread for any Remittance Period for any Advance as to which a Conduit Lender has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the applicable Liquidity Agreement on any day other than the first day of such Remittance Period and without giving such Liquidity Bank at least two Business Days’ prior notice of such assignment, and (y) if any Lender Agent shall have notified the Administrative Agent that a Eurodollar Disruption Event has occurred and is continuing, the Administrative Agent shall in turn so notify the Borrower, whereupon the Yield Rate shall be equal to the Base Rate plus the Applicable Spread until such Lender Agent shall have notified the Administrative Agent that such Eurodollar Disruption Event has ceased, at which time the Yield Rate shall again be equal to Daily LIBOR for such date plus the Applicable Spread.

SECTION 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

SECTION 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.04 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time;

(f) the term “or” is not exclusive;

(g) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(h) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(i) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(j) reference to any Event of Default shall not include any Event of Default that has been expressly waived in writing in accordance with the terms of this Agreement; and

(k) where any formulation requires the determination of (i) the greater or greatest of a series of options and two of the available options yield the same result (which result is greater than the result(s) yielded by the other options, if any), then such shared result shall be the result used for such determination, (ii) the lesser or least of a series of options and two of the available options yield the same result (which result is less than the result(s) yielded by the other options, if any), then such shared result shall be the result used for such determination, (iii) the later or latest of a series of options and two of the available options yield the same result (which result is later than the result(s) yielded by the other options, if any), then such shared result shall be the result used for such determination, and (iv)

the earlier or earliest of a series of options and two of the available options yield the same result (which result is earlier than the result(s) yielded by the other options, if any), then such shared result shall be the result used for such determination.

ARTICLE II.

THE FACILITY

SECTION 2.01 Revolving Note and Advances.

(a) Revolving Note. The Borrower has heretofore delivered or shall, on the date hereof (and on the terms and subject to the conditions hereinafter set forth), deliver, to each Lender Agent so requesting, at the address set forth in Section 12.02 of this Agreement, and on the effective date of any Joinder Supplement, to each additional Lender Agent, at the address set forth in the applicable Joinder Supplement, a duly executed Revolving Note (the “Revolving Note”) to the extent requested by such Lender Agent, in substantially the form of Exhibit H, in an aggregate face amount equal to the applicable Lender Group’s Group Advance Limit as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Interest shall accrue on the Revolving Note and the Advances, and the Revolving Note and the Advances shall be payable, as described herein.

(b) Advances. On the terms and conditions hereinafter set forth, the Borrower may at its option, by delivery of a Notice of Borrowing to the Administrative Agent and each Lender Agent, from time to time on any Business Day from the Closing Date until the end of the Revolving Period (but in no event more than 2 times per calendar week), request that the Lenders make Advances to it in an amount which after giving effect to such Advances, would not cause the aggregate Advances Outstanding to exceed the Maximum Availability on such date; provided that with respect to an Advance proposed to be funded in connection with the addition of a Loan Asset to the Collateral Portfolio, such Advance resulted in, or results in, Collateral Quality Improvement, determined as of the CQI Advance Determination Date. Such Advances shall be used for the purposes contemplated in Section 5.02(h) hereof. Upon receipt of such Notice of Borrowing, the Lender Agent for each Lender Group containing one or more Conduit Lenders shall notify the Conduit Lenders in its Lender Group of the requested Advance, and such Conduit Lenders may, in their sole discretion, agree or decline to make the Advance. If any Conduit Lender declines to make all or any part of a proposed Advance, the Lender Agent for such Conduit Lender shall so notify the Liquidity Banks in its Lender Group and the applicable portion of the Advance shall be made by such Liquidity Banks in accordance with their ratable shares of the Group Advance Limit for their Lender Group. Under no circumstances shall any Conduit Lender make any Advance or shall any Liquidity Bank or any Institutional Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default has occurred and is continuing or would result therefrom or an Unmatured Event of Default exists or would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Maximum Availability. Notwithstanding anything contained in this Section 2.01 or elsewhere in this Agreement to the contrary, (A) no Liquidity Bank shall be obligated to make any Advance in an amount that would, after giving effect to such Advance, exceed such Liquidity Bank’s Commitment less the sum of (x) the aggregate outstanding amount of any Advances funded by such Liquidity Bank under such Liquidity Bank’s Liquidity Agreement plus (y) such Liquidity Bank’s ratable share of the aggregate outstanding Advances made by the Conduit Lenders in such Liquidity Bank’s Lender Group (whether or not any portion thereof has been assigned under a Liquidity Agreement), (B) no Institutional Lender shall be obligated to make any Advance in an amount that would, after giving effect to such Advance, exceed such Institutional Lender’s

Commitment less the aggregate outstanding amount of any Advances funded by such Institutional Lender, (C) no Conduit Lender shall make any Advance in an amount that would, after giving effect to such Advance, result in the aggregate Advances then funded by all of the Conduit Lenders in a Lender Group exceeding the Group Advance Limit for such Lender Group then in effect and (D) no Conduit Lender shall make any Advance and no Liquidity Bank or Institutional Lender shall be required to make any Advance if after giving effect to such Advance, the aggregate amount of Advances Outstanding would exceed the Maximum Availability. Each Advance to be made hereunder shall be made ratably among the Lender Groups in accordance with their Group Advance Limits.

(c) Notations on Revolving Note. Each Lender Agent is hereby authorized to enter on a schedule attached to the Revolving Note with respect to each Lender in such Lender Agent’s Lender Group a notation (which may be computer generated) with respect to each Advance under the Revolving Note made by the applicable Lender of: (i) the date and principal amount thereof, and (ii) each repayment of principal thereof, and any such recordation, absent manifest error, shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender Agent to make any such notation on the schedule attached to any Revolving Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.

SECTION 2.02 Procedure for Advances.

(a) On any Business Day during the Revolving Period, the Borrower may request that the Lenders make Advances, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.

(b) Each Advance shall be made upon delivery of an irrevocable request for an Advance from the Borrower to the Administrative Agent and each Lender Agent, with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian, no later than 3:00 p.m. on the Business Day immediately prior to the proposed date of such Advance (which shall be a Business Day), or such shorter notice period as may be agreed upon by the Borrower, the Administrative Agent and the Lenders, in the form of a Notice of Borrowing. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof), and shall specify:

(i) the aggregate amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base; provided that the amount of such Advance must be at least equal to $500,000;

(ii) the proposed date of such Advance and, if such Advance is to be a Fixed LIBOR Advance, the related Fixed Period (it being understood that if notice of such Advance is not provided at least two Business Days prior to the proposed Cut-Off Date, then such Advance shall be a Daily LIBOR Advance for two Business Days following which the Advance shall convert to a Fixed LIBOR Advance);

(iii) with respect to an Advance proposed to be funded in connection with the Pledge of a Loan Asset, a written certification of the Servicer demonstrating that such Advance resulted in, or results in, Collateral Quality Improvement, determined as of the CQI Advance Determination Date; and

(iv) a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied.

No later than 1:00 p.m. on the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Conduit Lender may, or the related Liquidity Banks, as applicable, and the Institutional Lenders shall, in accordance with instructions received by the Lender Agent for such Lenders from the Borrower, make available to the Borrower, in same day funds, an amount equal to such Lender’s ratable share of such Advance, by payment into the account which the Borrower has designated in writing. With respect to any Advance, no Lender shall be responsible to fund an amount greater than such Lender’s ratable share of such Advance, including if any other Lender becomes a Defaulting Lender.

(c) The Advances shall bear interest at the Yield Rate.

(d) Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein, the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Revolving Period.

(e) A determination by the Administrative Agent or any Lender Agent of the existence of any Eurodollar Disruption Event (any such determination to be communicated to the Borrower by written notice from the Administrative Agent or such Lender Agent promptly after the Administrative Agent or such Lender Agent learns of such event), or of the effect of any Eurodollar Disruption Event on its making or maintaining Advances at LIBOR, shall be conclusive absent manifest error.

(f) The obligation of each Liquidity Bank and Institutional Lender to remit its Pro Rata Share of any Advance shall be several from that of each other Liquidity Bank and Institutional Lender and the failure of any Liquidity Bank or Institutional Lender to so make such amount available to the Borrower shall not relieve any other Liquidity Bank or Institutional Lender of its obligation hereunder.

SECTION 2.03 Determination of Yield; Conversions of Advances; Limitations on Fixed LIBOR Advances.

(a) The Administrative Agent (and the Lender Agents with respect to the Conduit Lenders in their respective Lender Groups) shall determine the Yield for the Advances (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period and shall advise the Servicer thereof no later than the Business Day prior to the Reporting Date.

(b) The Borrower may elect from time to time to convert Fixed LIBOR Advances to Daily LIBOR Advances by giving the Administrative Agent, the Collateral Administrator and Lender Agents prior irrevocable notice of such election no later than 2:00 p.m. on the Business Day two Business Days prior to the proposed conversion date; provided that any such conversion of Fixed LIBOR Advances may only be made on the last day of a Fixed Period with respect thereto. The Borrower may elect from time to time to convert Daily LIBOR Advances to Fixed LIBOR Advances by giving the Administrative Agent and the Lender Agents prior irrevocable notice of such election no later than 2:00 p.m. on the second Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Fixed Period therefor); provided that no Daily LIBOR Advances may be converted into Fixed LIBOR Advances after the earliest to occur of an Event of Default, an Unmatured Event of Default or the Final Maturity Date.

(c) Any Fixed LIBOR Advance may be continued in whole or in part (including by combining with other Fixed LIBOR Advances that have Fixed Periods expiring on the same date or with Daily LIBOR Advances) upon the expiration of the then current Fixed Period with respect thereto by the Borrower giving prior irrevocable notice to the Administrative Agent and Lender Agents not later than 2:00 p.m. on the date that is two Business Days prior to the last day of the then current Fixed Period setting forth the length of the next Fixed Period to be applicable to such Fixed LIBOR Advance; provided that no Fixed LIBOR Advance may be continued after the earliest to occur of an Event of Default, an Unmatured Event of Default or the Final Maturity Date; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Advance shall be automatically converted to a Daily LIBOR Advance on the last day of such then expiring Fixed Period.

(d) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Fixed LIBOR Advances and all selections of Fixed Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of Fixed LIBOR Advances allocated to each Fixed Period shall be equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) no more than ten Fixed Periods shall be outstanding at any one time.

SECTION 2.04 Remittance Procedures. On each Payment Date, the Servicer, as agent for the Administrative Agent and the Lender Agents, shall instruct the Collateral Agent (and the Collateral Agent shall instruct the Account Bank) and, if the Servicer fails to do so, the Administrative Agent may instruct the Collateral Agent (and the Collateral Agent shall instruct the Account Bank), to apply funds on deposit in the Collection Account as described in this Section 2.04; provided that, at any time after delivery of Notice of Exclusive Control, the Administrative Agent shall instruct the Collateral Agent (and the Collateral Agent shall instruct the Account Bank) to apply funds on deposit in the Collection Account as described in this Section 2.04.

(a) Interest Payments Prior to the Commitment Termination Date. Prior to the occurrence of the Commitment Termination Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) instruct the Account Bank to transfer Interest Collections held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the most recent Determination Date, in the following order and priority:

(i) first, to the Administrative Agent for distribution to the Collateral Agent, the Collateral Custodian, the Backup Servicer, the Collateral Administrator and the Account Bank, payment in full of all accrued fees and expenses (including Backup Servicer Succession Expenses) due hereunder and under the Fee Letters; provided that fees and expenses paid pursuant to this clause first for the twelve month period ending on such date shall not exceed the Senior Fee Limit;

(ii) second, to the Servicer, in payment in full of the accrued Senior Servicing Fees (to the extent not waived);

(iii) third, (1) if no Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, in accordance with the amounts due under this clause third, all Yield accrued and unpaid as of the last day of the related Remittance Period, and (2) if a Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, in accordance with the Adjusted Pro Rata Shares and in accordance with the amounts due under this clause third, all Yield accrued and unpaid as of the last day of the related Remittance Period to Lenders constituting part of a Non-Defaulting Lender Group;

(iv) fourth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender (other than any Defaulting Lender), pro rata, in accordance with the amounts due under this clause fourth, the Undrawn Fee that is accrued and unpaid as of the last day of the related Remittance Period;

(v) fifth, if a Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender pro rata with respect to each applicable Defaulting Lender, all Yield accrued and unpaid as of the last day of the related Remittance Period to such Defaulting Lenders;

(vi) sixth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;

(vii) seventh, (1) if no Default Period is in effect, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, to pay the Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency, and (2) if a Default Period is in effect, to the Administrative Agent (x) first, for distribution to each Lender Agent for the account of the applicable Lender, in accordance with the Adjusted Pro Rata Shares and to pay the Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency, and (y) second, if all Advances Outstanding of all Non-Defaulting Lenders are reduced to zero, to each Lender Agent of a Defaulting Lender Group for the account of the applicable Lender (including any Defaulting Lender), pro rata, to pay the Advances Outstanding to the extent required to satisfy any outstanding Borrowing Base Deficiency;

(viii) eighth, to the Servicer, in payment in full of the accrued Subordinate Servicing Fees, including any unpaid Subordinate Servicing Fees with respect to any prior Remittance Period (to the extent not waived);

(ix) ninth, to the Administrative Agent for the benefit of the Collateral Agent, Collateral Custodian, Backup Servicer, the Collateral Administrator and Account Bank in payment in full of all accrued fees and expenses (including Backup Servicer Succession Expenses) or other amounts due hereunder and under the Fee Letters to the extent not previously paid (including to the extent of any such fees and expenses in excess of the Senior Fee Limit and not paid pursuant to clause first above);

(x) tenth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, to pay the Advances Outstanding in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(d);

(xi) eleventh, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender or any other Person making claim for a payment pursuant to the terms hereof, to pay any other amounts due and payable to such Persons (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents;

(xii) twelfth, to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder;

(xiii) thirteenth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, to pay the Advances Outstanding in connection with any voluntary prepayment of Advances hereunder in accordance with Section 2.18(b); and

(xiv) fourteenth, during any Release Period, to the Borrower, any remaining amounts.

(b) Principal Payments Prior to the Commitment Termination Date. Prior to the Commitment Termination Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) instruct the Account Bank to transfer Principal Collections held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the most recent Determination Date, in the following order and priority:

(i) first, to the Administrative Agent for distribution to the appropriate Person to pay amounts due under Section 2.04(a)(i) to the extent not paid thereunder;

(ii) second, to the Servicer, in payment in full of the accrued Senior Servicing Fees due under Section 2.04(a)(ii) to the extent not paid thereunder;

(iii) third, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender to pay amounts due under Section 2.04(a)(iii) through (viii) (including, without limitation, any Borrowing Base Deficiency under clause (vii)) to the extent not paid thereunder;

(iv) fourth, to the Administrative Agent for distribution to the Collateral Agent, the Collateral Custodian, the Backup Servicer and the Account Bank, payment in full of all accrued fees and expenses (including Backup Servicer Succession Expenses) due hereunder and under the Fee Letters to the extent not previously paid;

(v) fifth, to the Administrative Agent and each Lender Agent (for the account of the applicable Lender) to pay any other amounts due and payable to such Persons (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents to the extent not paid thereunder;

(vi) sixth, to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder to the extent not paid thereunder;

(vii) seventh, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, to pay the Advances Outstanding in connection with any voluntary prepayment of Advances hereunder in accordance with Section 2.18(b); and

(viii) eighth, during any Release Period, to the Borrower, any remaining amounts.

(c) Payment Date Transfers Upon the Occurrence of the Commitment Termination Date. Upon the occurrence of the Commitment Termination Date or, in any case, after the declaration, or automatic occurrence, of the Final Maturity Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) instruct the Account Bank to transfer collected funds held by the Account Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the most recent Determination Date, in the following order and priority:

(i) first, to the Administrative Agent for distribution to the Collateral Agent, the Collateral Custodian, the Backup Servicer, the Collateral Administrator and the Account Bank, payment in full of all accrued fees and expenses (including Backup Servicer Succession Expenses and Collateral Agent Expenses) due hereunder, and amounts due under the Fee Letters;

(ii) second, to the Servicer, in payment in full of the accrued Senior Servicing Fees (to the extent not waived);

(iii) third, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, in accordance with the amounts due under this clause third, all Yield and the Undrawn Fee accrued and unpaid as of the last day of the related Remittance Period;

(iv) fourth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Administrative Agent, any Lender Agent or any Lender under the Transaction Documents;

(v) fifth, to the Administrative Agent for distribution to each Lender Agent for the account of the applicable Lender, pro rata, to pay the Advances Outstanding until paid in full;

(vi) sixth, to the Administrative Agent for the benefit of the Collateral Agent, Collateral Custodian, Backup Servicer and Account Bank in payment in full of all accrued expenses or other amounts due to the extent not previously paid;

(vii) seventh, to the Servicer, in payment of the accrued Subordinate Servicing Fees (to the extent not waived) and all reasonable expenses (except allocated overhead) incurred in connection with the performance of its duties hereunder;

(viii) eighth, to the Administrative Agent and each Lender Agent (for the account of the applicable Lender) to pay any other amounts due and payable to such Persons (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents; and

(ix) ninth, to the Borrower, any remaining amounts.

(d) Insufficiency of Funds. The parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents, together with interest accrued as set forth in Section 2.08(a), from the Payment Date when due and unpaid hereunder.

SECTION 2.05 Instructions to the Collateral Agent and the Account Bank. All instructions and directions given to the Collateral Agent or the Account Bank by the Servicer, the Borrower or the Administrative Agent pursuant to Section 2.04 shall be in writing (including instructions and directions transmitted to the Collateral Agent or the Account Bank by telecopy or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04. The Servicer and the Borrower shall transmit to the Administrative Agent by telecopy or e-mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank by such party pursuant to Section 2.04 substantially currently with the delivery thereof. The Administrative Agent shall transmit to the Servicer and the Borrower by telecopy or e-mail a copy of all instructions and directions given to the Collateral Agent or the Account Bank by the Administrative Agent, pursuant to Section 2.04 substantially currently with the delivery thereof. If either the Administrative Agent or Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower, the Servicer and the Collateral Agent in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Collateral Agent or the Account Bank receives instructions from the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Agent or the Account Bank, as applicable, (i) shall rely on and follow the instructions given by the Administrative Agent, and (ii) shall promptly notify the Borrower, the Servicer and the Administrative Agent of such conflicting instructions.

SECTION 2.06 Borrowing Base Deficiency Payments.

(a) In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if, on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower may eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in United States dollars into the Principal Collection Subaccount, (ii) repay Advances (together with any Breakage Fees and all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and the Lenders, in each case in respect of the amount so prepaid), (iii) sell Eligible Loan Assets in accordance with Section 2.07, or (iv) during the Revolving Period, Pledge additional Eligible Loan Assets.

(b) No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances or Pledge of additional Eligible Loan Assets pursuant to Section 2.06(a), the Borrower (or the Servicer on its behalf) shall deliver (i) to the Administrative Agent and Lender Agents (with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian), notice of such repayment or Pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Administrative

Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Pledged and added to the updated Loan Asset Schedule. Any notice pertaining to any repayment or any Pledge pursuant to this Section 2.06 shall be irrevocable.

(c) Until such time as any Borrowing Base Deficiency has been cured in full and no other Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower shall not request the right to transfer (by sale, dividend, distribution or otherwise), and the Administrative Agent and Collateral Agent shall not grant the release of Lien or the transfer of any Eligible Loan Asset from the Collateral Portfolio.

SECTION 2.07 Substitution and Sale of Loan Assets; Affiliate Transactions.

(a) Substitutions. The Borrower may, with the consent of the Administrative Agent in its sole discretion, replace any Loan Asset (a “Substitution”) so long as (i) such Substitution results in Collateral Quality Improvement, and (ii) no Event of Default has occurred and is continuing, or would result from such Substitution, and no event has occurred and is continuing, or would result from such Substitution, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; provided that the Borrower may effect a Substitution as necessary to cure a Borrowing Base Deficiency and any related Unmatured Event of Default arising therefrom; and (iii) simultaneously therewith, the Borrower Pledges (in accordance with all of the terms and provisions contained herein) a Substitute Eligible Loan Asset. The Administrative Agent shall use all commercially reasonable efforts to respond to any approval request in a timely manner.

(b) Discretionary Sales. The Borrower may sell Loan Assets from time to time, without the consent of the Administrative Agent to Persons including the Transferor or its Affiliates (a “Discretionary Sale”); so long as (i) the purchase price in cash deposited in the Collection Account with respect to such Discretionary Sale is at least equal to the Outstanding Loan Balance and otherwise complies with the pricing requirements set forth in clause (f) below, (ii) 100% of the net proceeds of such Discretionary Sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (iii) such Discretionary Sale results in Collateral Quality Improvement, and (iv) no event has occurred and is continuing, or would result from such Discretionary Sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Discretionary Sale, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; provided that the Borrower may effectuate a Discretionary Sale as necessary to cure in full (simultaneously with the application of the amounts deposited under clauses (i) and (ii) above and any substitution under Section 2.07(a)) a Borrowing Base Deficiency and any Unmatured Event of Default arising therefrom so long as such Loan Asset is sold for an amount at least equal to the Outstanding Loan Balance.

(c) Optional Sales. The Borrower may on any Optional Sale Date, prepay all or portion of the Advances Outstanding in connection with the sale or other transfer of all or a portion of the Loan Assets in connection with a Permitted Securitization or a Permitted Refinancing (each, an “Optional Sale”), without the consent of the Administrative Agent; so long as (i) except as otherwise agreed by the Administrative Agent pursuant to Section 2.07(j)(i)(A), the Borrower shall have provided to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian) not more than 45 days’ and at least 10 days’ prior written notice of its intent to effect an Optional Sale on the Optional Sale Date, (ii) the purchase price in cash deposited in the Collection Account with respect to the Optional Sale is at least equal to the aggregate Outstanding Loan Balance of the Loan Assets being sold and purchased in connection therewith, and otherwise complies with the pricing requirements set forth in clause (h) below), (iii) 100% of the net proceeds of such Optional Sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, and (iv) no event has occurred and is continuing, or would result from such Optional Sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Optional Sale, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; provided, that so long as all other conditions in this clause (c) and the Agreement are satisfied in full, the Administrative Agent, in its sole and absolute discretion (upon the delivery of a Notice of Permitted Securitization in the form attached as Exhibit A setting forth the proposed offset and demonstrating compliance with clause (iv) above in connection therewith), may permit the offset (a “Permitted Offset”) by the Servicer against the required purchase price to be deposited in the Collection Account under clause (ii) or (iii) of this Section 2.07(c) (and, if applicable, clause (i) of Section 2.07(h) below) by an amount not to exceed the Minimum Credit Enhancement applicable to the Loan Assets subject to an Optional Sale.

(d) Loan Asset Dividend; URC Loan Asset Dividend.

(i) The Borrower may, on any Loan Asset Dividend Date, distribute by dividend to its member a portion of the Loan Assets (each, a “Loan Asset Dividend”), without the consent of the Administrative Agent; so long as (A) except as otherwise agreed by the Administrative Agent pursuant to Section 2.07(j)(i)(B), the Borrower shall have provided to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian) not more than 45 days’ and at least 10 days’ prior written notice of its intent to effect a Loan Asset Dividend on the Loan Asset Dividend Date, (B) no event has occurred and is continuing, or would result from such Loan Asset Dividend, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Loan Asset Dividend, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency, and (C) except as provided in Section 2.07(j)(ii)(B), not more than five days’ and at least two days’ prior to the related Loan Asset Dividend Date the Borrower and the Servicer shall have delivered to the Administrative Agent a written certificate (a “Loan Asset Dividend Certificate”) that (x) lists all Loan Assets to be subject to the Loan Asset Dividend, and (y) certifies on a pro forma basis as of the Loan Asset Dividend Date that such Loan Asset Dividend (after giving effect thereto) results in Collateral Quality Improvement.

(ii) The Borrower may either (x) if the Commitment Termination Date occurs before the date that is 10 Business Days before the Scheduled Commitment Termination Date, during the 10 Business Day period following the occurrence of the Commitment Termination Date or, (y) if the Commitment Termination Date occurs on or after the date that is 10 Business Days before the Scheduled Commitment Termination Date, during the 10 Business Day period prior to the Scheduled Commitment Termination Date, make a one-time distribution by dividend to its member of all or any Loan Assets with Unfunded Revolving Commitments (the “URC Loan Asset Dividend”), without the consent of the Administrative Agent; so long as (A) the Borrower shall have provided to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian) at least two Business Days’ prior written notice of its intent to effect an URC Loan Asset Dividend, (B) no event has occurred and is continuing, or would result from such URC Loan Asset Dividend, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such URC Loan Asset Dividend, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency, and (C) at least two Business Days’ prior to the URC Loan Asset Dividend, the Borrower and the

Servicer shall have delivered to the Administrative Agent a written certificate that lists all Loan Assets to be subject to the URC Loan Asset Dividend. The Borrower and the Servicer (on behalf of the Borrower) shall pay the reasonable legal fees and expenses of the Administrative Agent, the Collateral Agent, the Collateral Custodian and the Collateral Administrator in connection with any URC Loan Asset Dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Loan Asset in connection with dividend).

(e) Purchase or Substitution of Warranty Loan Assets. If on any day a Loan Asset is (or becomes) a Warranty Loan Asset, subject to the proviso below, no later than 10 days following the earlier of knowledge by the Borrower or the Servicer of such Loan Asset becoming a Warranty Loan Asset or receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof, the Borrower (or the Servicer on the Borrower’s behalf) shall either:

(i) make a deposit to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds in an amount equal to (x) the Advance Date Assigned Value multiplied by the principal amount then outstanding of such Loan Asset, plus on such amount interest from the Cut-Off Date at the Yield Rate, and (y) any expenses or fees with respect to such Loan Asset and costs and damages incurred by the Administrative Agent, any Lender Agent or any Lender in connection with any violation by such Loan Asset of any predatory or abusive lending law which is an Applicable Law (a notification regarding the amount of such expenses or fees to be provided by the Administrative Agent to the Borrower); provided that the Administrative Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements; or

(ii) with the prior written consent of the Administrative Agent, in its sole discretion, substitute for such Warranty Loan Asset a Substitute Eligible Loan Asset;

provided, that so long as (i) no Event of Default, Unmatured Event of Default or CQT Non-Qualification Period is continuing or would result therefrom, (ii) the Commitment Termination Date has not occurred and is not scheduled or anticipated to occur within the later of (A) 30 days from the related Cut-Off Date or (B) 10 days from the date on which a Responsible Officer of the Borrower or the Servicer had knowledge of such Loan Asset being or becoming a Warranty Loan Asset (a “Cure Date”), (iii) the Servicer believes in good faith that such breach of representation or warranty is capable of being rectified prior to the relevant Cure Date, and (iv) the Servicer delivers a written notice to the Administrative Agent setting forth that a breach of one or more representations or warranties relating to a Loan Asset existed as of its related Cut-Off Date (and describing such breach), and that the Servicer is actively seeking to rectify such breach prior to the relevant Cure Date, then (x) the Servicer shall not be required to take the actions set forth in clauses (i) or (ii) above until the relevant Cure Date therefor, and (y) if, prior to such Cure Date the Servicer and the Borrower each certifies to the Administrative Agent that all breaches of representations or warranties that resulted in the occurrence of a Warranty Event have been cured in full, then such Loan Asset shall no longer be considered a “Warranty Loan Asset” hereunder; provided, that until such time, such Loan Asset shall not constitute an Eligible Loan Asset.

(f) Release of Lien. Upon confirmation by the Administrative Agent and Collateral Agent, as the case may be, of:

(i) the delivery by the Borrower of a Substitute Eligible Loan Asset pursuant to a Substitution under Section 2.07(a) and the fulfillment of the other terms and conditions set forth in Section 2.07(a), (g), (h) and (i);

(ii) the deposit of the purchase price in cash into the Collection Account pursuant to a Discretionary Sale set forth in Section 2.07(b) and the fulfillment of the other terms and conditions set forth in Section 2.07(b), (g), (h) and (i);

(iii) the deposit of the purchase price in cash into the Collection Account pursuant to an Optional Sale set forth in Section 2.07(c) and the fulfillment of the other terms and conditions set forth in Section 2.07(c), (g), (h) and (i);

(iv) the deposit of the amounts set forth in Section 2.07(e)(i) in cash into the Collection Account or the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Loan Asset under Section 2.07(e)(ii) and the fulfillment of the other terms and conditions set forth in Section 2.07(e), (g), (h) and (i);

(v) the recordation of the dividend of Loan Assets subject to the Loan Asset Dividend on the books and records of the Borrower and the fulfillment of the other terms and conditions set forth in Section 2.07(d)(i), (g), (h) and (i);

(vi) the recordation of the dividend of Loan Assets subject to the URC Loan Asset Dividend on the books and records of the Borrower and the fulfillment of the other terms and conditions set forth in Section 2.07(d)(ii);

(such date of fulfillment, a “Release Date”),

then, the Warranty Loan Asset, or the Loan Assets and related Portfolio Assets subject of the Substitution, Discretionary Sale, Optional Sale, Loan Asset Dividend or URC Loan Asset Dividend, as the case may be, shall be removed from the Collateral Portfolio and, as applicable, the Substitute Eligible Loan Asset and related Portfolio Assets shall be included in the Collateral Portfolio. Subject to compliance by the Borrower with the immediately prior sentence, on the Release Date of each subject Loan Asset or Warranty Loan Asset, as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty of any kind or nature, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Loan Asset subject of the Substitution, Discretionary Sale, Optional Sale, Loan Asset Dividend, URC Loan Asset Dividend or the Warranty Loan Asset under this Section 2.07 and any related Portfolio Assets and all future monies due or to become due with respect thereto.

(g) Conditions to Sales, Substitutions, Repurchases and Loan Asset Dividend. Any Substitution, Discretionary Sale, Optional Sale or Loan Asset Dividend, or transfer of a Warranty Loan Asset effected pursuant to Sections 2.07(a), (b), (c), (d)(i) or (e) shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):

(i) the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent in connection with (and reflecting) such sale, substitution or repurchase;

(ii) the Borrower shall deliver a list of all Loan Assets to be sold, substituted, repurchased or subject to dividend;

(iii) no selection procedures adverse to the interests of the Administrative Agent, the Lender Agents or the Lenders were utilized by the Borrower in the selection of the Loan Assets to be sold, repurchased, substituted or subject to dividend;

(iv) except with respect to (x) an Optional Sale requiring the additional notice set forth in Section 2.07(c) and (y) a Loan Asset Dividend requiring the additional notice set forth in Section 2.07(d)(i), the Borrower shall give two Business Days’ notice of such sale, substitution or repurchase;

(v) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;

(vi) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(vii) any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18;

(viii) with respect to any Warranty Loan Asset, the Borrower shall have made a claim under Section 6.1 of the Contribution Agreement for a repurchase therefor;

(ix) except with respect to a transfer of a Warranty Loan Asset, such Substitution, Discretionary Sale, Optional Sale or Loan Asset Dividend, as the case may be, results in Collateral Quality Improvement;

(x) the Borrower and the Servicer (on behalf of the Borrower) shall pay the reasonable legal fees and expenses of the Administrative Agent, the Collateral Agent, the Account Bank, the Collateral Administrator and the Collateral Custodian in connection with any such sale, substitution, repurchase or dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Loan Asset in connection with such sale, substitution, repurchase or dividend);

(xi) except as otherwise provided in Section 2.07(j)(ii)(B), with respect to a proposed Loan Asset Dividend, the Borrower and the Servicer shall have delivered, not more than five days’ and at least two days’ prior to the related Loan Asset Dividend Date, a Loan Asset Dividend Certificate; and

(xii) with respect to a proposed Loan Asset Dividend, following the effectuation thereof as of the Loan Asset Dividend Date, the Administrative Agent shall be satisfied that such Loan Asset Dividend results in Collateral Quality Improvement.

(h) Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, no Transferor (or any Affiliate thereof) shall reacquire from the

Borrower and the Borrower shall not transfer to the Transferor or any Affiliate of the Transferor, and neither the Transferor nor any of its Affiliates will have a right or ability to purchase, any Loan Asset unless (i) such transfer is pursuant to the terms of the Contribution Agreement applicable to Warranty Loan Assets, or on an arms’ length basis and (other than in the case of a Loan Asset Dividend or an URC Loan Asset Dividend) for an acquisition price in cash (subject to any Permitted Offset, if applicable, under the proviso to Section 2.07(c)) equal to the greater of (x) the Outstanding Loan Balance, and (y) the fair market value, of such Loan Asset, (ii) such transfer is pursuant to (and in compliance with the terms, conditions and requirements elsewhere set forth in) this Section 2.07, and (iii) to the extent any Loan Asset is sold for less than the Outstanding Loan Balance thereof in cash, the prior written consent of the Administrative Agent has been obtained.

(i) Limitations on Repurchases and Substitutions.

(i) The Outstanding Principal Balance of all Loan Assets (other than Warranty Loan Assets) sold to the Transferor or any Affiliate thereof pursuant to Section 2.07(b) or substituted pursuant to Section 2.07(a) during the 12-month period immediately preceding the proposed date of sale or substitution (or such lesser number of months as shall have elapsed as of such date) does not exceed 20% (excluding Credit Revised Loan Assets) of the highest aggregate Outstanding Principal Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date).

(ii) The Outstanding Principal Balance of all Loan Assets subject to clause (i) or (iii) of the definition of “Assigned Value Adjustment Event” (other than Warranty Loan Assets) sold or transferred to the Transferor (or any Affiliate thereof) or substituted pursuant to Section 2.07(a) during the 12-month period immediately preceding the proposed date of sale or substitution (or such lesser number of months as shall have elapsed as of such date) does not exceed 10% of the highest aggregate Outstanding Principal Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date).

(iii) True Contribution. Notwithstanding anything in this Section 2.07, the Borrower shall not, and the Servicer shall not on the Borrower’s behalf, purchase, sell or substitute any Loan Asset in contravention with the assumptions set forth in the legal opinion of (i) Latham & Watkins LLP, as special counsel to the Borrower, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and “true contribution” of the Loan Assets, and (ii) Richards, Layton & Finger, P.A., as special counsel to the Borrower, issued in connection with the Transaction Documents and relating to the issue of “true contribution” of the Loan Assets.

(j) Permitted Securitizations.

(i) The Administrative Agent may, in its sole and absolute discretion, waive the notice required to be delivered pursuant to (A) Section 2.07(c)(i) with respect to any Optional Sale or (B) Sections 2.07(d)(i)(A) with respect to any Loan Asset Dividend to be made in connection with a Permitted Securitization.

(ii) The delivery of a Notice of Permitted Securitization in the form set forth in Exhibit A on or prior to the second Business Day prior to the closing of the applicable Permitted Securitization shall be deemed to satisfy the requirement to deliver, if and to the extent applicable:

(A) a Notice of Reduction pursuant to Section 2.18(b);

(B) a Loan Asset Dividend Certificate pursuant to Sections 2.07(d)(i) and 2.07(g)(xi);

(C) the notice, if any, required to be delivered pursuant to Section 2.07(g)(iv); and

(D) the certifications and notices otherwise required to be delivered pursuant to (but not the other conditions set forth in) Section 2.07(g),

in each case with respect to any repayment of Advances, Loan Asset Dividend or Optional Sale to be made in connection with, and substantially contemporaneously with the closing of, such Permitted Securitization.

SECTION 2.08 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof so that funds are received by the Lenders no later than 1:00 p.m. on the day when due in lawful money of the United States (including, with respect to Foreign Currency Loan Assets, pursuant to Hedging Agreements) in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. The Borrower or the Servicer, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due to any of the Secured Parties hereunder at 2.25% per annum above the Base Rate (other than with respect to any Advances outstanding, which shall accrue at the Yield Rate), payable on demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment); provided that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. All computations of interest and all computations of Yield and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed, other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.

(c) If any Advance requested by the Borrower and approved by the Administrative Agent and the Lender Agents pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, the Administrative Agent or an Affiliate thereof as determined in a final decision by a court of competent jurisdiction, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any loss, cost or expense incurred by such Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lenders, the Administrative Agent or an Affiliate thereof as determined in a final decision by a court of competent jurisdiction), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses but excluding lost profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

SECTION 2.09 Undrawn Fee. The Borrower shall pay, in accordance with Section 2.04, pro rata to each Lender (either directly or through the applicable Lender Agent), an undrawn fee (the “Undrawn Fee”) payable in arrears for each Remittance Period, equal to the sum of the products for each day during such Remittance Period of (i) one divided by 360, (ii) the applicable Undrawn Fee Rate on such day, and (iii) the Undrawn Fee Calculation Basis on such day minus the Advances Outstanding on such day (the amount set forth in this clause (iii), the “Unused Portion”).

SECTION 2.10 Increased Costs; Capital Adequacy.

(a) If, due to either (i) the introduction of or any change that becomes effective following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the date hereof of any Applicable Law (including, without limitation, any law or regulation resulting in any interest payments paid to any Lender under this Agreement being subject to any Tax, except for Indemnified Taxes and Excluded Taxes), in each case whether foreign or domestic, including under Basel III or Dodd-Frank, or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), including under Basel III or Dodd-Frank, there shall be any increase in the cost to the Administrative Agent, any Lender, any Lender Agent, any Liquidity Bank or any Affiliate, participant, successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement, under any other Transaction Document or any Liquidity Agreement, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within 10 days after such demand; provided that the amounts payable under this Section 2.10 shall be without duplication of amounts payable under Section 2.11 and shall not include any Excluded Taxes.

(b) If either (i) the introduction of or any change that becomes effective following the date hereof in or in the interpretation, administration or application following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, including under Basel III or Dodd-Frank, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand and certifying that such demand is being made as a general policy of such Affected Party in the majority of similar transactions in which such claim had or would have an impact on such Affected Party’s rate of return, capital requirements or other economic loss), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, any increase in cost or reduction in Yield with respect to any Affected Party caused by regulatory capital allocation adjustments due to FAS 166, 167 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.10.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.10, (i) any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it, or (ii) the Administrative Agent (whether in its own judgment or, if Citibank is no longer serving as Administrative Agent, at the request of the Majority Lenders) deems it necessary or appropriate to obtain a credit rating on the Revolving Notes and the Advances, the Borrower shall (x) provide (as promptly as possible and in any event no later than 60 days following receipt by the Borrower of such reasonable request) at least one Rating Agency designated by the Administrative Agent with all information and documents reasonably requested by such Rating Agency (to the extent such information or documents are in the possession of or reasonably available to the Borrower) and otherwise cooperate with such Rating Agency’s review of the Transaction Documents and transactions contemplated hereby, and (y) pay the costs and expenses of such Rating Agency in respect of the rating of the Revolving Notes and the Advances.

(d) For avoidance of doubt, in connection with the interpretation of clause (a) and (b) of this Section 2.10, any regulatory changes, rules, guidelines or directives under or issued in connection with Basel III or Dodd-Frank will be considered as a “change” hereunder, and will not be treated as having been adopted or having come into effect before the date hereof.

(e) In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.10, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.

(f) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation.

SECTION 2.11 Taxes.

(a) All payments made by an Obligor in respect of a Loan Asset and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to any Indemnified Party, then the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made. The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower or Servicer under this Agreement will not, however, apply with respect to Excluded Taxes, and no Borrower or Servicer shall have an obligation to indemnify any Lender for Excluded Taxes.

(b) The Borrower will indemnify from funds available to it pursuant to Section 2.04 (and to the extent the funds available for indemnification provided by the Borrower are insufficient the Servicer, on behalf of the Borrower, will indemnify) each Indemnified Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within 10 days from the date a written invoice therefor is delivered to the Borrower.

(c) Within 30 days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent and the Lender Agents at the applicable address set forth on this Agreement, appropriate evidence of payment thereof.

(d) Each Lender (including any assignee thereof) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non -U.S. Lender”) shall deliver to the Borrower and the Servicer two copies of either U.S. Internal Revenue Service Form W-8BEN (claiming the benefits of an applicable tax treaty), W-8IMY, W-8EXP or W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit R to the effect that such Lender is eligible for an exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto, in every case with any required attachments and properly completed and duly executed and claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement. In addition, each Lender (including any assignee thereof) that is not a Non-U.S. Lender shall deliver to the Borrower and the Servicer two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed and claiming complete exemption, or shall otherwise establish an exemption, from U.S. backup withholding. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement. In addition, each Lender shall deliver such forms promptly upon receiving notice of the obsolescence, expiration or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Servicer at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Servicer (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower and the Servicer, at the time or times prescribed by applicable law and reasonably requested by the Borrower or the

Servicer, such properly completed and executed documentation or information prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate (or otherwise permit the Borrower and the Servicer to determine the applicable rate of withholding), provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any Lender determines, in its reasonable discretion, that it has received a refund of any Taxes for which it was indemnified by the Borrower pursuant to this Section 2.11 or with respect to which the Borrower or the Servicer has paid Additional Amounts pursuant to this Section 2.11 or Section 2.10, it shall pay to the Borrower or the Servicer, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Servicer under this Section 2.11 or Section 2.10 with respect to the Taxes or Additional Amounts giving rise to such refund), net of all reasonable out-of-pocket expenses (including additional Taxes, if any) of such Lender, as the case may be, incurred in obtaining such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund)

(g) Without prejudice to the survival of any other agreement of the Borrower and the Servicer hereunder, the agreements and obligations of the Borrower and the Servicer contained in this Section 2.11 shall survive the termination of this Agreement.

SECTION 2.12 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Contribution Agreement (and any UCC financing statements filed under or in connection therewith), the Loan Agreements related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts or Retained Interest (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under Article IX of the Contribution Agreement. The Borrower confirms that until the Collection Date the Collateral Agent (at the direction of the Administrative Agent) on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Contribution Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.

SECTION 2.13 Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (a) collaterally assigns and pledges to the Collateral Agent, on behalf of the Secured Parties, and (b) grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio, and (c) none of the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns), any Lender Agent, any Liquidity Bank nor any Secured Party shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender (nor its successors and assigns), any Lender Agent, any Liquidity Bank nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.14 Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 12.02 a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and interests of the Lenders (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, each Lender and each Lender Agent shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Agent at any reasonable time and from time to time upon reasonable prior notice. If a Lender sells a participation, the Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Transaction Documents (the “Participant Register”); provided that the Administrative Agent shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

SECTION 2.15 Survival of Representations and Warranties. It is understood and agreed that the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 are made and are true and correct on the date of this Agreement and on each Cut-Off Date unless such representations and warranties are made as of a specific date.

SECTION 2.16 Release of Loan Assets.

(a) The Borrower may obtain the release of (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) removed from the Collateral Portfolio pursuant to a Loan Asset Dividend or an URC Loan Asset Dividend or sold or substituted in accordance with the applicable provisions of Section 2.07 and any Portfolio Assets pertaining to such Loan Asset and (ii) any Loan Asset or any other asset in the Collateral Portfolio that expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account. The Collateral Agent, for the benefit of the Secured Parties, shall at the sole expense of the Borrower and at the direction of the

Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit M) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.

(b) Promptly after the Collection Date has occurred, the Collateral Agent (and to the extent that the Borrower identifies Liens held by such Persons, any Lender, Lender Agent or the Administrative Agent), at the direction of the Administrative Agent shall release to the Borrower, for no consideration but at the sole expense of the Borrower, its remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Collateral Agent (and to the extent that the Borrower identifies Liens held by such Persons, any Lender, Lender Agent or the Administrative Agent), but without any other representation or warranty, express or implied, by or recourse against the Collateral Agent, any Lender, any Lender Agent or the Administrative Agent.

SECTION 2.17 Treatment of Amounts Deposited by the Borrower. Amounts deposited by the Borrower in the Collection Account pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.

SECTION 2.18 Mandatory and Voluntary Prepayments; Termination.

(a) On each of the 4th and 8th Payment Dates following the Scheduled Commitment Termination Date and on the Scheduled Maturity Date, the Borrower shall reduce the Advances Outstanding by depositing in the Collection Account an amount equal to the Amortization Principal Reduction Amount applicable to each such Payment Date.

(b) Except as expressly permitted or required herein (including, without limitation, pursuant to (A) Section 2.06, with respect to any repayment necessary to cure a Borrowing Base Deficiency, and (B) Section 2.07(j)(ii)(A), with respect to any repayment in connection with a Permitted Securitization), Advances may only be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction (which notice shall include a Borrowing Base Certificate) to the Administrative Agent, the Collateral Agent and the Lender Agents at least three Business Days prior to such reduction. Upon any prepayment, the Borrower shall also pay in full any Breakage Fees (solely to the extent such prepayment occurs on any day other than a Payment Date) and other accrued and unpaid costs and expenses of Administrative Agent, the Lender Agents and Lenders related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion and (ii) no event has occurred or would result from such prepayment which would constitute an Event of Default or an Unmatured Event of Default. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(b) to the payment of any Breakage Fees and to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.18(b) shall be irrevocable.

(c) The Borrower may, at its option, permanently reduce the Aggregate Commitments hereunder upon not less than 15 Business Days’ prior written notice to the Administrative Agent and the Lender Agents, subject to the payment of any Borrowing Base Deficiency resulting from such permanent reduction, together with accrued and unpaid Yield and Breakage Fees (if any) relating thereto, all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and Lenders, pro rata to each Lender Agent (for the account of the applicable Lender); provided, in no event shall the Borrower have the right under this Section 2.18(c) to permanently reduce Aggregate Commitments below $250,000,000 without the prior written consent of the Majority Lenders. Upon the effectuation of any reduction in Aggregate Commitments in accordance with this Section 2.18(c), the Administrative Agent shall distribute to each Lender Agent a revised Annex A indicating the pro rata reduction of each Liquidity Bank’s and Institutional Lender’s Commitment effectuated under this Section 2.18(c) (unless a non-pro rata allocation is otherwise agreed to in writing by any Liquidity Bank or Institutional Lender in its sole discretion).

(d) The Borrower may, at its option, terminate this Agreement and the other Transaction Documents upon 15 Business Days’ prior written notice to the Administrative Agent and the Lender Agents and upon payment in full of all outstanding Advances; all accrued and unpaid Yield; any Breakage Fees; all accrued and unpaid costs and expenses of the Administrative Agent, the Lender Agents and Lenders and payment of all other Obligations (other than unmatured contingent indemnification obligations). Any termination of this Agreement shall be subject to Section 12.05.

SECTION 2.19 Collections and Allocations.

(a) The Servicer shall direct any agent or administrative agent for any Loan Asset to remit all cash Collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all cash Collections with respect to such Loan Asset directly to the Collection Account and all other Collections as directed by the Collateral Agent. The Borrower and the Servicer shall take commercially reasonable steps to ensure that only funds constituting cash Collections relating to Loan Assets shall be deposited into the Collection Account

(b) The Servicer shall promptly identify any Collections received as being on account of Interest Collections, Principal Collections or other Available Collections and shall transfer, or cause to be transferred, all Available Collections received directly by it to the Collection Account by the close of business two Business Days after such Collections are received. Upon the transfer of Available Collections to the Collection Account, the Servicer shall segregate Principal Collections and Interest Collections and direct the Account Bank to transfer the same to the Principal Collection Subaccount and the Interest Collection Subaccount, respectively. The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Subaccount and the Interest Collection Subaccount on each Reporting Date in the Servicing Report delivered pursuant to Section 6.08(b).

(c) On the Cut-Off Date with respect to any Loan Asset, the Servicer will deposit into the Collection Account all Available Collections received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral Portfolio on such date.

(d) With the prior written consent of the Administrative Agent (a copy of which will be provided by the Servicer to the Collateral Agent and the Account Bank), (i) prior to any Notice of Exclusive Control, the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts, or (ii) from and after any Notice of Exclusive Control, the Servicer may request the Administrative Agent to, and the Administrative Agent shall, withdraw from the Collection Account and deliver to the Servicer any deposits thereto constituting Excluded Amounts, in each case, if the Servicer has, prior to such withdrawal and consent or request and consent, as applicable, delivered to the Administrative Agent and each Lender Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and each Lender Agent.

(e) Prior to any Notice of Exclusive Control, the Servicer shall, pursuant to written instruction (which may be in the form of standing instructions), direct the Collateral Agent (and the Collateral Agent shall direct the Account Bank) to invest, or cause the investment of, funds on deposit in the Collection Account in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall not be invested. A Permitted Investment acquired with funds deposited in the Collection Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity, unless the Servicer determines in its good faith commercial judgment that there is substantial risk of material deterioration of such Permitted Investment. All such Permitted Investments shall be registered in the name of the Account Bank or its nominee for the benefit of the Administrative Agent or Collateral Agent, and otherwise comply with assumptions of the legal opinions of Latham & Watkins LLP and Richards, Layton & Finger, P.A., each dated the Closing Date and delivered in connection with this Agreement; provided that compliance shall be the responsibility of the Borrower and the Servicer and not the Collateral Agent and Account Bank. All income and gain realized from any such investment, as well as any interest earned on deposits in the Collection Account shall be distributed in accordance with the provisions of Article II hereof. In the event the Borrower or Servicer direct the funds to be invested in investments which are not Permitted Investments, the Borrower shall deposit in the Collection Account (with respect to investments made hereunder of funds held therein), as the case may be, an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Account Bank, the Collateral Agent, the Administrative Agent, any Lender Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in the Collection Account, other than with respect to fraud or their own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. The parties hereto acknowledge that the Collateral Agent or the Account Bank or any of their respective Affiliates may receive compensation with respect to the Permitted Investments.

(f) Until the Collection Date, neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in the Collection Account, except to the extent explicitly set forth in Section 2.04, this Section 2.19, and Section 2.20.

SECTION 2.20 Reinvestment of Principal Collections.

On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent, the Administrative Agent and the Lender Agents, prior to the end of the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Subaccount:

(a) withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Pledged hereunder; provided that the following conditions are satisfied:

(i) all conditions precedent set forth in Section 3.04 have been satisfied;

(ii) no Servicer Termination Event or Event of Default has occurred and is continuing, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment;

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(iv) the Servicer provides same day written notice to the Administrative Agent and the Collateral Agent by facsimile or email (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(v) the notice required in clause (iv) above shall be accompanied by a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer; and

(vi) the Collateral Agent provides to the Administrative Agent by facsimile (to be received no later than 1:30 p.m. on that same day) a statement reflecting the total amount on deposit as of the opening of business on such day in the Principal Collection Subaccount; or

(b) withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.18.

Upon the satisfaction of the applicable conditions set forth in this Section 2.20 (as certified by the Borrower to the Account Bank, Collateral Agent and the Administrative Agent), the Collateral Agent shall direct the Account Bank to release funds from the Principal Collection Subaccount to the Servicer, and the Account Bank shall release such funds as directed, in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Subaccount on such day.

SECTION 2.21 Extension of Scheduled Commitment Termination Date. The Borrower may, within 60 days but not less than 45 days prior to the Scheduled Commitment Termination Date, make a request to extend the date set forth in the definition of “Scheduled Commitment Termination Date” for an additional period of one year. The Scheduled Commitment Termination Date may be extended by one year by mutual agreement among the Administrative Agent, each Lender, the Borrower, the Servicer and each of the other parties hereto and in conformance with Section 12.01(b) (such extension, the “Initial Extension”). Following such Initial Extension, the Borrower may, within 60 days but not less than 45 days prior to the Scheduled Commitment Termination Date (as revised by the Initial Extension), make a request to extend the date set forth in the definition of “Scheduled Commitment Termination Date” (as revised by the Initial Extension) for an additional period of one year. The Scheduled Commitment Termination Date (as revised by the Initial Extension) may be extended by one year upon the mutual agreement among the Administrative Agent, each Lender, the Borrower, the Servicer and each of the other parties hereto and in conformance with Section 12.01(b) (such extension, the “Second Extension”). The effectiveness of either the Initial Extension or the Second Extension shall be conditioned upon the payment in immediately available funds of an additional fee to be agreed among the Administrative Agent, each Lender, the Borrower, the Servicer and each of the other parties hereto. The Borrower confirms that each other party hereto, in their sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the Scheduled Commitment Termination Date.

In connection with the Initial Extension or the Second Extension, unless the parties expressly indicate to the contrary, the Scheduled Maturity Date shall be automatically extended by the same extension period, in conformance with Section 12.01(b).

SECTION 2.22 Defaulting Lenders. If any Liquidity Bank or Institutional Lender becomes a Defaulting Lender, then the provisions of this Section 2.22 will apply to the applicable Defaulting Lender Group until the Default Period has ended, to the extent permitted by Applicable Law:

(a) Each such Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders, Required Lenders and Section 12.01.

(b) Until such time as the Default Excess of any such Defaulting Lender Group has been reduced to zero, any prepayment of the aggregate Advances outstanding will be applied to the Advances of the Non-Defaulting Lender Groups in accordance with Section 2.04(a) and (b) in accordance with the Adjusted Pro Rata Shares.

(c) The amount of each such Defaulting Lender’s Commitment and Advances will be excluded for purposes of calculating the Undrawn Fee, and each such Defaulting Lender will not be entitled to receive any Undrawn Fee in connection with such Defaulting Lender’s Commitment for any Default Period relating to such Defaulting Lender.

(d) All or any part of each such Defaulting Lender’s participation in Advances will be reallocated among the Non-Defaulting Lender Groups in accordance with their respective Adjusted Pro Rata Shares, but only to the extent that (i) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower has otherwise notified the Administrative Agent at such time, the Borrower will be deemed to have represented and warranted that such conditions are satisfied at such time); and (ii) such reallocation does not cause the aggregate Advances of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No such reallocation will constitute a waiver or release of any claim of any party under this Agreement against a Defaulting Lender arising from that Lender’s having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) If each of the Administrative Agent, the Servicer and the Borrower agree that a Defaulting Lender has adequately remedied all matters that resulted in it becoming a Defaulting Lender, then the Advances of the Lender Groups will be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment and on such date such Defaulting Lender shall purchase at par so much of the Advances of the other Lender Groups or take such other actions as the Administrative Agent determines to be necessary to cause the aggregate Advances outstanding to be held by the Lender Groups in accordance with their respective Commitments and Pro Rata Shares (without giving effect to Section 2.22(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that notwithstanding Section 2.18(b), the Borrower shall not be liable for any Breakage Fees that may be incurred in connection with such readjustment of Advances.

(f) No amount of the Commitment of any Liquidity Bank or Institutional Lender will be increased or otherwise affected by, and, except as otherwise expressly provided in this Section 2.22, performance by the Borrower of its obligations under this Agreement and the other Transaction Documents will not be excused or otherwise modified as a result of, any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender, Lender Agent or Lender Group may have against such Defaulting Lender with respect to any Funding Default.

ARTICLE III.

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to Effectiveness.

(a) This Agreement shall be effective upon, and no Lender shall be obligated to make any Advance hereunder from and after the Closing Date, nor shall any Lender, the Collateral Custodian, the Account Bank, the Backup Servicer, the Collateral Administrator or the Administrative Agent be obligated to take, fulfill or perform any other action hereunder, until, the satisfaction of the following conditions precedent, as determined in the sole discretion of, or waived in writing by, the Administrative Agent and the Lead Arranger:

(i) this Agreement, each Liquidity Agreement, each Hedging Agreement, each collateral assignment agreement (including, without limitation, the assignment of the Contribution Agreement) and all other Transaction Documents and all other agreements and opinions of counsel listed on Schedule I hereto or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as any Lender Agent shall reasonably request in connection with the transactions contemplated by this Agreement, on or prior to the Closing Date, each in form and substance reasonably satisfactory to the Administrative Agent;

(ii) all reasonable up-front expenses and fees (including legal fees, any fees required under the Fee Letters) that are invoiced at or prior to the Closing Date shall have been paid in full;

(iii) all other acts and conditions (including, without limitation, the obtaining of any necessary consents and regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related Transaction Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have occurred in due and strict compliance with all Applicable Law;

(iv) in the reasonable judgment of the Administrative Agent, there has not been any change after the date hereof in Applicable Law which adversely affects any Lender’s or the Administrative Agent’s ability to enter into the transactions contemplated by the Transaction Documents or any Material Adverse Effect or material disruption in the financial, banking or commercial loan or capital markets generally;

(v) any and all information submitted to the Administrative Agent by the Borrower, the Transferor, the Servicer, Carlyle Management or any of their Affiliates is true, accurate, complete in all material respects and not misleading in any material respect;

(vi) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant on and as of the Closing Date (other than any representation and warranty that is made as of a specific date);

(vii) CGMS has received an aggregate amount equal to or exceeding $150,000,000 in (x) net cash proceeds, plus (y) Unpledged Capital Commitments pursuant to one or more equity private placements;

(viii) the Administrative Agent shall have received all documentation and other information requested by the Administrative Agent in its sole discretion or required by regulatory authorities with respect to the Borrower, the Transferor and the Servicer under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Administrative Agent and each Lender Agent;

(ix) no material adverse change on the business, assets, financial conditions or performance of the Servicer and its subsidiaries, including the Borrower, on a consolidated basis, or any material portion of the initial proposed Eligible Loan Assets has occurred;

(x) the results of Administrative Agent’s legal due diligence relating to the Transferor, the Borrower, the Servicer, the Eligible Loan Assets and the transactions contemplated hereunder are satisfactory to Administrative Agent;

(xi) each applicable Lender Agent shall have received a duly executed copy of its Revolving Note, in a principal amount equal to the Commitment of the related Lender;

(xii) Each Liquidity Bank whose commercial paper is being rated by one or more Rating Agency shall have received, to the extent required under the terms of such CP Lender’s program documents, the written confirmation of each such Rating Agency that the execution and delivery of this Agreement will not result in a withdrawal or downgrading of the then-current rating of such commercial paper by such Rating Agency;

(xiii) The Collection Account (including the Principal Collection Subaccount and Interest Collection Subaccount thereunder) has been established pursuant to the Collection Account Agreement; and

(xiv) the Borrower has a valid ownership interest in the agreed-upon initial pool of Eligible Loan Assets (as set forth in Schedule IV as of the Closing Date).

(b) By its execution and delivery of this Agreement, each of the Borrower and the Servicer hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 have been satisfied.

SECTION 3.02 Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) to the Borrower from the Lenders shall be subject to the further conditions precedent that:

(a) On the related Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:

(i) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender Agent (with a copy to the Collateral Custodian, the Collateral Administrator and the Collateral Agent) no later than 3:00 p.m. on the Business Day immediately prior to the date of such Advance: (A) a Notice of Borrowing, and (B) a Borrowing Base Certificate;

(ii) if the Advance is in connection with the Pledge of an Eligible Loan Asset, the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 12:00 p.m. on the related Advance Date, (w) a Loan Asset Schedule, (x) a Loan Assignment in the form of Exhibit A to the Contribution Agreement (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Administrative Agent; and (y) a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and (z) if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian and the Backup Servicer within five Business Days of any related Advance Date as to any Loan Assets;

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant before and after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(iv) on and as of such Advance Date, after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, the Advances Outstanding does not exceed the Borrowing Base;

(v) no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from such Advance or application of proceeds therefrom;

(vi) no Borrowing Base Deficiency exists or would result from such Advance;

(vii) no event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event;

(viii) since the Closing Date, no material adverse change has occurred in the ability of the Servicer, the Transferor or the Borrower to perform their respective obligations under any Transaction Document;

(ix) no Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Advance Date; and

(x) all terms and conditions of the Contribution Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Advance Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed.

(b) On or prior to such applicable Advance Date, the Servicer shall have provided to the Administrative Agent (which may be provided electronically) the Loan Asset Schedule set forth on Schedule IV with respect to each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral Portfolio on the applicable Advance Date.

(c) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, State or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or the proposed Pledge of Eligible Loan Assets in accordance with the provisions hereof.

(d) Neither the Commitment Termination Date nor the Final Maturity Date shall have occurred.

(e) The Borrower shall have paid all reasonable fees then required to be paid, including all fees required hereunder and under the applicable Fee Letters and shall have reimbursed the Lenders, the Administrative Agent, each Lender Agent, the Collateral Custodian, the Collateral Administrator, the Account Bank and the Collateral Agent for all invoiced fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees of outside counsel and any other legal and document preparation costs incurred by the Lenders, the Administrative Agent and each Lender Agent.

(f) On or prior such Advance, the Minimum Credit Enhancement shall have been established.

(g) Solely with respect to the Initial Advance, the Borrower shall have delivered evidence satisfactory to the Administrative Agent that the Borrower (i) has obtained all licenses and approvals under the laws of the States of New York necessary to own its assets and to transact the business in which it is engaged, and (ii) is duly qualified, and in good standing under the laws of the State of New York.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender Agent, which right may be exercised at any time on the demand of the applicable Lender Agent, to rescind the related Advance and direct the Borrower to pay to the applicable Lender Agent for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied or waived in writing.

SECTION 3.03 Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an advance unless such waiver is in writing and executed by such Lender.

SECTION 3.04 Conditions to Pledges of Loan Assets. Each Pledge of an additional Eligible Loan Asset pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(a) or (e), an additional Eligible Loan Asset pursuant to Section 2.20 or any other Pledge of a Loan Asset hereunder shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):

(a) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender Agent (with a copy to the Collateral Custodian, the Collateral Administrator and the Collateral Agent) no later than 12:00 p.m. on the related Cut-Off Date: (A) a Borrowing Base Certificate, (B) a Loan Asset Schedule and (C) a Loan Assignment in the form of Exhibit A to the Contribution Agreement (including Schedule I thereto) and containing such additional information as may be reasonably requested by the Administrative Agent;

(b) the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent and the Backup Servicer), no later than 12:00 p.m. on the related Cut-Off Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit J) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian and the Backup Servicer within five Business Days of any related Cut-Off Date as to any Loan Assets;

(c) no Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Cut-Off Date;

(d) all terms and conditions of the Contribution Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Cut-Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed;

(e) no Event of Default or Unmatured Event of Default exists, or would result from such Pledge (other than, with respect to any Pledge of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06 or Section 2.07, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency and being cured as a result of such Pledge); and

(f) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03, 5.04 and 5.05 before and after giving effect to the Pledge to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization, Good Standing and Due Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority necessary to own the Loan Assets and the Collateral Portfolio and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement. The Borrower is duly qualified to do business as a limited liability company, and has obtained all licenses and approvals under the laws of the State of Delaware and, at all times after the date of the Initial Advance, has obtained all licenses and approvals under the laws of the State of New York, and in all other jurisdictions, in each case, necessary to own its assets and to transact the business in which it is engaged, and is duly qualified, and in good standing under the laws of the State of Delaware and, at all times after the date of the Initial Advance, is duly qualified, and in good standing under the laws of the State New York, and in each other jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio and the conduct of its business requires such qualification where the failure to obtain such qualification, licenses or approvals could reasonably be expected to result in a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. The Borrower (i) has the power, authority and legal right to (x) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (y) perform and carry out the terms of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated thereby, and (ii) has taken all necessary action to (x) authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and (y) grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(c) Binding Obligation. This Agreement and each of the other Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity.

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation or limited liability company agreement (ii) result in the creation or imposition of any Lien on the Collateral Portfolio other than Permitted Liens, (iii) violate any Applicable Law in any material respect, or (iv) violate any contract or other agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) Selection Procedures. In selecting the Loan Assets to be Pledged pursuant to this Agreement, no selection procedures have been employed by the Borrower or any Affiliate of the Borrower (including the Transferor and the Servicer) which are intended to be adverse to the interests of the Lenders.

(h) Bulk Sales. The grant of the security interest in the Collateral Portfolio by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, and the execution, delivery and performance of this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(i) No Liens. The Collateral Portfolio is owned by the Borrower free and clear of any Liens except for Permitted Liens as provided herein. No effective financing statement or other instrument similar in effect covering any Collateral Portfolio is on file in any recording office except such as may be filed in favor of the Administrative Agent, for the benefit of the Secured Parties, relating to this Agreement or reflecting the transfer of the Collateral Portfolio from the Transferor to the Borrower.

(j) Pledge of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(k) Indebtedness. The Borrower has no Indebtedness or other indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness incurred under the terms of the Transaction Documents or ordinary course business expenses incurred in the ordinary course of business pursuant to the transactions contemplated hereunder and under the other Transaction Documents.

(l) Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents. The Borrower is not party to any agreements other than the applicable Transaction Documents to which it is a party and the Required Loan Documents in respect of which the Borrower is a lender.

(m) Separate Entity. The Borrower is operated as an entity with assets and liabilities distinct from those of the Transferor and Carlyle Management, and any Affiliates thereof, and the Borrower hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from, the Transferor and Carlyle Management, and from each such other Affiliate of the Transferor and Carlyle Management.

(n) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

(o) Taxes. The Borrower has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all material tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed by it (subject to any extensions to file properly obtained by the same) and is not liable for Taxes payable by any other Person. The Borrower has paid or made adequate provisions for the payment of all material Taxes, assessments and other governmental charges made against it or any of its property except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on its books. No Tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by the Borrower, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

(p) Location. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth under its name in Section 12.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(q) Tradenames. Except as permitted hereunder, the Borrower’s legal name is as set forth in this Agreement. Except as permitted hereunder, the Borrower has not changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to time by the Administrative Agent upon receipt of a notice delivered to the Administrative Agent pursuant to Section 5.02(p)); the Borrower’s only jurisdiction of formation is Delaware, and, except as permitted hereunder, the Borrower has not changed its jurisdiction of formation.

(r) Solvency. The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is Solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due; and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(s) No Subsidiaries. The Borrower has no Subsidiaries.

(t) Value Given. The Borrower has given fair consideration and reasonably equivalent value to each applicable Transferor in exchange for the purchase of each of the Loan Assets (or any number of them) from the Transferor pursuant to the Contribution Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Transferor and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u) Reports Accurate. All information relating to the Borrower and prepared or supplied by the Borrower or the Servicer and contained in the Servicer’s Certificates or Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower to the Administrative Agent, the Collateral Agent or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct in all material respects, and no such document or certificate contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, solely with respect to written or electronic information furnished by the Borrower that was provided to the Borrower from an Obligor with respect to a Loan Asset, such information need only be accurate, true and correct in all material respects to the knowledge of the Borrower; provided, further, that the foregoing proviso shall not apply to any information presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.

(v) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(w) No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.13.

(x) Event of Default/Unmatured Event of Default. No event has occurred which constitutes an Event of Default, and no event has occurred and is continuing which constitutes an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Administrative Agent as such).

(y) Servicing Standard. Each of the Loan Assets was underwritten or acquired and is being serviced in conformance with the Servicing Standard established under the Risk and Collection Policies and the standard underwriting, credit, collection, operating and reporting procedures and systems of the Servicer or the Transferor.

(z) ERISA. The present value of all vested benefits under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed by a material amount the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for the Pension Plan) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. No prohibited transactions (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975, for which an exemption is not available or has not previously been obtained from the United States Department of Labor), failure by the Borrower to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code, withdrawal by the Borrower or any ERISA Affiliate of the Borrower from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or Reportable Events have occurred with respect to any Pension Plan, which either individually or in the aggregate is reasonably expect to result in a material liability to the Borrower. No notice of intent to terminate a Pension Plan has been filed by the plan administrator under Section 4041 of ERISA, nor has any Pension Plan been terminated under Section 4041 of ERISA, in either event, that is reasonably expected to result in a material liability to the Borrower. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate or appointed a trustee to administer a Pension Plan under Section 4042 of ERISA, and no event has occurred or condition exists which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(aa) Allocation of Charges. There is no agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(bb) Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(cc) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Borrower, or the Servicer on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account.

(dd) Contribution Agreement. The Contribution Agreement and the Loan Assignment contemplated therein are the only agreements pursuant to which the Borrower acquires the Collateral Portfolio (other than with respect to a Loan Asset that is a loan or loan participation originated by Borrower). The Borrower accounts for the transfers of Loan Assets under the Contribution Agreement as contributions of such Loan Assets in its books, records and financial statements (although the financial statements of the Borrower and CGMS may be consolidated), in each case consistent with GAAP.

(ee) Investment Company Act. Neither the Borrower nor CGMS is required to register as an “investment company” under the provisions of the 1940 Act; provided, that CGMS is regulated as a “business development company” under the 1940 Act. Each Advance hereunder and each Loan Asset acquired by the Borrower is an “eligible asset” as defined in Rule 3a-7 under the 1940 Act.

(ff) Compliance with Applicable Law. The Borrower has complied in all material respects with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(gg) Collections. The Borrower acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties, until deposited into the Collection Account within two Business Days after receipt as required herein.

(hh) Set-Off, etc. No Loan Asset has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Transferor or the Obligor thereof, and no Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Transferor or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral Portfolio otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Risk and Collection Policies and the Servicing Standard.

(ii) Full Payment. As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.

(jj) Environmental. With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(kk) USA PATRIOT Act, Sanctions, Etc. (i) Neither the Borrower nor, to the knowledge of the Borrower, any Affiliate of the Borrower is (A) a country, territory, organization, person or entity that is the subject or target of any list-based or territorial sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively,

“Sanctions”), (B) located, organized or resident of a country, region or territory that is, or whose government is, the subject of Sanctions, (C) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or (D) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (ii) the Borrower and, to the knowledge of the Borrower, its Affiliates have implemented, and each maintain in effect, policies and procedures designed to ensure compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and (iii) the Borrower, and to the knowledge of the Borrower, its Affiliates and its Affiliates’ respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(ll) Confirmation. The Borrower has received a letter in writing (which letters have been provided to the Administrative Agent for the benefit of the Secured Parties, who are intended third party beneficiaries thereunder) from CGMS and Carlyle Management stating that such Persons, to the fullest extent of their control and voting rights, will not suffer or permit the Borrower to file a voluntary bankruptcy petition under the Bankruptcy Code, except to the extent that any action precluding or otherwise allowing such petition would be in breach of its fiduciary obligations.

(mm) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

(nn) Reaffirmation of Representations and Warranties. On each day that any Advance is made hereunder, the Borrower shall be deemed to have certified that all representations and warranties described in Section 4.01 and Section 4.02 are correct in all material respects on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.

(oo) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s rights in the Collateral Portfolio in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral Portfolio is comprised of “instruments”, “financial assets”, “security entitlements”, “general intangibles”, “chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “deposit accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC) and the proceeds of the foregoing or real property or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(oo);

(iii) with respect to Collateral Portfolio that constitute “financial assets”:

(A) all of such financial assets (other than financial assets covered by subparagraphs (x), (xi), (xiii) or (xiv) of this Section 4.01(oo)) have been credited to the

Collection Account and the securities intermediary for the Collection Account has agreed to treat all assets credited to the Collection Account as “financial assets” within the meaning of the applicable UCC; and

(B) the Collection Account is not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of the Collection Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control by the Collateral Agent (acting at the direction of the Administrative Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments.

(iv) the Collection Account constitutes a “securities account” as defined in the applicable UCC;

(v) the Borrower, the Account Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into the Collection Account Agreement; and the Collection Account Agreement, together with this Agreement, grants to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collection Account;

(vi) the Borrower owns and has good and marketable title to (or with respect to assets securing any Loan Assets, a valid security interest in) the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;

(vii) the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;

(viii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Portfolio and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement; provided that filings in respect of real property shall not be required;

(ix) other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement (A) relating to the security interests granted to the Borrower under the Contribution Agreement, (B) that has been terminated or fully and validly assigned to the Collateral Agent on or prior to the date hereof, or (C) reflecting the transfer of assets on a Release Date pursuant to (and simultaneously with or subsequent to) the consummation of any transaction contemplated under (and in compliance with the conditions set forth in) Section 2.07. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

(x) all original executed copies of each underlying promissory note or copies of each Loan Asset Register, as applicable, that constitute or evidence each Loan Asset has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(xi) other than in the case of Noteless Loan Assets, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties;

(xii) none of the underlying promissory notes, or Loan Asset Registers, as applicable, that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(xiii) with respect to any Collateral Portfolio that constitutes a “certificated security,” unless credited to the Collection Account and in the control of the Account Bank, such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiv) with respect to any Collateral Portfolio that constitutes an “uncertificated security”, unless credited to the Collection Account and in the control of the Account Bank, the Borrower shall cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security, or enter into a control agreement granting a perfected first Lien in such uncertificated security in a manner acceptable to the Collateral Agent and the Administrative Agent.

SECTION 4.02 Representations and Warranties of the Borrower Relating to the Agreement and the Collateral Portfolio. The Borrower (and the Servicer, with respect to clauses (b)(ii) below) hereby represent and warrant, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and any date which Loan Assets are Pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, which upon the delivery of the Required Loan Documents to the Collateral Custodian, the crediting of Loan Assets to the Collection Account and the filing of the financing statements, shall be a valid and first priority perfected security interest in the Loan Assets forming a part of the Collateral Portfolio and in that portion of the Loan Assets in which a security interest may be perfected by filing a UCC financing statement subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under Borrower shall have any claim to or interest in the Collection Account and, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property as a debtor for purposes of the UCC. The Collection Account Agreement, together with this Agreement, grants to the Collateral Agent for the benefit of the Secured Parties a first priority perfected security interest in the Collection Account.

(b) Eligibility of Collateral Portfolio. (i) The Loan Asset Schedule and the information contained in each Notice of Borrowing, is an accurate and complete listing of all the Loan Assets contained in the Collateral Portfolio as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base, Borrowing Base Deficiency is an Eligible Loan Asset and (iii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the grant of a security interest in each item of Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. For the avoidance of doubt, any inaccurate representation that a Loan Asset is an Eligible Loan Asset hereunder or under the Contribution Agreement shall not constitute an Event of Default if the Borrower complies with Section 2.07(e) hereunder and the Transferor complies with Section 6.1 of the Contribution Agreement (subject to the grace period set forth in such provisions); provided that any such Loan Asset will not be included in the calculation of the Borrowing Base during such grace period.

(c) No Fraud. Each Loan Asset was originated without any fraud or misrepresentation by the Transferor or the Borrower or, to the best of the Borrower’s knowledge, on the part of the Obligor.

(d) Special Volcker Representation. The Advances are loans and are not “ownership interests” (as defined in the Volcker Rule) in the Borrower.

SECTION 4.03 Representations and Warranties of the Servicer. The Servicer hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization and Good Standing. The Servicer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland (except as such jurisdiction is changed as permitted hereunder), with all requisite corporate power and authority necessary to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business as a corporation, and has obtained all necessary licenses and approvals in the State of New York and in all other jurisdictions in which the ownership or lease of its property and the conduct of its business requires such qualification, licenses or approvals, except where the failure to obtain such qualification, licenses or approvals could reasonably be expected to result in a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (x) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (y) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each of the other Transaction Documents to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s articles of incorporation or by-laws, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, (iii) violate any Applicable Law in any material respect or (iv) violate any material contract or other material agreement to which the Servicer is a party or by which the Servicer or any property or assets of the Servicer may be bound.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Servicer, threatened against the Servicer or any properties of the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Servicer of this Agreement or any other Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.

(h) Reports Accurate. All Servicer’s Certificates, Servicing Reports (with respect to information prepared or supplied by the Borrower or the Servicer), Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, the Collateral Agent or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct in all material respects, and no such document or certificate contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided¸ that solely with respect to written or electronic information furnished by the Servicer that was provided to the Servicer from an Obligor with respect to a Loan Asset, such information is accurate, true and correct in all material respects to the best knowledge of the Servicer.

Each Loan Asset designated on any Servicing Report as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base, Borrowing Base Deficiency in any Servicing Report is an Eligible Loan Asset.

(i) Servicing Standard. The Servicer has complied in all material respects with the Risk and Collection Policies and the Servicing Standard with regard to the servicing of the Loan Assets.

(j) Collections. The Servicer acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties, until deposited into the Collection Account as promptly as possible and in any event within two Business Days from receipt as required herein.

(k) Bulk Sales. The execution, delivery and performance of this Agreement is in the ordinary course of business for the Servicer and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(l) Solvency. The Servicer is Solvent and not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent.

(m) Taxes. The Servicer has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all material tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed by it (subject to any extensions to file properly obtained by the same). The Servicer has paid or made adequate provisions for the payment of all material Taxes, assessments and other governmental charges due made against it or any of its property except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on the books of the Servicer. No Tax lien or similar adverse claim has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any material Tax, assessment or other governmental charge.

(n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(o) Security Interest. The Servicer has taken and will take all steps necessary to ensure that the Borrower has granted and will maintain a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement prior to all other Liens other than Permitted Liens. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, the Collateral Agent, for the benefit of the Secured Parties, shall have a valid and first priority perfected security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing a UCC financing statement (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing have been (or prior to the applicable Advance will be) made.

(p) ERISA. The present value of all vested benefits under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Servicer or any ERISA Affiliate of the Servicer or to which the Servicer or any ERISA Affiliate of the Servicer contributes or has an obligation to contribute, or has any liability (each, a “Servicer Pension Plan”) does not exceed by a material amount the value of the assets of the Servicer Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for the Servicer Pension Plan) determined in accordance with the assumptions used for funding such Servicer Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year. No prohibited transactions (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975, for which an exemption is not available or has not previously been obtained from the United States Department of Labor), failure by the Servicer to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code, withdrawal by the Servicer or any ERISA Affiliate of the Servicer from a Servicer Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or Reportable Events have occurred with respect to any Servicer Pension Plan which either individually or in the aggregate is reasonably expected to result in a material liability to the Servicer. No notice of intent to terminate a Servicer Pension Plan has been filed by the plan administrator under Section 4041 of ERISA, nor has any Servicer Pension Plan been terminated under Section 4041 of ERISA, in either event, that is reasonably expected to result in a material liability to the Servicer. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate or appointed a trustee to administer a Servicer Pension Plan under Section 4042 of ERISA, and no event has occurred or condition exists which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Servicer Pension Plan.

(q) USA PATRIOT Act, Sanctions, Etc. (i) Neither the Servicer nor, to the knowledge of the Servicer, any Affiliate of the Servicer is (A) a country, territory, organization, person or entity that is the subject or target of any Sanctions, (B) located, organized or resident of a country, region or territory that is, or whose government is, the subject of Sanctions, (C) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or (D) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (ii) the Servicer and, to the knowledge of the Servicer, its Affiliates have implemented, and each maintain in effect, policies and procedures designed to ensure compliance by the Servicer and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and (iii) the Servicer, and to the knowledge of the Servicer, its Affiliates and its Affiliates’ respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(r) Environmental. With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Servicer: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a Federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan Asset related to such

Underlying Collateral, none of the Borrower, the Transferor nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(s) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(t) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Servicer on the Borrower’s behalf to send Principal Collections and Interest Collections on the Collateral Portfolio. The Servicer has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account

(u) Allocation of Charges. There is no agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(v) Servicer Termination Event. No event has occurred which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Administrative Agent as such).

(w) Broker-Dealer. The Servicer is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(x) Compliance with Applicable Law. The Servicer has complied in all material respects with all Applicable Law to which it may be subject, and no item in the Collateral Portfolio contravenes in any respect any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(y) Liquidity. At all times following the earlier of (x) the date that is 10 Business Days after the occurrence of the Commitment Termination Date or (y) the commencement of the Amortization Period, the Servicer maintains (i) Unrestricted Cash plus (ii) Unpledged Capital Commitments in an aggregate amount equal to or greater than the amount of the Unfunded Revolving Commitments, if any, then in effect.

SECTION 4.04 Representations and Warranties of each Lender. Each Lender hereby individually represents and warrants, as to itself, that it, acting for its own account, in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in investments. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Advances made hereunder shall constitute a “loan” and not a “security” for all purposes, including under Section 8-102(15) of the UCC.

SECTION 4.05 Representations and Warranties of the Collateral Custodian. The Collateral Custodian in its individual capacity and as the Collateral Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity.

SECTION 4.06 Representations and Warranties of the Backup Servicer. The Backup Servicer in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a) Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Backup Servicer, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.

(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V.

GENERAL COVENANTS

SECTION 5.01 Affirmative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a) Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its certificate of formation, limited liability company agreement and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loan Assets and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) to engage in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) Special Purpose Entity Requirements. The Borrower will at all times: (i) maintain at least one Independent Director; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from the Transferor and any other Person (although, in connection with certain advertising, filings and marketing, the Borrower may be identified as a Subsidiary of CGMS); (iv) have a Board of Directors separate from that of the Transferor and any other Person; (v) file its own tax returns, if any, as may be required under Applicable Law, to the extent it is (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division or disregarded entity for Tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence (although, in connection with certain advertising, filings and marketing, the Borrower may be identified as a Subsidiary of CGMS); (viii) maintain separate financial statements, except to the extent that the Borrower’s financial and operating results are consolidated with those of CGMS in consolidated financial statements; (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s-length relationship with its Affiliates and the Transferor; (xi) pay the salaries of its own employees, if any; (xii) not hold out its credit or assets as being available to satisfy the obligations of others; (xiii) allocate fairly and reasonably any overhead for shared office space; (xiv) to the extent used, use separate stationery, invoices and checks (although, in connection with certain advertising and marketing, the Borrower may be identified as a Subsidiary of CGMS); (xv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xvi) correct any known misunderstanding regarding its separate identity; (xvii) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xviii) cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe in all material respects all other Delaware limited liability company formalities; (xix) not acquire the obligations or any securities of its Affiliates; and (xx) cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower. Where necessary, the Borrower will obtain proper authorization from its members for limited liability company action.

(c) Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain in good standing as a limited liability company under the laws of its jurisdiction of formation, and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law.

(d) Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP and Richards, Layton & Finger, P.A., each as special counsel to the Borrower and issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and “true contribution” of the Loan Assets.

(e) Deposit of Collections. The Borrower shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(f) Disclosure of Purchase Price. The Borrower shall disclose to the Administrative Agent the purchase price for each Loan Asset proposed to be transferred to the Borrower pursuant to the terms of the Contribution Agreement.

(g) Compliance With Loan Agreements. The Borrower will act in conformity with all material terms and conditions of the Loan Agreements and Required Loan Documents.

(h) Obligor Defaults and Bankruptcy Events. The Borrower shall give, or shall cause the Servicer to give, notice to the Administrative Agent within five Business Days of the Borrower’s, the Transferor’s or the Servicer’s actual knowledge of the occurrence of any default by an Obligor under any Loan Asset, including any payment default or Bankruptcy Event with respect to any Obligor under any Loan Asset.

(i) Required Loan Documents. The Borrower shall deliver to the Collateral Custodian and the Backup Servicer a copy of the Required Loan Documents and the Loan Asset Checklist pertaining to each Loan Asset within five Business Days of the Cut-Off Date pertaining to such Loan Asset.

(j) Taxes. The Borrower will file or cause to be filed its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(o)).

(k) Notice of Event of Default. The Borrower shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) with prompt (and in any event within two Business Days) written notice of the occurrence of each Event of Default of which the Borrower has knowledge or has received notice. In addition, no later than two Business Days following the Borrower’s knowledge or notice of the occurrence of any Event of Default, the Borrower will provide to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(l) Notice of Material Events. The Borrower shall promptly notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.

(m) Notice of Income Tax Liability. The Borrower shall furnish to the Administrative Agent telephonic or facsimile notice within 10 Business Days (confirmed in writing within five Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of CGMS or any “affiliated group” (within the meaning of Section 1504(a)(1) of the Code) of which CGMS is a member in an amount equal to or greater than $10,000,000 in the aggregate, or (ii) to the Tax liability of the Borrower itself in an amount equal to or greater than $500,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(n) Notice of Auditors’ Management Letters. The Borrower shall promptly notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) after the receipt of any auditors’ management letters received by the Borrower or by its accountants.

(o) Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall, upon receipt of notice or discovery thereof, promptly notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(p) Notice of Breaches of Representations and Warranties under the Contribution Agreement. The Borrower confirms and agrees that the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) a notice of (i) any breach of any representation, warranty, agreement or covenant under the Contribution Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach.

(q) Notice of Proceedings. The Borrower shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent), as soon as possible and in any event within three Business Days, after the Borrower receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower, the Servicer, the Transferor or any of their Affiliates. For purposes of this Section 5.01(p), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, interest in the Collateral Portfolio, or the Borrower in excess of $500,000 shall be deemed to be material and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer, the Transferor or any of their Affiliates (other than the Borrower) in excess of $25,000,000 shall be deemed to be material.

(r) Notice of ERISA Reportable Events. The Borrower shall promptly notify the Administrative Agent after receiving notice of the occurrence of any Reportable Event with respect to any Pension Plan (except as would not reasonably be expected to result in a Material Adverse Effect) and provide the Administrative Agent with a copy of such notice.

(s) Notice of Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Borrower will provide to the Administrative Agent notice of any change in the accounting policies of the Borrower (other than changes that have an immaterial impact on the financial statements of the Borrower).

(t) Additional Documents. The Borrower shall provide the Administrative Agent with copies of such documents as the Administrative Agent may reasonably request evidencing the truthfulness of the representations set forth in this Agreement.

(u) Protection of Security Interest. With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) acquire such Collateral Portfolio pursuant to and in accordance with the terms of the Contribution Agreement, (ii) at the expense of the Servicer, on behalf of the Borrower take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Servicer, on behalf of the Borrower) effective financing statements against the Transferor in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) at the expense of the Servicer, on behalf of the Borrower, take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being Pledged hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices (including any amendments thereto or assignments thereof), (iv) permit the Administrative Agent or its agents or representatives to visit the offices of the Borrower during normal office hours and, unless a Servicer Termination Event, Default or Event of Default has occurred and is continuing, upon reasonable advance notice, examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters, and (v) take all additional action that the Administrative Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(v) Liens. The Borrower will promptly notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties.

(w) Other Documents. At any time from time to time upon prior written request of the Administrative Agent, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may reasonably request).

(x) Compliance with Applicable Law. The Borrower shall at all times (i) comply in all material respects with all Applicable Law applicable to Borrower or any of its assets (including, without limitation, Environmental Laws, and all federal securities laws), (ii) do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business, and (iii) maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(y) Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and, if applicable, set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP. The Borrower shall account for transfers to it from the Transfer of Loan Assets under the Contribution Agreement as contributions of such Loan Assets in its books, records and financial statements (although the financial statements of the Borrower and CGMS may be consolidated), in each case consistent with GAAP.

(z) Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(aa) Performance of Covenants. The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any lien or charge upon the Collateral Portfolio, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(bb) Tax Treatment. The Borrower, the Transferor and the Lenders shall treat the Advances advanced hereunder as indebtedness of the Borrower (or, so long as the Borrower is treated as a disregarded entity for U.S. federal income tax purposes, as indebtedness of the entity of which it is considered to be a part) for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.

(cc) Maintenance of Records. The Borrower will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business with no less a degree of prudence than if the Collateral Portfolio were held by the Borrower for its own account and will furnish the Administrative Agent, upon the reasonable request by the Administrative Agent, information with respect to the Collateral Portfolio and the conduct and operation of its business.

(dd) Obligor Notification Forms. The Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion on the Collateral Agent’s behalf, after the occurrence and during the continuance of an Event of Default or the Facility Maturity Date) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent’s behalf.

(ee) Officer’s Certificate. On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Administrative Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral Portfolio perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Administrative Agent, that there is no other interest in the Collateral Portfolio based on any tax or judgment lien.

(ff) Continuation Statements. The Borrower shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statements (and, to the extent that it does not make such a filing, the Collateral Agent hereby authorizes the Borrower to file such continuation statements); and

(ii) deliver or cause to be delivered to the Collateral Agent and the Administrative Agent an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(gg) Disregarded Entity. The Borrower will be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b), and neither the Borrower nor any other Person on its behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being, treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

(hh) Audits. Subject to the proviso hereto, annually (or more frequently as the Administrative Agent, for itself and as agent for the Lenders may require after the occurrence of and during the continuance of an Event of Default) and at the sole cost and expense of the Borrower, during normal office hours and, so long as there exists no Event of Default, upon reasonable prior notice, (i) cause an independent nationally recognized accounting firm or an independent audit and consulting firm specializing in securitization transactions reasonably satisfactory to the Administrative Agent, to enter the premises of the Borrower and any Person to whom the Borrower delegates all or any portion of its duties under any Transaction Document to which it is a party and examine and audit the books, records and accounts of the Borrower and such other Person relating to its business, financial condition and operations (in each case, relating to or impacting the transactions contemplated under the Transaction Documents) and the Borrower’s and such other Person’s performance under the Transaction Documents to which it is a party, (ii) permit such firm to discuss the Borrower’s and such other Person’s affairs and finances (in each case, relating to or impacting the transactions contemplated under the Transaction Documents) with the officers, partners, employees and accountants of any of them, (iii) cause such firm to provide to the Administrative Agent and each Lender Agent, with a report in respect of the foregoing, which shall be in form and scope reasonably satisfactory to the Administrative Agent, and (iv) authorize such firm to discuss such affairs, finances and performance with representatives of the Administrative Agent and Lender Agent and their designees; provided that (x) so long as the Borrower’s financial and operating results are consolidated with those of CGMS in consolidated financial statements, (y) the Administrative Agent, each Lender Agent, any Liquidity Bank, the Backup Servicer and the Collateral Agent have received all audited consolidated financial statements required to be delivered pursuant to Section 6.08(d) that consolidate the Borrower’s financial and operating results with those of CGMS, and (z) there exists no Event of Default, the Administrative Agent and each Lender Agent agree that they will not request, commence or cause an audit and examination of the Borrower pursuant to this Section 5.01(hh).

(ii) Access to Records. Annually (or more frequently as the Administrative Agent, for itself and as agent for the Lenders may require after the occurrence of and during the continuance of a Default or an Event of Default) permit the Administrative Agent, the Lender Agents or any Person designated by the Administrative Agent or the Lender Agents, and at the sole cost and expense of the Borrower, to, during normal hours and unless a Servicer Termination Event, Default or Event of Default

has occurred and is continuing upon reasonable advance notice, visit and inspect at reasonable intervals its and any Person to which it delegates any of its duties under the Transaction Documents to which it is a party books, records and accounts relating to its business, financial condition, operations and assets (in each case, relating to or impacting the transactions contemplated under the Transaction Documents) and its performance under the Transaction Documents to which it is a party and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, all as often as the Administrative Agent or the Lender Agents, as the case may be, may reasonably request; provided, that, the Administrative Agent and the Lender Agents shall use all reasonable efforts to coordinate their inspections; provided, however, that if under the terms of any agreement with any Person which is not an Affiliate of the Borrower or the Transferor to whom the Borrower has delegated any of its duties under any Transaction Document, only the Borrower or the Transferor, as the case may be, is permitted to visit and inspect such Person’s books, records and accounts, it shall at the request of the Administrative Agent or any Lender Agent, exercise or cause the Transferor or the Borrower, as the case may be, to exercise the rights specified in this Section 5.01(ii) on behalf of such requesting parties, as frequently as the terms of any such agreement permit, but in no event less frequently than annually.

SECTION 5.02 Negative Covenants of the Borrower.

From the Closing Date until the Collection Date:

(a) Special Purpose Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate; (ii) engage, directly or indirectly, in any business, other than the actions to be performed under the Transaction Documents or with respect to the Loan Assets or, in each case, as may be necessary or appropriate in connection therewith; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Loan Assets and other investments permitted under the Transaction Documents; (v) become insolvent or fail to pay its debts and liabilities from its assets when due; (vi) create, form or otherwise acquire any Subsidiaries or (vii) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents.

(b) Requirements for Material Actions. The Borrower shall at all times maintain at least one Independent Director, shall not fail to provide (and at all times the Borrower’s organizational documents shall reflect) that the unanimous consent of all members (including the consent of the Independent Director) is required for the Borrower to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any action in furtherance of any of the foregoing.

(c) Protection of Title. The Borrower shall not take any action which would directly or indirectly impair or adversely affect Borrower’s title to the Collateral Portfolio.

(d) Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any person other than the Administrative Agent and the Lender Agents, in each case, except as otherwise expressly permitted by the terms of this Agreement.

(e) Liens. The Borrower shall not create, incur or permit to exist any Lien in or on any of the Collateral Portfolio subject to the Lien granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(f) Organizational Documents. The Borrower shall not modify or terminate any of the organizational or operational documents of the Borrower without the prior written consent of the Administrative Agent.

(g) Merger, Acquisitions, Sales, etc. The Borrower shall not amend its certificate of formation or operating agreement, change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent and the Majority Lenders.

(h) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (x) to finance the acquisition by the Borrower of Collateral Portfolio, or (y) to distribute such proceeds to CGMS (so long as such distribution is permitted pursuant to Section 5.02(m)).

(i) Limited Assets. The Borrower shall not hold or own any assets that are not part of the Collateral Portfolio or powers and rights incidental to the Transaction Documents other than cash, Permitted Investments (made in accordance with this Agreement) and Loan Assets sold, substituted, distributed or repurchased in accordance with the requirements of Sections 2.07.

(j) Tax Treatment. The Borrower shall not elect to be, or take any other action that is reasonably likely to result in the Borrower being, treated as a corporation for U.S. federal income tax purposes and shall take all steps necessary to avoid being treated as a corporation for U. S. federal income tax purposes.

(k) Extension or Amendment of Collateral Portfolio. The Borrower will not, except as otherwise permitted in Section 6.04(a) of this Agreement and in accordance with the Risk and Collection Policies and the Servicing Standard, extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

(l) Contribution Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Contribution Agreement without the prior written consent of the Administrative Agent.

(m) Restricted Junior Payments. Neither the Borrower nor the Servicer shall make any Restricted Junior Payment, except that, (i) so long as no Event of Default or Unmatured Event of Default has occurred or would result therefrom, the Borrower may declare and make distributions to its member on its membership interests that comply with the terms of its operating agreement and Applicable Law; provided, that, without the prior consent of the Administrative Agent in its sole discretion, the Borrower may not make distributions of Loan Assets except as expressly contemplated under Section 2.07, and (ii) following the Commitment Termination Date, the Servicer may withdraw amounts from the Interest Collection Subaccount for the express purpose of declaring and making distributions to its shareholders on their capital stock in an amount certified in writing by the Servicer to the Administrative Agent as being advised by its outside legal counsel or outside accounting firm for CGMS as being necessary to continue to qualify as a regulated investment company under the 1940 Act and not become subject to income or excise tax under Sections 851 and 855 of the Code.

(n) ERISA Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower will not (a) engage, and will exercise its best efforts not to permit any ERISA Affiliate of the Borrower to engage, in any prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any Reportable Event with respect to any Pension Plan.

(o) Instructions to Obligors. The Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Administrative Agent has consented to such change.

(p) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation, make any change to its name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 5.02(p) after compliance with all terms and conditions of this Section 5.02(p) related thereto) unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower has provided 30 days’ prior written notice to the Administrative Agent of such change and the Borrower has delivered to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith. The Borrower shall not change the location of its principal place of business and chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing. The Borrower shall not move, or consent to the Collateral Custodian or the Servicer moving, the Required Loan Documents and Loan Asset Files from the location thereof on the Closing Date, unless the Borrower has provided 30 days’ prior written notice to the Administrative Agent of such change and the Servicer has provided the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith, and the Servicer has provided a certificate to the Administrative Agent together with evidence demonstrating that it has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

(q) Sanctions, Etc. The Borrower shall not directly or, to the knowledge of the Borrower, indirectly use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business of or with any Person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (iii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor or otherwise).

(r) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with or treated as a disregarded entity of the Servicer for tax purposes.

SECTION 5.03 Financial Covenants of the Borrower.

(a) Interest Coverage Ratio. At all times, the Interest Coverage Ratio (as set forth in the latest Servicing Report) shall not be less than 125%.

(b) Charged-Off Ratio. At all times following the Ramp-Up Period, the Charged-Off Ratio (as set forth in the latest Servicing Report) shall not exceed 2.75%.

(c) Delinquency Ratio. At all times following the Ramp-Up Period, the Delinquency Ratio (as set forth in the latest Servicing Report) shall not exceed 7.5%.

(d) WARR Test. At all times during the Ramp-Up Period, WARR shall not be less than 44%.

SECTION 5.04 Affirmative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Servicer will at all times (i) comply in all material respects with all Applicable Law, including those with respect to servicing the Collateral Portfolio or any part thereof, and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Servicer and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) Preservation of Company Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Obligations and Compliance with Collateral Portfolio. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio. It is understood and agreed that the Servicer does not hereby assume any obligations of the Borrower in respect of any Advances or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith that would be inconsistent with the limited recourse undertaking of the Servicer, in its capacity as seller, under Section 2.1(e) of the Contribution Agreement.

(d) Keeping of Records and Books of Account.

(i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral Portfolio and the identification of the Collateral Portfolio.

(ii) Subject to the proviso of Section 5.04(u), the Servicer shall permit the Administrative Agent or its agents or representatives to visit the offices of the Servicer during normal hours and unless a Servicer Termination Event, Default or Event of Default has occurred and is continuing upon reasonable advance notice, and examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and the Servicer’s servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters.

(iii) The Servicer will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral Portfolio with a legend, acceptable to the Administrative Agent describing (i) the contribution of the Collateral Portfolio from the Transferor to the Borrower and (ii) the Pledge from the Borrower to the Collateral Agent, for the benefit of the Secured Parties.

(iv) The Servicer agrees (subject to any applicable confidentiality provisions) to use commercially reasonable efforts to promptly provide the Administrative Agent and each Lender any and all additional information and financial reporting reasonably available to it and reasonably requested by Administrative Agent or any Lender with respect to each Obligor of each Loan Asset that is required for compliance with the requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III.

(e) Preservation of Security Interest. The Servicer (at its own expense, on behalf of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.

(f) Risk and Collection Policies. The Servicer will (i) comply in all material respects with the Risk and Collection Policies and the Servicing Standard in regard to the Collateral Portfolio, and (ii) furnish to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent), prior to its effective date, prompt written notice of any changes in the Risk and Collection Policies. The Servicer will not agree to or otherwise permit to occur any material change in the Risk and Collection Policies that is adverse to the interests and rights and remedies of the Collateral Agent, the Collateral

Custodian, the Backup Servicer, the Account Bank, the Administrative Agent, any Lender, any Lender Agent and the Secured Parties without the prior written consent of the Administrative Agent; provided that, so long as prior written notice thereof is provided to the Administrative Agent, no consent shall be required from the Administrative Agent in connection with (i) any change certified by the Servicer to the Administrative Agent as being not adverse to the interests of any Lender Group (except in an immaterial manner), or (ii) any change mandated by Applicable Law or a Governmental Authority and, if requested by the Administrative Agent at the direction of the Majority Lenders, as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent.

(g) Compliance With Loan Agreements. The Servicer will act in conformity with all material terms and conditions of the Loan Agreements and Required Loan Documents.

(h) Notice of Events of Default. The Servicer shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) with prompt (and in any event within two Business Days) written notice of the occurrence of each Event of Default of which a Responsible Officer of the Servicer has knowledge or has received notice. In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default, the Servicer will provide to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(i) Taxes. The Servicer will file its tax returns and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(m)).

(j) Other. The Servicer will promptly furnish to the Collateral Agent and the Administrative Agent (with a copy to each Lender Agent) such other information, documents, records or reports respecting the Collateral Portfolio or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Collateral Agent or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Collateral Agent or Secured Parties under or as contemplated by this Agreement.

(k) Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents. The Servicer shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) as soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower, the Transferor or the Servicer (or any of their Affiliates) or the Transaction Documents. For purposes of this Section 5.04(k), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents or the Borrower in excess of $500,000 shall be deemed to be expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer, the Transferor or any of their Affiliates (other than the Borrower) in excess of $25,000,000 shall be deemed to be expected to have such a Material Adverse Effect.

(l) Deposit of Misdirected Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(m) Loan Asset Register.

(i) The Servicer shall maintain, or cause to be maintained, with respect to each Noteless Loan Asset a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Asset Register”) in which it will record, or cause to be recorded, (w) the original principal amount of such Noteless Loan Asset, (x) the current principal amount of such Noteless Loan Asset, (y) the date of origination of such Noteless Loan Asset, and (z) the maturity date of such Noteless Loan Asset.

(ii) At any time a Noteless Loan Asset is included as part of the Collateral Portfolio pursuant to this Agreement, the Servicer shall deliver to the Administrative Agent, the Collateral Agent and the Collateral Custodian a copy of the related Loan Asset Register, together with a certificate of a Responsible Officer of the Servicer (in the form of Exhibit Q) certifying to the accuracy of such Loan Asset Register as of the applicable Cut-Off Date.

(n) Special Purpose Entity Requirements. The Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b).

(o) Notice of Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Servicer will provide to the Administrative Agent notice of any material change in the accounting policies of the Servicer.

(p) Proceedings Related to the Collateral Portfolio. The Servicer shall notify the Administrative Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral Portfolio. For purposes of this Section 5.04(p), any adverse settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Collateral Agent’s or the Secured Parties’ interest in the Collateral Portfolio in excess of $1,000,000 or more shall be deemed to be expected to have such a Material Adverse Effect.

(q) Compliance with Legal Opinions. The Servicer shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Latham & Watkins LLP and Richards, Layton & Finger, P.A., each as special counsel to the Servicer, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and “true contributions” of the Loan Assets.

(r) Instructions to Agents and Obligors. The Servicer shall direct, or shall cause the Transferor to direct, any agent or administrative agent for any Loan Asset to remit all Collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such Collections with respect to such Loan Asset directly to the Collection Account. The Borrower and the Servicer shall take commercially reasonable steps to ensure, and shall cause the Transferor to take commercially reasonable steps to ensure, that only funds constituting Collections relating to Loan Assets shall be deposited into the Collection Account.

(s) Capacity as Servicer. The Servicer will ensure that, at all times when it is dealing with or in connection with the Loan Assets in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.

(t) Notice of Breaches of Representations and Warranties under the Contribution Agreement. The Servicer confirms and agrees that the Servicer will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) a notice of (i) any breach of any representation, warranty, agreement or covenant under the Contribution Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof.

(u) Audits. Prior to the Closing Date and periodically thereafter, the Servicer, at its sole cost and expense, shall allow the Administrative Agent and the Lender Agents, or their respective agents or representatives (during normal office hours and upon reasonable advance notice) to (i) review the Servicer’s books and records relating to, and collection and administration of, the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with the Transaction Documents and to conduct an audit of the Collateral Portfolio and Required Loan Documents in conjunction with such a review, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Borrower or Servicer, as the case may be, and relating to the Collateral Portfolio, and (iii) to visit the offices and properties of the Borrower or Servicer, as the case may be, during normal hours and unless a Servicer Termination Event, Default or Event of Default has occurred and is continuing upon reasonable advance notice for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to the Collateral Portfolio and Required Loan Documents or the Borrowers or Servicers performance under the Transaction Documents with any of the officers or employees of the Borrower or Servicer, as the case may be, having knowledge of such matters; provided, that so long as no Servicer Termination Event or Event of Default has occurred and is continuing, (i) the Administrative Agent and the Lender Agents shall use all reasonable efforts to (A) coordinate their inspections as a single group, (B) coordinate any inspection under this Section 5.04(u) with any audit and examination of the Borrower undertaken pursuant to Section 5.01(hh) and (C) if the Servicer provides reasonable advance notice in writing to the Administrative Agent and each Lender Agent of the details of the annual audit of the Servicer being undertaken for the purposes of the Servicer’s preparation of its consolidated audited financial statements required to be delivered pursuant to Section 6.08(d), coordinate their inspections under this Section 5.04(u) with such annual audit, and (ii) the Servicer shall be responsible for the costs and expenses of no more than one on-site visit in any 12-month period. The rights of the Administrative Agent and the Lender Agents pursuant to this Section 5.04(u) and the inspections referenced herein are in addition to, and not in replacement of, any audit and examination pursuant to Section 5.01(hh). Nothing herein shall be read to limit the Borrower’s obligation to comply with the inspection requirements set forth in Section 5.01(ii).

(v) Notice of Breaches of Representations and Warranties under this Agreement. The Servicer shall, upon receipt of notice or discovery thereof, promptly notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) if any representation or warranty set forth in Section 4.03 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent and the Administrative Agent (with a copy to each Lender Agent) a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Servicer shall notify the Administrative Agent (with a copy to the Collateral Agent and each Lender Agent) in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(w) Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer or an Affiliate of the Servicer is the agent or servicer under the applicable Loan Agreement) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties; provided that, unless the Borrower is the sole lender under such Loan Agreement, the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.

(x) Disregarded Entity. The Servicer shall cause the Borrower to be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b) and shall cause that neither the Borrower nor any other Person on its behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being, treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

SECTION 5.05 Negative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i) the Servicer has delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.05 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent; and

(iii) after giving effect thereto, no Event of Default or Servicer Termination Event or event that with notice or lapse of time would constitute either an Event of Default or a Servicer Termination Event shall have occurred.

(b) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Servicer shall not change the jurisdiction of its incorporation, make any change to its corporate name, change the location of its principal place of business and chief executive office unless prior to the effective date of any such change of location, the Servicer shall have provided not less than 30 days’ prior written notice to the Administrative Agent of such change of location. The Servicer shall not change the offices where it keeps records concerning the Collateral Portfolio from the address set forth under its name in Section 12.02, or move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Asset Files from the location thereof on the Closing Date, unless the Servicer shall have provided not less than 30 days’ prior written notice to the Administrative Agent of such change of location and the Servicer shall have provided the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith, and the Servicer has provided a certificate to the Administrative Agent together with evidence demonstrating that it has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

(c) Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio exclusively to the Collection Account (other than new direction letters in connection with any change to the Collateral Account), except to another account subject to the “control” (as such term is defined under Section 9-102 of the UCC) of the Collateral Agent and the Administrative Agent has consented to such change.

(d) Liens. The Servicer shall not pledge, create, incur or permit to exist any Lien in or on any unfunded capital commitments of shareholders of CGMS, including without limitation, any pledge of a shareholder’s note or similar instrument relating thereto, except for (i) Liens expressly consented to by the Administrative Agent in its sole reasonable discretion, (ii) tax-related Permitted Liens, and (iii) a pledge by CGMS of the capital commitments of its shareholders to a lender to secure the obligations of CGMS under a subscription line working capital credit facility in form and substance reasonably satisfactory to the Administrative Agent, where the maximum indebtedness possible under such credit facility does not exceed an amount equal to 3.33% of the undrawn capital commitments pledged as collateral therefor.

(e) Extension or Amendment of Loan Assets. The Servicer will not, except as otherwise permitted in Section 6.04(a), extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

(f) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with or treated as a disregarded entity of the Servicer for tax purposes.

SECTION 5.06 Affirmative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Collateral Custodian will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Article XIII of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at the address set forth under its name in Section 12.02 unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.

SECTION 5.07 Negative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a) Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.

SECTION 5.08 Affirmative Covenants of the Backup Servicer.

From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Backup Servicer will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

SECTION 5.09 Negative Covenants of the Backup Servicer.

From the Closing Date until the Collection Date:

(a) Required Loan Documents. The Backup Servicer will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Backup Servicer pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.

(b) No Changes in Backup Servicer Fees. The Backup Servicer will not make any changes to the Backup Servicer Fees without the prior written approval of the Administrative Agent and the Borrower.

SECTION 5.10 Affirmative Covenants of the Account Bank.

From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Account Bank will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Account Bank will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

SECTION 5.11 Affirmative Covenants of the Collateral Administrator.

From the Closing Date until the Collection Date:

(a) Compliance with Applicable Law. The Collateral Administrator will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Administrator will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

ADMINISTRATION AND SERVICING OF CONTRACTS

SECTION 6.01 Appointment and Designation of the Servicer.

(a) Initial Servicer. The Borrower, each Lender Agent and the Administrative Agent hereby appoint CGMS, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. CGMS hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof until such time as it receives a Servicer Termination Notice from the Administrative Agent. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b) Servicer Termination Notice. The Borrower, the Servicer, each Lender Agent, and the Administrative Agent hereby agree that, upon the occurrence and during the continuance of a Servicer Termination Event, the Administrative Agent, by written notice to the Servicer (with a copy to the

Collateral Agent and the Backup Servicer) (a “Servicer Termination Notice”), may (and shall, upon the direction of the Majority Lenders) terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, the Servicing Fees therefor accrued until such date. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.

(c) Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice, the Administrative Agent may, at its discretion (and shall, upon the direction of the Majority Lenders), (i) appoint the Backup Servicer as Servicer under this Agreement and, in such case, all authority, power, rights and obligations of the Servicer shall pass to and be vested in the Backup Servicer or (ii) appoint a new Servicer (the “Replacement Servicer”), with the consent of the Backup Servicer (which consent shall not be unreasonably withheld), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion; provided that so long as no Event of Default is then continuing, the Administrative Agent may not propose a Competitor as a Replacement Servicer. Any Replacement Servicer shall be an established financial institution, having a net worth of not less than $50,000,000 and whose regular business includes the servicing of assets similar to the Collateral Portfolio.

(d) Liabilities and Obligations of Replacement Servicer. Upon its appointment, the Backup Servicer (or any Replacement Servicer) shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer (or the Replacement Servicer); provided that the Backup Servicer (or any Replacement Servicer) shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer (or the Replacement Servicer) becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that the Backup Servicer shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Backup Servicer or Replacement Servicer upon becoming a Servicer, are expressly limited to those arising on account of its gross negligence or willful misconduct, or the failure to perform materially in accordance with its duties and obligations set forth in this Agreement. In addition, the Backup Servicer or Replacement Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.03.

(e) Authority and Power. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral Portfolio.

(f) Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral Portfolio; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event.

(g) Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as the Collateral Agent or the Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender Agent, each Lender or any of their respective Affiliates, the Collateral Agent and the Servicer (other than claims relating to such party’s gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

SECTION 6.02 Duties of the Servicer.

(a) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law, the Risk and Collection Policies (if CGMS is the Servicer) and the Servicing Standard. Prior to the occurrence of a Servicer Termination Event, but subject to the terms of this Agreement (including, without limitation, Section 6.04), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral Portfolio and take or refrain from taking any and all actions with respect to the Collateral Portfolio. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) supervising the Collateral Portfolio, including communicating with Obligors, negotiating and executing amendments, restatements, supplements and other modifications (including, without limitation, in respect of restructuring agreements, prepackaged plans and other documents related to restructuring arrangements), negotiating and providing consents and waivers, enforcing and collecting on the Collateral Portfolio and otherwise managing the Collateral Portfolio on behalf of the Borrower;

(ii) maintaining all necessary servicing records with respect to the Collateral Portfolio and providing such reports to the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent and the Collateral Custodian and the Backup Servicer) in respect of the servicing of the Collateral Portfolio (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent, the Backup Servicer or any Lender Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv) promptly delivering to the Administrative Agent, each Lender Agent, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender Agent, the Account Bank, the Collateral Custodian, the Backup Servicer, the Collateral Administrator or the Collateral Agent may from time to time reasonably request;

(v) identifying each Loan Asset clearly and unambiguously in its servicing records to reflect that such Loan Asset is owned by the Borrower and that the Borrower is Pledging a security interest therein to the Secured Parties pursuant to this Agreement;

(vi) notifying the Administrative Agent, the Backup Servicer and each Lender Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(vii) notifying the Administrative Agent and each Lender Agent of any change to the Risk and Collection Policies;

(viii) maintaining the perfected first priority security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio;

(ix) maintaining the Loan Asset File with respect to Loan Assets included as part of the Collateral Portfolio; provided that, so long as the Servicer is in possession of any Required Loan Documents, the Servicer will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet;

(x) directing the Collateral Agent to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04;

(xi) directing the sale or substitution of Collateral Portfolio in accordance with Section 2.07;

(xii) providing assistance to the Borrower with respect to the Contribution of and payment for the Loan Assets;

(xiii) instructing the Obligors and the administrative agents on the Loan Assets to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(xiv) delivering the Loan Asset Files and the Loan Asset Schedule to the Collateral Custodian;

(xv) taking all actions necessary in establishing the Advance Date Assigned Value, Updated Assigned Value, and Value Adjusted Assigned Value, including, without limitation, taking all actions necessary (including paying the compensation of the Nationally Recognized Valuation Firms) in establishing and maintaining the Scheduled Valuation Process in accordance with Section 6.02(d) below; and

(xvi) complying with such other duties and responsibilities as may be required of the Servicer by this Agreement.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor (so long as the Transferor is also the Servicer) or the Servicer acts as lead agent with respect to any Loan Asset, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Loan Agreements has the right to do so. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that the performance by the Servicer of its duties hereunder shall be limited insofar as such performance would conflict with or result in a breach of any of the express terms of the related Loan Agreements; provided that the Servicer shall (a) provide prompt written notice to the Administrative Agent and the Backup Servicer upon becoming aware of such conflict or breach, (b) have determined that there is no other commercially reasonable performance that it could render consistent with the express terms of the Loan Agreements which would result in all or a portion of the servicing duties being performed in accordance with this Agreement, and (c) undertake all commercially reasonable efforts to mitigate the effects of such non-performance including performing as much of the servicing duties as possible and performing such other commercially reasonable or similar duties consistent with the terms of the Loan Agreements.

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, the Backup Servicer, each Lender Agent and the Secured Parties of their rights hereunder shall not release the Servicer, the Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties, the Administrative Agent, the Backup Servicer, each Lender Agent and the Collateral Agent shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(c) Any payment by an Obligor in respect of any indebtedness owed by it to the Transferor or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(d) The Servicer shall establish and maintain an internal valuation protocol as set forth in the template attached hereto as Annex F and obtain valuations for quoted securities and third party valuations for unquoted investments (the “Scheduled Valuation Process”) under which (i) Loan Assets representing approximately 25% of AOLB will be reviewed and an updated Quoted Price will be obtained at the end of each fiscal quarter of the Borrower, and (ii) each Loan Asset will be reviewed and an updated Quoted Price will be obtained at least once annually, all effectuated in a manner consistent with Financial Accounting Standard 157 and consistent with the standards of a publicly traded business development company. The Servicer shall be responsible for all costs and expenses (including the fees and expenses of the Nationally Recognized Valuation Firms) in connection with the Scheduled Valuation Process.

(e) The Servicer may engage subservicers in the performance of its duties and responsibilities set forth in this Agreement, including this Section 6.02; provided, that any such engagement shall not release the Servicer from any of its duties or responsibilities as Servicer set forth hereunder.

SECTION 6.03 Authorization of the Servicer.

(a) Each of the Borrower, the Administrative Agent, each Lender Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the contribution of the Collateral Portfolio by the Transferor to the Borrower under the Contribution Agreement and, thereafter, the Pledge by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Transferor could have done if it had continued to own such Collateral Portfolio. The Transferor, the Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Servicer be entitled to make the Secured Parties, the Administrative Agent, the Backup Servicer, the Collateral Agent, any Lender or any Lender Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s, the Backup Servicer’s and each Lender Agent’s consent.

(b) After the declaration of the Final Maturity Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral Portfolio; provided that the Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Collateral Portfolio of the assignment of such Collateral Portfolio to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.

SECTION 6.04 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral Portfolio. The Servicer will use its reasonable best efforts to collect or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Risk and Collection Policies and the Servicing Standard. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral Portfolio in a manner that would impair the collectability of the Collateral Portfolio or in any manner contrary to the Servicing Standard.

(b) Acceleration. If consistent with the Risk and Collection Policies and the Servicing Standard, the Servicer shall accelerate or vote to accelerate, as applicable, the maturity of all or any Scheduled Payments and other amounts due under any Loan Asset promptly after such Loan Asset becomes defaulted.

(c) Taxes and other Amounts. The Servicer will use its best efforts to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan Asset to the extent required to be paid to the Borrower for such application under the applicable Loan Agreement and remit such amounts to the appropriate Governmental Authority or insurer as required by the Loan Agreements.

(d) Payments to Collection Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral Portfolio directly to the Collection Account; provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the “lead borrower” or another such similar term) unless and until the Servicer calls on the related guaranty or secondary obligation.

(e) Collection Account. Each of the parties hereto hereby agrees that (i) the Collection Account is intended to be a “securities account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Collection Account Agreement, prior to the delivery of a Notice of Exclusive Control, the Borrower (or the Servicer) shall be entitled to exercise the rights that comprise each Financial Asset held in the Collection Account and have the right to direct the disposition of funds in the Collection Account; provided that after the delivery of a Notice of Exclusive Control, such rights shall be exclusively held by the Collateral Agent (acting at the direction of the Administrative Agent). Each of the parties hereto hereby agrees to cause the Account Bank (or other securities intermediary) that holds any money or other property for the Borrower in the Collection Account to agree with the parties hereto that (A) the Collection Account is a “securities account” within the meaning of the UCC, the cash and other property credited thereto is to be treated as a Financial Asset under Article 8 of the UCC, (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Collection Account, New York shall be deemed to be the Account Bank’s (or other securities intermediary’s) jurisdiction (within the meaning of Section 8-110 of the UCC), and (C) it shall comply with all entitlement orders and all directions to dispose of funds in the Collection Account in each case without further consent of the Borrower. To the extent that the Collection Account is re-characterized as a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC), New York shall be deemed to be the “bank’s jurisdiction” (within the meaning of Section 9-304(b) of the UCC), the Account Bank shall be the “bank” and the Collateral Agent shall be the bank’s “customer” (within the meaning of Section 9-104 of the UCC). All securities or other property underlying any Financial Assets credited to the Collection Account in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of the Borrower or the Collateral Agent, Indorsed to the Account Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the Collection Account be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Account Bank or Indorsed in blank.

(f) Loan Agreements. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Account Bank, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Collateral Agent, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, or otherwise to examine the Loan Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset granted to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.

(g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of an Interest Collection or Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

SECTION 6.05 Realization Upon Loan Assets. The Servicer will use reasonable efforts consistent with the Risk and Collection Policies and the Servicing Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a defaulted Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments, and may, consistent with the Risk and Collection Policies and the Servicing Standard and exercising its reasonably good faith judgment to maximize value, hold for value, sell or transfer any equity or other securities the Borrower or the Servicer (on behalf of the Borrower) shall have received in connection with a default, workout, restructuring or plan of reorganization with respect to a Loan Asset. The Servicer will comply with the Risk and Collection Policies and the Servicing Standard and Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures including reasonable efforts consistent with the Risk and Collection Policies and the Servicing Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may cause the sale of any such Underlying Collateral to the Servicer or its Affiliates for a purchase price equal to the then fair value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan Asset, the Underlying Collateral, the sale price of the Underlying Collateral and certifying that such sale price is the fair value of such Underlying Collateral. In any case in which any such Underlying Collateral has suffered damage, the Servicer will have no obligation to expend funds in connection with any repair or toward the foreclosure or repossession of such Underlying Collateral unless it reasonably determines that such repair or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Underlying Collateral relating to a defaulted Loan Asset.

SECTION 6.06 Servicing Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicing Fees and reimbursed its reasonable out-of-pocket expenses as provided in Section 2.04; provided, that the Servicer acknowledges and agrees that Subordinate Servicing Fees not paid under Section 2.04 on any Payment Date shall accrue and shall not constitute a default or basis to terminate the Servicer duties under this Article VI.

SECTION 6.07 Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The Servicer, on behalf of the Borrower, will be required to pay all reasonable fees and expenses owing to any bank in connection with the maintenance of the Collection Account. The Servicer may be reimbursed for any reasonable out-of-pocket expenses incurred hereunder (including out-of-pocket expenses paid by the Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.04; provided that, to the extent funds are not so available on any Payment Date to reimburse such expenses incurred during the immediately ended Remittance Period, such reimbursement amount shall be deferred and payable on the next Payment Date on which funds are available therefor pursuant to Section 2.04.

SECTION 6.08 Reports to the Administrative Agent; Account Statements; Servicing Information.

(a) Notice of Borrowing. On or before each Advance Date and on each reduction of Advances Outstanding pursuant to Section 2.18, the Borrower (and the Servicer on its behalf) will provide a Notice of Borrowing or a Notice of Reduction, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent and each Lender Agent (with a copy to the Collateral Agent). On each date the Assigned Value for any Loan Asset is modified, the Borrower (or the Servicer on its behalf) will deliver an updated Borrowing Base Certificate to the Administrative Agent and each Lender Agent.

(b) Servicing Report.

(i) On each Reporting Date (other than any Reporting Date that includes a Payment Date in the same month), the Servicer will provide to the Borrower, each Lender Agent, the Administrative Agent, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator and any Liquidity Bank, a monthly statement including (A) a Borrowing Base Certificate calculated as of the most recent Determination Date, and (B) a summary prepared with respect to each Obligor and with respect to each Loan Asset for such Obligor prepared as of the most recent Determination Date setting forth (x) calculations of the Charge-Off Ratio and the Delinquency Ratio as of such Reporting Date, and (y) whether or not each such Loan Asset shall have become subject to an amendment, restatement, supplement, waiver or other modification and whether such amendment, restatement, supplement, waiver or other modification is a Material Modification, signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit K (such monthly statement, a “Servicing Report”).

(ii) On each Payment Date, the Servicer will provide to the Borrower, each Lender Agent, the Administrative Agent, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator and any Liquidity Bank, a Servicing Report containing all of the information required to be included in a Servicing Report under clause (i) above, and, in addition, the Servicer will include in such Servicing Report (A) a summary prepared with respect to each Obligor and with respect to each Loan Asset for such Obligor prepared as of the most recent Determination Date setting forth calculations of the Financial Covenants as of the Reporting Date immediately preceding such Payment Date, (B) the updated valuations received pursuant to the Scheduled Valuation Process since the immediately prior Payment Date, and (C) the amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment) with respect to such Payment Date.

(c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender Agent, the Collateral Agent, the Backup Servicer and any Liquidity Bank a certificate substantially in the form of Exhibit L (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default or Unmatured Event of Default has occurred (or describing in detail any such Event of Default or Unmatured Event of Default) and is continuing.

(d) Financial Statements. The Servicer will submit to the Administrative Agent, each Lender Agent, any Liquidity Bank, the Backup Servicer and the Collateral Agent, (i) within 45 days after the end of each of its first three fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing for the fiscal quarter ending June 30, 2013, consolidated unaudited financial statements of the Servicer for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2013, consolidated audited financial statements of the Servicer, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e) Tax Returns. Upon demand by the Administrative Agent, each Lender Agent or any Liquidity Bank, the Servicer shall deliver, copies of all federal, state and local tax returns and reports filed by the Borrower, or in which the Borrower was included on a consolidated or combined basis (excluding sales, use and similar Taxes).

(f) Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent, the Lender Agents, the Backup Servicer and the Collateral Agent, with respect to each Obligor, (i) prior to making an Advance with respect thereto, three years’ historical audited or unaudited financial statements and related information and a copy of the Underwriting Memoranda utilized by the Transferor or the Borrower, as applicable, in evaluating and approving such Loan Asset for investment, (ii) to the extent received by the Borrower or the Servicer pursuant to the Loan Agreement, the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor provided to the Borrower or the Servicer either monthly or quarterly, as the case may be, by such Obligor, which delivery shall be made prior to the later of (x) 45 days after of the end of each quarter end (or such longer period provided therein with respect to the end of an Obligor’s fiscal quarter or fiscal year), and (y) 10 Business Days after receipt by the Borrower or Servicer thereof, which reporting package shall include any covenant compliance certificates under the related Loan Agreement, (iii) asset and portfolio level monitoring reports prepared by the Servicer with respect to the Loan Assets, which delivery shall be made within 45 days of the end of each quarter end (or such longer period provided therein with respect to the end of an Obligor’s fiscal quarter or fiscal year) which would include, at a minimum, covenant and financial covenant testing as required hereunder, and (iv) the loan amortization schedule of each Loan Asset within 15 days of the end of each Month (which may be included in the Borrowing Base Model that is delivered on each Reporting Date). The Servicer will promptly deliver to the Administrative Agent, the Backup Servicer and any Lender Agent, upon reasonable request and to the extent received by the Borrower or the Servicer, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan Asset included in the Collateral Portfolio.

(g) Amendments to Loan Assets. The Servicer will deliver to the Administrative Agent, the Lender Agents, the Backup Servicer and the Collateral Custodian a copy of any amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) (i) with respect to any Material Modification, promptly and in any event within 10 Business Days of request of the Administrative Agent thereof and (ii) with respect to any amendment, restatement, supplement, waiver or other modification which is not a Material Modification, within 45 days after the end of each quarter end.

(h) Website Access to Information. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to Section 5.02(i) and this Article VI shall be deemed to have been delivered on the date upon which such information is received through e-mail (with confirmation of receipt) or another delivery method acceptable to the Administrative Agent.

(i) Required Asset Coverage Ratio. On or prior to the RAC Reporting Date with respect to the immediately prior fiscal quarter, the Servicer shall deliver to the Administrative Agent written certificate that demonstrates CGMS’s compliance or non-compliance with the Required Asset Coverage Ratio substantially in the form of Exhibit S.

SECTION 6.09 Annual Statement as to Compliance. The Servicer will provide to the Administrative Agent, each Lender Agent, the Backup Servicer and the Collateral Agent within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2013, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) either that the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred and is continuing, or specifying in what respect the foregoing is not true.

SECTION 6.10 Annual Independent Public Accountant’s Servicing Reports. The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Lender Agent, the Backup Servicer and the

Collateral Agent within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2013, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures to be structured by and agreed-upon between the Servicer and the Administrative Agent to certain documents and records relating to the Collateral Portfolio under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

SECTION 6.11 The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Lender Agent. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.

ARTICLE VII.

THE BACKUP SERVICER

SECTION 7.01 Designation of the Backup Servicer.

(a) Initial Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.01. Until the Administrative Agent shall give to Wells Fargo Bank, National Association a Backup Servicer Termination Notice, Wells Fargo Bank, National Association is hereby designated as, and hereby agrees to perform the duties and obligations of, a Backup Servicer pursuant to the terms hereof.

(b) Successor Backup Servicer. Upon the Backup Servicer’s receipt of Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement Backup Servicer pursuant to the provisions of Section 7.05, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.

SECTION 7.02 Duties of the Backup Servicer.

(a) Appointment. The Borrower and the Administrative Agent, as agent for the Secured Parties, each hereby appoints Wells Fargo Bank, National Association to act as Backup Servicer, for the benefit of the Administrative Agent and the Secured Parties, as from time to time designated pursuant to Section 7.01. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the Initial Advance, and until its removal pursuant to Section 7.05, the Backup Servicer shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) On or before the Closing Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Servicing Report referred to in Section 6.08(b)(i) of this Agreement (if any) on an excel spreadsheet or other format to be agreed upon by the Backup Servicer and the Servicer on or prior to closing.

(ii) Not later than 12:00 noon (New York City, New York time) on each Reporting Date, the Servicer shall deliver to the Backup Servicer the loan asset spreadsheet, which shall include but not be limited to the following information: (x) for each Loan Asset, the name of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment, the Outstanding Principal Balance, the initial Assigned Value, and the Outstanding Loan Balance, (y) the Borrowing Base and (z) the Aggregate Outstanding Loan Balance (the “Spreadsheet”). The Backup Servicer shall accept delivery of the Spreadsheet.

(c) Reliance on Spreadsheet. With respect to the duties described in Section 7.02(b), the Backup Servicer is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Spreadsheet, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

SECTION 7.03 Merger or Consolidation.

Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

SECTION 7.04 Backup Servicing Compensation.

As compensation for its back-up servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Servicer. To the extent that such Backup Servicing Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicing Fee to the extent of funds available therefor pursuant to Section 2.04(a)(i) and Section 2.04(b)(iv), as applicable. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 7.05, or (iii) the termination of this Agreement. Upon becoming Successor Servicer pursuant to Section 6.01, the Backup Servicer shall be entitled to the Servicing Fee.

SECTION 7.05 Backup Servicer Removal.

The Backup Servicer may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer shall be appointed by the Administrative Agent (acting upon the direction of the Majority Lenders).

SECTION 7.06 Limitation on Liability.

(a) The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any willfull misconduct or gross negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(b) The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent, the Backup Servicer and the Collateral Custodian each agree to look only to the Servicer to perform such obligations. The Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Backup Servicer.

SECTION 7.07 The Backup Servicer Not to Resign.

The Backup Servicer shall not resign (except with prior consent of the Administrative Agent which consent shall not be unreasonably withheld) from the obligations and duties hereby imposed on it except upon the Backup Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Backup Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent. No such resignation shall become effective until a successor Backup Servicer shall have assumed the responsibilities and obligations of the Backup Servicer hereunder.

ARTICLE VIII.

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower fails to:

(i) to make any payment of principal when due hereunder;

(ii) eliminate any Borrowing Base Deficiency within three Business Days of the occurrence thereof, provided, if during such three Business Day period the Servicer provides the Administrative Agent with a certified copy of a Demand in an amount at least equal to the Borrowing Base Deficiency, and the Servicer certifies the proceeds thereof shall be utilized to cure such Event of Default under Section 8.01(a)(ii), then the three Business Day grace period shall be extended an additional 10 Business Days from the date of such Borrowing Base Deficiency;

(iii) make payment of outstanding principal of all outstanding Advances, if any, and all Yield and all Fees accrued and unpaid thereon together with all other Obligations on the Final Maturity Date; or

(iv) make payment of any other Obligation when due hereunder, whether of Yield on each Payment Date, fees or payment of any other Obligations under any other Transaction Document when due, and such failure continues unremedied for two Business Days; or

(b) the Borrower or the Transferor defaults in making any payment required to be made under one or more agreements for borrowed money to which it is a party (x) in any amount for the Borrower, or (y) in an aggregate principal amount in excess of $25,000,000 for the Transferor, or an event of default is declared under any such facility (without regard to waivers granted thereunder), and, in each case, such default is not cured or remedied within the applicable cure period, if any, provided for under such agreement; or

(c) any failure on the part of the Borrower or the Transferor duly to observe or perform any covenants or agreements of the Borrower or the Transferor set forth in this Agreement or the other Transaction Documents to which the Borrower or the Transferor is a party (other than (x) covenants or agreements with respect to which another clause of this Section 8.01 expressly relates, and (y) failure to meet any of the Concentration Limits or any Collateral Quality Test) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Transferor by the Administrative Agent or Collateral Agent, and (ii) the date on which the Borrower or the Transferor acquires knowledge thereof;

(d) the occurrence of a Bankruptcy Event relating to CGMS or the Borrower; or

(e) the Financial Covenants have been breached; or

(f) the occurrence of a Servicer Termination Event past any applicable notice or cure period provided in the definition thereof; or

(g) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000, against the Borrower, and the Borrower shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Borrower shall have made payments of amounts in excess of $500,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(h) the breach of the Borrower of the covenants set forth in Section 5.01(b) or Section 5.02(a), or the Borrower shall otherwise fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower and the Transferor; or

(i) (1) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor or the Servicer,

(2) the Borrower, the Transferor or the Servicer or any Affiliate of any of them shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(j) failure on the part of the Borrower, the Transferor or the Servicer to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document (other than any payment set forth in clause (a) above) within two Business Days after the date when such payment is due (unless such failure was due solely to an administrative error by the financial institution holding the applicable account crediting any such payment to the wrong account and the Borrower, the Transferor or Servicer and such financial institution work diligently to resolve as promptly as possible and in any event within two Business Days after such error was discovered); or

(k) either the Borrower or CGMS shall be required to be registered as an “investment company” within the meaning of Section 8 of the 1940 Act (the parties hereto acknowledging that CGMS is regulated as a “business development company” under the 1940 Act) or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act, or the business and other activities of the Borrower or CGMS, including but not limited to, the acceptance of the Advances by the Borrower made by the Lenders, violate the 1940 Act or the rules and regulations promulgated thereunder (other than in an immaterial manner); or

(l) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Transferor and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, or the Transferor and such lien shall not have been released within five Business Days; or

(m) either (A) a Governmental Authority with the authority to determine the permissibility of the Lenders’ making Advances hereunder or the appropriateness of the accounting or regulatory capital treatment thereof asserts that (i) the Borrower is (or may be deemed) a “covered fund” under the Volcker Rule, and (ii) the terms of this Agreement create an ownership interest (as defined in the Volcker Rule) in the Borrower or (B) the Administrative Agent has reasonably determined that an event of the type described in the foregoing subclause (A) of this clause (m) will, with notice or lapse of time, occur; or

(n) any Change of Control shall occur; or

(o) any representation, warranty or certification made by the Borrower or the Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, such incorrectness can reasonably be expected to result in a Material Adverse Effect, and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Transferor by the Administrative Agent or the Collateral Agent (which shall be given at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Borrower or the Transferor acquires knowledge thereof; or

(p) the Borrower ceases to have a valid, perfected first priority ownership interest in all of the Collateral Portfolio (subject to Permitted Liens); or

(q) the Borrower makes any assignment or attempted assignment of their respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of each of the Lender Agents and the Administrative Agent, which consent may be withheld by any Lender Agent or the Administrative Agent in the exercise of its sole and absolute discretion; or

(r) the Borrower, the Servicer or the Transferor fails to observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral Portfolio, and such failure is not cured within two Business Days; or

(s) (i) the failure of the Borrower to maintain at least one Independent Director, (ii) the removal of any Independent Director of the Borrower without “cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent and the Lender Agents, each as required in the organizational documents of the Borrower or (iii) an Independent Director of the Borrower which is not provided by Puglisi & Associates or a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent; or

then the Administrative Agent or the Majority Lenders, may, by notice to the Borrower, declare the Final Maturity Date to have occurred; provided that, in the case of any events described in Section 8.01(i) (to the extent such Event of Default relates to greater than 7.5% of the Advances Outstanding or 7.5% of the Collateral Portfolio, as applicable) and Section 8.01(d) above, the Final Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loan Assets from the Transferor under the Contribution Agreement, (ii) the Administrative Agent or the Majority Lenders may declare the Revolving Notes to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Portfolio Assets shall be distributed by the Account Bank, acting at the direction of the Collateral Agent (acting at the direction of the Administrative Agent) as described in Section 2.04(c) (provided that the Borrower shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with Section 2.04(d) hereof). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, (or any designee thereof, including, without limitation, the Servicer), following an Event of Default, shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders, the Lender Agents or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred, the Yield Rate shall be increased pursuant to the increase set forth in the definition of “Applicable Spread”, effective as of the date of the occurrence of such Event of Default, and shall apply after the occurrence of such Event of Default; or

(t) the breach or violation by the Borrower of any of the representations, warranties or covenants set forth in set forth in Section 4.01(kk), 5.01(x)(iii) or 5.02(q).

SECTION 8.02 Additional Remedies of the Administrative Agent.

(a) If, (i) upon the Administrative Agent’s or the Majority Lenders’ declaration that the Advances made to the Borrower hereunder are immediately due and payable pursuant to Section 8.01 upon the occurrence of an Event of Default, or (ii) on the Final Maturity Date, the aggregate outstanding principal amount of the Advances, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent (acting as directed by the Majority Lenders), in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders and Administrative Agent, to immediately sell (at the Servicer’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations.

(b) The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral Portfolio on the date the Administrative Agent or the Majority Lenders declare the Advances made to the Borrower hereunder to be immediately due and payable pursuant to Section 8.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.

(c) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Servicer shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Servicer is required by law or contract to be kept confidential, to the extent such information can be provided without violation of laws or contracts, including through entering into any confidentiality agreements in forms acceptable to the Collateral Agent or the Administrative Agent, as applicable, to the extent required to prevent violation of such laws or contracts) relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable non-confidential information relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder.

(d) Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine.

(e) Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 8.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.

(f) The Administrative Agent, the Lender Agents and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.

(g) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

(h) Each of the Borrower and the Servicer hereby irrevocably appoints each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies after the occurrence and during the continuance of an Event of Default provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent or the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or the Administrative Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. Notwithstanding anything to the contrary in any power of attorney furnished hereunder, the Administrative Agent shall not exercise any power of attorney unless an Event of Default has occurred.

(i) (1) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell the Collateral Portfolio in whole, but not in part, at a public or private sale, the Borrower may exercise its right of first refusal to repurchase the Collateral Portfolio, in whole but not in part, prior to such sale at a purchase price that is not less than the amount of the Obligations as of the date of such proposed sale. The Borrower’s right of first refusal shall terminate at 4:00 p.m. on the second Business Day following the Business Day on which the Borrower receives notice of the Collateral Agent’s or the Administrative Agent’s election to sell such Collateral Portfolio, such notice to attach copies of all Eligible Bids received by the Collateral Agent or the Administrative Agent in respect of such Collateral Portfolio.

(2) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent elects to sell less than all of the Collateral Portfolio in one or more parcels at a public or private sale, the Borrower may exercise its right of first refusal to repurchase such portion of the Collateral Portfolio prior to such sale at a purchase price of not less than the highest Eligible Bid received in respect of such portion of the Collateral Portfolio as of the date of such proposed sale, as notified by the Collateral Agent or the Administrative Agent to the Borrower. The Borrower’s right of first refusal shall terminate not later than 4:00 p.m. on the Business Day on which the Borrower receives notice of the Collateral Agent’s or the Administrative Agent’s election to sell such portion of the Collateral Portfolio, if such notice is delivered by 12:00 p.m. on such Business Day; provided that if such notice is delivered after 12:00 p.m. on the Business Day on which the Borrower receives such notice, or if the highest Eligible Bid received in respect of such portion of the Collateral Portfolio is greater than $25,000,000, the Borrower’s right of first refusal shall terminate not later than 12:00 p.m. on the following Business Day.

(3) If the Borrower elects not to exercise its right of first refusal as provided in clauses (1) or (2) above, the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent shall sell such Collateral Portfolio or portion thereof for a purchase price equal to the highest of the Eligible Bids then received. For the avoidance of doubt, any determination of the highest Eligible Bid shall only consider bids for the same parcels of the Collateral Portfolio.

(4) It is understood that the Borrower may submit its bid for the Collateral Portfolio or any portion thereof as a combined bid with the bids of other members of a group of bidders, and shall have the right to find bidders to bid on the Collateral Portfolio or any portion thereof.

It is understood that the Borrower’s right of first refusal shall apply to each proposed sale of the same parcel of the Collateral Portfolio.

SECTION 8.03 Volcker Extension.

(a) If an Event of Default shall have occurred and be continuing pursuant to Section 8.01(m) (any such event, a “Volcker Event”), then, notwithstanding Section 8.02, the Administrative Agent may declare the Final Maturity Date to have occurred pursuant to Section 8.01 (which declaration shall be effective) but shall not, prior to the close of business (New York time) on the 30th day following the date on which the Administrative Agent shall have delivered notice to Borrower of the occurrence of such Volcker Event (such time, the “Volcker Extension Deadline”), exercise any of the other remedies set forth in Section 8.02, if and for so long as:

(i) no Event of Default, other than the Volcker Event, shall have occurred and be continuing;

(ii) the Borrower and its Affiliates shall be actively engaged in soliciting or making arrangements to cause the repayment in full of the Obligations (whether by refinancing or otherwise); and

(iii) on or prior to the fifth Business Day following the date on which the Administrative Agent shall have delivered notice to Borrower of the Event of Default relating to the Volcker Event, the Servicer shall have delivered an Officer’s Certificate certifying that the conditions set forth in the foregoing clauses (i) and (ii) have been satisfied.

(b) Section 8.03(a) shall apply only to a Volcker Event and shall not be deemed to limit the rights of the Administrative Agent in respect of any other Event of Default.

(c) If any of the Obligations shall, upon the occurrence of the Volcker Extension Deadline, remain outstanding, then the Administrative Agent shall be entitled to exercise immediately, and without further notice to the Borrower or any other Person, any and all of the remedies set forth in Section 8.02 and elsewhere in this Agreement and the other Transaction Documents.

ARTICLE IX.

INDEMNIFICATION

SECTION 9.01 Indemnities by the Borrower.

(a) Without limiting any other rights which the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the

Collateral Administrator, the Backup Servicer, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Affected Parties, the Secured Parties, Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Backup Servicer, the Account Bank, the Backup Servicer, the Collateral Administrator, the Collateral Custodian, any Conduit Trustee and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article IX) from and against any and all damages, losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees and disbursements of one firm of counsel to the Administrative Agent and the Lenders and, if necessary, one firm of local counsel in each appropriate jurisdiction (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any of the Collateral Portfolio, excluding, however, Indemnified Amounts to the extent resulting solely from (a) gross negligence, bad faith or willful misconduct on the part of an Indemnified Party as determined in a final decision by a court of competent jurisdiction or (b) Loan Assets which are uncollectible due to the Obligor’s financial inability to pay. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from the conditions set forth in (a) or (b) above):

(i) any Loan Asset treated as or represented by the Borrower to be an Eligible Loan Asset which is not at the applicable time an Eligible Loan Asset, or the purchase by any party or origination of any Loan Asset which violates Applicable Law;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer (if CGMS or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Servicer (if CGMS or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any item of Collateral Portfolio, or the nonconformity of any item of Collateral Portfolio with any such Applicable Law;

(iv) the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or at any time thereafter;

(v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Loan Assets included in the Collateral Portfolio or the other Portfolio Assets related thereto, whether at the time of any Advance or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such

Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral Portfolio or the furnishing or failure to furnish such merchandise or services;

(vii) any failure of the Borrower or the Servicer (if CGMS or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of the Transaction Documents to which it is a party or any failure by CGMS, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral Portfolio;

(viii) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Transferor to qualify to do business or file any notice or business activity report or any similar report;

(ix) any action taken by the Borrower or the Servicer in the enforcement or collection of the Collateral Portfolio which results in any claim, suit or action of any kind pertaining to the Collateral Portfolio or which reduces or impairs the rights of the Administrative Agent, Lender Agent or Lender with respect to any Loan Asset or the value of any such Loan Asset;

(x) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Underlying Collateral or services that are the subject of any Collateral Portfolio;

(xi) any claim, suit or action of any kind arising out of or in connection with Environmental Laws relating to the Borrower or the Collateral Portfolio, including any vicarious liability;

(xii) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including, without limitation, sales, excise or personal property Taxes payable in connection with the Collateral Portfolio;

(xiii) any repayment by the Administrative Agent, the Lender Agents, the Lenders or a Secured Party of any amount previously distributed in payment of Advances or payment of Yield or Fees or any other amount due hereunder, in each case which amount the Administrative Agent, the Lender Agents, the Lenders or a Secured Party believes in good faith is required to be repaid;

(xiv) the commingling by the Borrower or the Servicer of Collections required to be remitted to the Collection Account with other funds;

(xv) any investigation, litigation or proceeding related to this Agreement (or the Transaction Documents), or the use of proceeds of Advances or the Collateral Portfolio, or the administration of the Loan Assets by the Borrower or the Servicer (unless such administration is carried out by the Backup Servicer in the capacity of the Servicer, if applicable);

(xvi) any failure by the Borrower to give reasonably equivalent value to the Transferor in consideration for the transfer by the Transferor to the Borrower of any item of

Collateral Portfolio or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xvii) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents; or

(xviii) any failure of the Borrower, the Servicer or any of their respective agents or representatives to remit to the Collection Account within two Business Days of receipt, Collections with respect to the Collateral Portfolio remitted to the Borrower, the Servicer or any such agent or representative (other than such a failure on the part of the Backup Servicer in the capacity of Servicer, if applicable).

(b) Any amounts subject to the indemnification provisions of this Section 9.01 shall be paid by the Borrower to the Administrative Agent on behalf of the applicable Indemnified Party within five Business Days following receipt by the Borrower of the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 9.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 9.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 9.01(a).

(d) If the Borrower has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 9.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e) The obligations of the Borrower under this Section 9.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator or the Collateral Custodian and the termination of this Agreement.

SECTION 9.02 Indemnities by Servicer.

(a) Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any of the following, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party claiming indemnification hereunder as determined in a final decision by a court of competent jurisdiction:

(i) the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Loan Assets which were not Eligible Loan Assets as of the date of any such computation;

(ii) reliance on any representation or warranty made or deemed made by the Servicer or any of its officers under or in connection with this Agreement or any other Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered;

(iii) the failure by the Servicer to comply with (A) any term, provision or covenant contained in this Agreement or any other Transaction Document, or any other agreement executed in connection with this Agreement, or (B) any Applicable Law applicable to it with respect to any Portfolio Assets;

(iv) any litigation, proceedings or investigation against the Servicer;

(v) any action or inaction by the Servicer that causes the Collateral Agent, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or any time thereafter;

(vi) the commingling by the Servicer of Collections required to be remitted to the Collection Account with other funds;

(vii) any failure of the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to Collection Account, Collections with respect to Loan Assets remitted to the Servicer or any such agent or representative within two Business Days of receipt;

(viii) the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Servicer acting pursuant to authority granted under Section 6.01 hereof) permits or causes or authorizes the withdraw from the Collection Account of amounts not expressly authorized for withdrawal hereunder;

(ix) the failure by the Servicer to perform any of its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or errors or omissions related to such duties;

(x) failure or delay in assisting a successor Servicer in assuming each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, or failure or delay in complying with instructions from the Administrative Agent with respect thereto; or

(xi) any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements or covenants set forth in Article IV, Article V or Article VI of this Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 9.02 shall be paid by the Servicer to the Administrative Agent on behalf of the applicable Indemnified Party within five Business Days following receipt by the Servicer of the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 9.02, shall submit to the Servicer a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 9.02 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Servicer shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 9.02(a).

(d) If the Servicer has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 9.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loan Assets.

(f) The obligations of the Servicer under this Section 9.02 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer or the Collateral Custodian and the termination of this Agreement.

(g) Any indemnification pursuant to this Section 9.02 shall not be payable from the Collateral Portfolio.

Each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 9.01 and Section 9.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.

SECTION 9.03 Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 9.01, the first sentence of Section 9.02 or Section 9.02(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided, further, that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

SECTION 9.04 After-Tax Basis. Indemnification under Section 9.01 and 9.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE X.

THE ADMINISTRATIVE AGENT AND THE LENDER AGENTS

SECTION 10.01 The Administrative Agent.

(a) Appointment. Each Lender Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender Agent and each Secured Party. Each Lender Agent and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Lender Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own bad faith, gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. Each Lender, Lender Agent and each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own bad faith, gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor or the Servicer or to inspect the property (including the books and records) of the Borrower, the Transferor or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of any Lender Agent as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lender Agents and Lenders (other than the Conduit Lenders) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lender Agent or Lenders; provided that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender Agent or Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender or Lender Agent shall be deemed to have declined to consent to the relevant action.

(e) Notice of Event of Default, Unmatured Event of Default or Servicer Termination Event. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event, unless the Administrative Agent has received written notice from a Lender, Lender Agent, the Borrower or the Servicer referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Servicer Termination Event and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Servicer Termination Event,” as applicable. The Administrative Agent shall (subject to Section 10.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Servicer Termination Event as may be requested by any Lender Agent acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Administrative Agent.

(f) Credit Decision with Respect to the Administrative Agent. Each Lender Agent and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer, the Transferor or any of their respective Affiliates or review or approval of any of the Collateral Portfolio, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender Agent as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender Agent and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender Agent and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender Agent with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Servicer, the Transferor or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g) Indemnification of the Administrative Agent. Each Lender and Lender Agent (other than the Conduit Lenders) agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance with its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Lender Agents and Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s bad faith, gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of any Lender or Lender Agent shall be deemed to constitute bad faith, gross negligence or willful misconduct for purposes of this Article X. Without limitation of the foregoing, each Lender (other than the Conduit Lenders) agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Administrative Agent, the Lender Agents or Lenders hereunder or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(h) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender Agent and the Borrower and may be removed at any time with cause by the Lender Agents and the Borrower acting jointly. Upon any such resignation or removal, the Lender Agents acting jointly shall appoint a successor Administrative Agent (which, so long as no Event of Default is then continuing, shall not be a Competitor and shall otherwise be subject to the consent of the Borrower, such consent not to be unreasonably withheld with respect to a proposed successor that is not a Competitor). Each Lender Agent agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank, and (iii) so long as no Event of Default is continuing, shall not be a Competitor. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(i) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be allocated in accordance with their related Lender’s respective Pro Rata Share on the Business Day received by the Administrative Agent, unless such amounts are received after 1:00 p.m. on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender Agent on such Business Day, but, in any event, shall pay such amounts to such Lender Agent not later than the following Business Day.

SECTION 10.02 The Lender Agents.

(a) Authorization and Action. Each Lender, respectively, hereby designates and appoints its applicable Lender Agent to act as its agent hereunder and under each other Transaction Document, and authorizes such Lender Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Lender Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. No Lender Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with its related Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Lender Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Lender Agent. In performing its functions and duties hereunder and under the other Transaction Documents, each Lender Agent shall act solely as agent for its related Lender and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Servicer or any of the Borrower’s or the Servicer’s successors or assigns. No Lender Agent shall be required to take any action that exposes such Lender Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of each Lender Agent hereunder shall terminate upon the indefeasible payment in full of all Obligations. Each Lender Agent hereby authorizes the Administrative Agent to file any UCC financing statement deemed necessary by the Administrative Agent on behalf of such Lender Agent (the terms of which shall be binding on such Lender Agent ).

(b) Delegation of Duties. Each Lender Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Lender Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) Exculpatory Provisions. Neither any Lender Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct as determined in a final decision by a court of competent jurisdiction), or (ii) responsible in any manner to its related Lender for any recitals, statements, representations or warranties made by the Borrower or the Servicer contained in Article IV, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Borrower or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. No Lender Agent shall be under any obligation to its related Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or the Servicer. No Lender Agent shall be deemed to have knowledge of any Event of Default or Unmatured Event of Default unless such Lender Agent has received notice from the Borrower or its related Lender.

(d) Reliance by Lender Agent. Each Lender Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Lender Agent. Each Lender Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of its related Lender as it deems appropriate and it shall first be indemnified to its satisfaction by its related Lenders (other than the Conduit Lenders); provided that, unless and until such Lender Agent shall have received such advice, such Lender Agent may take or refrain from taking any action, as the Lender Agent shall deem advisable and in the best interests of its related Lender. Each Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of its related Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon its related Lender.

(e) Non-Reliance on Lender Agent. Each Lender expressly acknowledges that neither its related Lender Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Lender Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such Lender Agent. Each Lender represents and warrants to its related Lender Agent that it has and will, independently and without reliance upon its related Lender Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

(f) The Lender Agents are in their Respective Individual Capacities. Each Lender Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though such Lender Agent were not a Lender Agent hereunder. With respect to Advances pursuant to this Agreement, each Lender Agent shall have the same rights and powers under this Agreement in its individual capacity as any Lender and may exercise the same as though it were not a Lender Agent, and the terms “Lender,” and “Lenders,” shall include the Lender Agent in its individual capacity.

(g) Successor Lender Agent. Each Lender Agent may, upon five days’ notice to the Borrower and its related Lender, and such Lender Agent will, upon the direction of its related Lender resign as the Lender Agent for such Lender. If any Lender Agent shall resign, then its related Lender during such five day period shall appoint a successor agent that, so long as no Event of Default is continuing, shall not be a Competitor. If for any reason no successor agent is appointed by such Lender during such five day period, then effective upon the termination of such five day period, and the Borrower shall make all payments in respect of the Obligations due to such Lender directly to such Lender, and for all purposes shall deal directly with such Lender. After any retiring Lender Agent’s resignation hereunder as a Lender Agent, the provisions of Articles IX and X shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was a Lender Agent under this Agreement.

ARTICLE XI.

COLLATERAL AGENT

SECTION 11.01 Designation of Collateral Agent.

(a) Initial Collateral Agent. Each of the Borrower, the Administrative Agent and the Lender Agents hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral Portfolio and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 11.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c) Secured Party. The Administrative Agent, the Lender Agents and the Lenders hereby appoint Citibank, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Portfolio. Citibank, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 11.02(b).

SECTION 11.02 Duties of Collateral Agent.

(a) Appointment. The Borrower, the Administrative Agent and the Lender Agents each hereby appoints Citibank to act as Collateral Agent, for the benefit of the Secured Parties. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the initial Advance Date, and until its removal pursuant to Section 11.05, the Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Agent shall calculate amounts to be remitted pursuant to Section 2.04 to the applicable parties and notify the Servicer and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Servicing Report (such dispute to be resolved in accordance with Section 2.05);

(ii) The Collateral Agent shall instruct the Account Bank to make payments pursuant to the terms of the Servicing Report or as otherwise directed in accordance with Sections 2.04 or 2.05 (the “Payment Duties”).

(iii) The Collateral Agent shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Loan Assets and the other Collateral Portfolio held hereunder which it receives from the related Obligor, participating bank or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default or the Administrative Agent, after the occurrence of Event of Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(c) (i) The Administrative Agent, each Lender Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 11.02(c) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(t).

(ii) The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Final Maturity Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has knowledge of such matter or written notice thereof is received by the Collateral Agent.

(d) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Collection Account Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Collection Account Agreement in such capacity.

SECTION 11.03 Merger or Consolidation.

Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

SECTION 11.04 Collateral Agent Compensation.

(a) Compensation. As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Agent Fees and Collateral Agent Expenses from the Borrower, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent’s entitlement to receive the Collateral Agent Fees shall cease on the earlier to occur of: (i) its removal as Collateral Agent pursuant to Section 11.05, (ii) its resignation as Collateral Agent pursuant to Section 11.07 or (ii) the termination of this Agreement.

(b) Negative Covenant Regarding Compensation. The Collateral Agent will not make any changes to the Collateral Agent Fees without the prior written approval of the Administrative Agent and the Borrower.

SECTION 11.05 Collateral Agent Removal.

The Collateral Agent may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent (who, so long as no Event of Default is continuing, shall not be a Competitor) has been appointed and has agreed to act as Collateral Agent hereunder; provided that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 11.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed.

SECTION 11.06 Limitation on Liability.

(a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.

SECTION 11.07 Collateral Agent Resignation.

The Collateral Agent may resign at any time by giving not less than 90 days written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld (and, so long as no Event of Event of Default or Unmatured Event of Default is then continuing, with the consent of the Borrower, such consent not to be unreasonably withheld). Upon receiving such notice of resignation, the Administrative Agent (acting at the direction of the Majority Lenders) shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

ARTICLE XII.

MISCELLANEOUS

SECTION 12.01 Amendments and Waivers.

(a) (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Majority Lenders and, solely if such amendment or modification would adversely affect the rights and obligations of the Administrative Agent, the Collateral Agent, the Backup Servicer, the Account Bank or the Collateral Custodian, the written agreement of the Administrative Agent, the Collateral Agent, the Account Bank, the Backup Servicer or the Collateral Custodian, as applicable and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Majority Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 12.01(a), (i) the written consent of all of the Lenders holding Commitments shall be required for any amendment, modification or waiver (A) reducing (without payment thereon) the principal amount due and owing under any outstanding Advances or the Yield thereon, or any fees payable to Lenders holding Commitments pursuant to this Agreement, (B) postponing any date for any payment of any Advance, or the Yield thereon, (C) modifying the provisions of this Section 12.01, (D) extending the Scheduled Commitment Termination Date or the Scheduled Maturity Date, (E) of any of the following defined terms (and any defined terms used in and material to calculating any of the following defined terms): Borrowing Base, Collateral Quality Test, Concentration Limits, Eligible Loan Asset, Minimum Credit Enhancement, and Assigned Value Adjustment Event, and (F) of any provision of Section 2.04, and (ii) the written consent of the Required Lenders shall be required for any amendment, modification or waiver not otherwise set forth in clause (i) of this Section 12.01(b) which (A) amends, modifies or waives any Financial Covenant (whether of the Borrower or of CGMS) or (B) amends, modifies or waives any negative covenant of the Borrower or Servicer set forth in Sections 5.02 or 5.05.

(c) The Administrative Agent shall provide S&P with a copy of any amendment, restatement, supplement or other modification of this Agreement or any of the other Transaction Documents as long as the transaction is funded in a Conduit Lender and the commercial paper of which is rated by S&P.

(d) Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or vote on any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender shall not be increased or extended without the consent of such Defaulting Lender.

SECTION 12.02 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at its address set forth below:

If to the Borrower:	Carlyle GMS Finance SPV LLC

520 Madison Avenue

New York, NY 10022

Attention: Orit Mizrachi, Chief Operating Officer

Facsimile No.: (212) 813-4508

Phone No.: (212) 813-4939

If to the Servicer:	Carlyle GMS Finance, Inc.

520 Madison Avenue

New York, NY 10022

Attention: Orit Mizrachi, Chief Operating Officer

Facsimile No.: (212) 813-4508

Phone No.: (212) 813-4939

If to the Transferor:	Carlyle GMS Finance, Inc.

520 Madison Avenue

New York, NY 10022

Attention: Orit Mizrachi, Chief Operating Officer

Facsimile No.: (212) 813-4508

Phone No.: (212) 813-4939

With a copy to (with respect to the Borrower, the Servicer and the Transferor):	Dominic K.L. Yoong, Esq. Latham & Watkins LLP 355 South Grand Avenue

Los Angeles, California 90071

Facsimile No.: (213) 891-8763

Email: dominic.yoong@lw.com

If to the Lender:	Citibank, N.A.,

390 Greenwich Street

New York, New York 10013

Attention: Mr. Brett Bushinger, Vice President

Facsimile No.: (646) 308-6744

Email: brett.bushinger@citi.com

If to the Collateral Agent:	Citibank, N.A.,

390 Greenwich Street

New York, New York 10013

Attention: Mr. Brett Bushinger, Vice President

Facsimile No.: (646) 308-6744

Email: brett.bushinger@citi.com

If to the Administrative Agent	Citibank, N.A.,

390 Greenwich Street

New York, New York 10013

Attention: Mr. Brett Bushinger, Vice President

Facsimile No.: (646) 308-6744

Email: brett.bushinger@citi.com

With a copy to (with respect to the Collateral Agent and Administrative Agent):	Terry D. Novetsky, Esq. Kaye Scholer, LLP

425 Park Avenue

New York, New York 10022

Facsimile No.: (212) 836-6490

Email: tnovetsky@kayescholer.com

If to the Account Bank:	Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, MD 21045

Attention: Corporate Trust Services

Facsimile No.: (410) 715-4513

Email: Carlyle1@wellsfargo.com

If to the Collateral Administrator:	Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, MD 21045

Attention: Corporate Trust Services

Facsimile No.: (410) 715-4513

Email: Carlyle1@wellsfargo.com

If to the Backup Servicer or Collateral Custodian:	Wells Fargo Bank, National Association

Corporate Trust Services, Asset Backed Securities

625 Marquette Avenue,

Minneapolis, Minnesota 55402

Attention: Chad Shafer

Facsimile No.: (612) 667 3464

Email: chad.d.shafer@wellsfargo.com

With files delivered to:	Wells Fargo Bank, National Association

ABS Custody Vault

1055 10th Ave. SE

MAC N9401-011

Minneapolis, MN 55414

Attention: Corporate Trust Services –

Asset-Backed Securities Vault

Facsimile No.: (612) 667-8058

Phone No: (612) 667-1080

With a copy to:	Citibank, N.A.,

390 Greenwich Street

New York, New York 10013

Attention: Mr. Brett Bushinger, Vice President

Facsimile No.: (646) 308-6744

Email: brett.bushinger@citi.com

or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile and e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.

SECTION 12.03 No Waiver Remedies. No failure on the part of the Administrative Agent, the Collateral Agent, any Lender or any Lender Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 12.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, each Lender, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign (with the consent of the Administrative Agent, such consent not to be unreasonably withheld), or grant a security interest or sell a participation interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) or (ii) any Advance (or portion thereof) or any Revolving Note (or any portion thereof) to any Eligible Assignee; provided that prior to an Event of Default (unless waived or rescinded), consent of the Borrower (such consent not to be unreasonably withheld) shall be required for (x) a Liquidity Bank to assign to any Eligible Assignee that is not a Liquidity Bank, a Conduit Lender in such Liquidity Bank’s Lender Group or an Affiliate of a Liquidity Bank or (y) an Institutional Lender to assign to any Eligible Assignee that is not an Affiliate of such Lender; provided, further, that, a Conduit Lender may at any time pledge or grant a security interest or Lien in all or any portion of its rights under this Agreement to secure any obligations of such Conduit Lender, without notice to or consent of the Borrower, the Servicer or any other Person so long as such pledge or grant of a security interest or Lien shall not release such Conduit Lender from any of its obligations hereunder, or substitute any such pledgee or guarantee for such Conduit Lender as a party hereto. Any such assignee, that is not, immediately prior thereto, a Lender hereunder (which, for the avoidance of doubt, shall not include the purchaser of a participation interest or the grantee of a security interest, but which shall include any such grantee of a security interest at the time of completion, but not before, of any foreclosure on such security interest where such grantee seeks to become a Lender hereunder) shall execute and deliver to the Servicer, the Borrower and the Administrative Agent a fully-executed Transferee Letter substantially in the form of Exhibit N hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender Agent for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender Agent. None of the Borrower, the Transferor or the Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender Agent and the Administrative Agent. Nothing in this Agreement, the Transferee Letter or Joinder Supplement shall restrict or delay a Conduit Lender’s ability to assign its interests hereunder to its Liquidity Bank or an Affiliate or to any other Conduit Lender in its Lender Group or to grant a security interest in its interests hereunder to a Conduit Trustee.

(b) Notwithstanding any other provision of this Section 12.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement or under a Liquidity Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or under such Liquidity Agreement, or substitute any such pledgee or grantee for such Lender as a party hereto or to such Liquidity Agreement, as the case may be.

(c) If a Lender (i) is a Defaulting Lender, (ii) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and the Majority Lenders consented (whether pursuant to Section 12.01 or otherwise), or (iii) requests that the Administrative Agent deliver a demand for payment by the Borrower of amounts payable pursuant to Section 2.10(a) or (b), then, in addition to any other rights and remedies that any Person may have, the Borrower may, by notice to the applicable Lender Agent within 120 days after such event (with a copy of such notice concurrently delivered to the Administrative Agent), require such Lender Group to assign all of its rights and obligations under the Transaction Documents to one or more Eligible Assignees specified by the Borrower or the Administrative Agent within 20 days after the Borrower’s notice. The Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such assignment if any member of the affected Lender Group fails to execute same. The affected Lender Agent on behalf of the Lender Group shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Transaction Documents, including all principal, interest and fees through the date of assignment (and including, for the avoidance of doubt, any amounts payable pursuant to Section 2.10(a) or (b) the request for which resulted in the application of this Section 12.04(c)).

(d) Upon the effectuation of any assignment by any Lender of all or any of its rights and obligations under the Transaction Documents pursuant to Section 12.04(a) or Section 12.04(c) and the delivery to the Administrative Agent of all assignment documentation and the Transferee Letter, the Administrative Agent shall revise Annex A to reflect such assignment.

(e) Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

SECTION 12.05 Term of This Agreement. This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V and the Servicer’s representations, covenants and duties set forth in Articles IV, V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article IX, X and Article XII and the provisions of Section 2.10, Section 2.11, Section 12.07, Section 12.08 and Section 12.09 shall be continuing and shall survive any termination of this Agreement.

SECTION 12.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

SECTION 12.07 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Collateral Agent, the Account Bank, the Backup Servicer, the Administrative Agent, the Lenders, the Lender Agents, the Collateral Custodian, the Collateral Administrator and their respective Affiliates under Section 9.01 and Section 9.02 hereof, each of the Borrower and the Servicer agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator and the Collateral Custodian incurred in connection with the pre-closing due diligence, preparation, execution, delivery, administration (including due diligence and periodic auditing and inspections incurred in connection with clauses (hh) and (ii) of Section 5.01 or following an Event of Default or

Servicer Termination Event and all other related fees and expenses), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable and documented fees, disbursements and other charges of rating agency and accounting costs and fees, the reasonable and documented fees and out-of-pocket expenses of counsel for the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Collateral Administrator and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all reasonable out-of-pocket costs and expenses, if any (including counsel fees and expenses), incurred by the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Account Bank, the Backup Servicer, the Collateral Administrator or the Collateral Custodian in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower, the Servicer and the Transferor shall pay on demand any and all present and future stamp, sales, excise, property and other similar Taxes and fees (“Other Taxes”) payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, enforcement of, filing and recording of this Agreement, the other Transaction Documents or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c) The Servicer and the Transferor shall pay on demand all other reasonable and documented out-of-pocket costs, expenses and Taxes (excluding Taxes imposed on or measured by net income or Excluded Taxes) incurred by the Administrative Agent, the Lenders, the Lender Agents, the Collateral Agent, the Collateral Custodian, the Backup Servicer, the Collateral Administrator and the Account Bank, including, without limitation, all costs and expenses incurred by the Administrative Agent, the Lender Agents and the Lenders in connection with periodic audits of the Borrower’s, the Transferor’s or the Servicer’s books and records.

(d) In addition, the Borrower shall pay (i) to the extent not included in the calculation of Yield, any and all commissions of placement agents and dealers in respect of Commercial Paper Notes issued to fund the purchase or maintenance of Advances, and (ii) any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of the Conduit Lenders’ Commercial Paper Notes program in connection with the preparation, completion, issuance, delivery or payment of Commercial Paper Notes issued to fund the purchase or maintenance of Advances.

SECTION 12.08 No Proceedings. Each of the parties hereto (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender any Bankruptcy Proceeding so long as any commercial paper or other senior indebtedness issued by such Conduit Lender shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

SECTION 12.09 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 12.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Lenders, the Administrative Agent or the Lender Agents or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Lenders, the Lender Agents or any Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Transferor or the Servicer or any other Person against the Administrative Agent, the Lender Agents, the Lenders, or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Transferor and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Administrative Agent, the Lenders, the Lender Agents or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d) Notwithstanding anything in this Agreement to the contrary, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of each Conduit Lender hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by a Conduit Lender exceeds the amount available to such Conduit Lender to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

(e) The provisions of this Section 12.09 shall survive the termination of this Agreement.

SECTION 12.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including Fee Letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any Fee Letter delivered by the Servicer to the Administrative Agent and the Lender Agents.

SECTION 12.11 Consent to Jurisdiction; Service of Process.

(a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Borrower and the Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Servicer, as applicable, at its address specified in Section 12.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 12.11 shall affect the right of the Lenders, the Administrative Agent or the Lender Agents to serve legal process in any other manner permitted by law.

SECTION 12.12 Characterization of Conveyances Pursuant to the Contribution Agreement.

(a) It is the express intent of the parties hereto that the conveyance of the Eligible Loan Assets by the Transferor to the Borrower as contemplated by the Contribution Agreement be, and be treated for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances described in Section 5.01(bb) and Section 5.02(j) hereof) as a contribution by the Transferor of such Eligible Loan Assets. It is, further, not the intention of the parties that such contribution be deemed a pledge of the Eligible Loan Assets by the Transferor to the Borrower to secure a debt or other obligation of the Transferor. However, in the event that, notwithstanding the intent of the parties, the Eligible Loan Assets are held to continue to be property of the Transferor, then the parties hereto agree that: (i) the Contribution Agreement shall also be deemed to be a security agreement under Applicable Law; (ii) as set forth in the Contribution Agreement, the transfer of the Eligible Loan Assets provided for in the Contribution Agreement shall be deemed to be a grant by the Transferor to the Borrower of a first priority security interest (subject only to Permitted Liens) in all of the Transferor’s right, title and interest in and to the Eligible Loan Assets and all amounts payable to the holders of the Eligible Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Account, whether in the form of cash, instruments, securities or other property; (iii) the possession by the Borrower (or the Collateral Custodian on its behalf) of Loan Assets and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), for purposes of perfecting the security interest pursuant to the UCC; and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Borrower for the purpose of perfecting such security interest under Applicable Law. The parties further agree that any assignment of the interest of the Borrower pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of the Contribution Agreement. The Borrower shall, to the extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if the Contribution Agreement was deemed to create a security interest in the Eligible Loan Assets, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.

(b) It is the intention of each of the parties hereto that the Eligible Loan Assets conveyed by the Transferor to the Borrower pursuant to the Contribution Agreement shall constitute assets owned by the Borrower and shall not be part of the Transferor’s estate in the event of the filing of a bankruptcy petition by or against the Transferor under any bankruptcy or similar law.

(c) The Borrower agrees to treat, and the Borrower shall cause the Transferor to treat, for all purposes (other than accounting purposes and subject to the tax characterization of the Borrower and the Advances described in Section 5.01(bb) and Section 5.02(j) hereof), the transactions effected by the Contribution Agreement as contribution of assets to the Borrower. The Borrower and the Servicer each hereby agrees to cause the Transferor to reflect in the Transferor’s financial records and to include a note in the publicly filed annual and quarterly financial statements of CGMS indicating that: (i) assets related to transactions (including transactions pursuant to the Transaction Documents) that do not meet

SFAS 140 requirements for accounting sale treatment are reflected in the consolidated balance sheet of CGMS within the “investments” line and are disclosed in CGMS’ schedule of investments, and (ii) those assets are owned by a special purpose entity that is consolidated in the financial statements of CGMS, and the creditors of that special purpose entity have received ownership or security interests in such assets and such assets are not intended to be available to the creditors of sellers (or any affiliate of the sellers) of such assets to that special purpose entity.

SECTION 12.13 Confidentiality.

(a) Each of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Transferor, the Backup Servicer and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein (including written non-public information relating to an Obligor that is required under the terms of the related Loan Agreement to be maintained as confidential), except that each such party and its officers and employees may (i) disclose such information to its respective Affiliates and to such party’s and its respective Affiliates’ officers, directors, managers, administrators, trustees, employees, agents, external accountants, investigators, auditors, attorneys or other representatives, in each case, having a need to know the same (including in connection with any potential assignment, sale of a participation interest or other transfer of an interest), and to any Rating Agency or valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Lender Agents, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Backup Servicer, the Transferor and the Collateral Custodian that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. Notwithstanding the foregoing provisions of this Section 12.13(a), the Servicer may, subject to Applicable Law and the terms of any Loan Agreements, make available copies of the documents in the Servicing Files and such other documents it holds in its capacity as Servicer pursuant to the terms of this Agreement, to any of its creditors. It is understood that the financial terms that may not be disclosed except in compliance with this Section 12.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Termination Events, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders, the Lender Agent, the Account Bank, the Backup Servicer, the Collateral Agent or the Collateral Custodian by each other, (ii) by the Administrative Agent, the Lenders, the Lender Agent, the Account Bank, the Collateral Agent, the Backup Servicer and the Collateral Custodian to any prospective or actual assignee or participant of any of them provided such Person would qualify as an assignee or participant under the terms of Section 12.04 and such Person agrees to hold such information confidential in accordance with the terms hereof, or (iii) by the Administrative Agent, the Lenders, the Lender Agent, the Account Bank, the Collateral Agent, the Backup Servicer and the Collateral Custodian to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or Conduit Trustee or any Person providing financing to, or holding equity interests in, any Conduit Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Lenders, the Administrative Agent, the Lender Agent, the Collateral Agent, the Account Bank, the Backup Servicer and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation (including, without limitation Rule 17g-5), (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Lenders’, the Administrative Agent’, the Lender Agents’, the Collateral Agent’s, the Account Bank’s, the Backup Servicer’s or the Collateral Custodian’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender, any Lender Agent, the Collateral Agent, the Collateral Custodian, the Backup Servicer or the Account Bank or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer or the Transferor, or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Agent, the Backup Servicer or the Collateral Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer or the Transferor.

SECTION 12.14 Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 12.14 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

SECTION 12.15 Waiver of Set Off.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Lenders, the Lender Agents or their respective assets.

SECTION 12.16 Headings and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

SECTION 12.17 Ratable Payments.

If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Breakage Fees, Section 2.10 or Section 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

SECTION 12.18 Failure of Borrower or Servicer to Perform Certain Obligations.

If the Borrower or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.01(u), Section 5.02(p) or Section 5.04(e), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower or the Servicer (on behalf of the Borrower), as applicable, upon the Administrative Agent’s demand therefor.

SECTION 12.19 Power of Attorney.

The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral Portfolio as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral Portfolio. This appointment is coupled with an interest and is irrevocable.

SECTION 12.20 Delivery of Termination Statements, Releases, etc.

Upon payment in full of all of the Obligations (other than unmatured contingent indemnification obligations) and the termination of this Agreement, the Administrative Agent and the Collateral Agent shall deliver to the Borrower termination statements, reconveyances, releases and other documents necessary or appropriate to evidence the termination of the Pledge and other Liens securing the Obligations, all at the expense of the Borrower.

SECTION 12.21 USA PATRIOT Act.

Each of the Lender, the Lead Arranger, the Collateral Agent and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower, the Servicer and the Transferor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies each of the Borrower, the Servicer and the Transferor, which information includes the name of each of the Borrower, the Servicer and the Transferor and other information that will allow each Lender, the Lead Arranger, Collateral Agent or the Administrative Agent, as applicable, to identify the Borrower, the Servicer and the Transferor in accordance with the USA PATRIOT Act, and each of the Borrower, the Servicer and the Transferor agree to provide such information from time to time to each Lender, the Lead Arranger, Collateral Agent and the Administrative Agent, as applicable.

ARTICLE XIII.

COLLATERAL CUSTODIAN

SECTION 13.01 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 13.01. Each of the Borrower, the Administrative Agent and the Lender Agent hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 13.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

SECTION 13.02 Duties of Collateral Custodian.

(a) Appointment. The Borrower, the Administrative Agent and the Lender Agent each hereby appoints Wells Fargo Bank, National Association to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. From the Closing Date until its removal pursuant to Section 13.05 or its resignation pursuant to Section 13.07, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured

Parties. Within five Business Days of its receipt of any Required Loan Documents, the related Loan Asset Schedule and a hard copy of the Loan Asset Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) such Required Loan Documents have been executed (either an original or a copy, as indicated on the Loan Asset Checklist) and have no mutilated pages, (B) filed stamped copies of the UCC and other filings (identified on the Loan Asset Checklist) are included, (C) if listed on the Loan Asset Checklist, a copy of an Insurance Policy with respect to any real or personal property constituting the Underlying Collateral is included, and (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable), Loan Asset number and Obligor name, as applicable, with respect to such Loan Asset is referenced on the related Loan Asset Schedule (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian a hard copy of the related Loan Asset Checklist which contains the Loan Asset information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Asset Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the original balance of the Loan Asset with respect to which it has received Required Loan Documents is less than as set forth on the Loan Asset Schedule, the Collateral Custodian shall notify the Administrative Agent and the Servicer of such discrepancy within one Business Day, or (ii) any Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing (in the form of Exhibit M) by the Servicer and approved by the Administrative Agent within 10 Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents.

(ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on the address of the Collateral Custodian in Section 12.02, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to CGMS and its Affiliates and subsidiaries; provided, however, the Collateral Custodian shall segregate any commingled files upon written request of the Administrative Agent and the Borrower.

(iv) On the 12th calendar day of every Month (or if such day is not a Business Day, the next succeeding Business Day), the Collateral Custodian shall provide a written report to the Administrative Agent and the Servicer (in a form mutually agreeable to the Administrative Agent and the Collateral Custodian) identifying each Loan Asset for which it holds Required Loan Documents and the applicable Review Criteria that any Loan Asset fails to satisfy.

(v) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(c) (i) The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit M), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VIII. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii) The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has knowledge of such matter or written notice thereof is received by the Collateral Custodian.

SECTION 13.03 Merger or Consolidation.

Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

SECTION 13.04 Collateral Custodian Compensation.

(a) Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 13.05, (ii) its resignation as Collateral Custodian pursuant to Section 13.07 of this Agreement or (iii) the termination of this Agreement.

(b) Negative Covenant Regarding Compensation. The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Administrative Agent and the Borrower.

SECTION 13.05 Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder.

SECTION 13.06 Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) Subject in all cases to the last sentence of Section 13.02(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Final Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 13.07 Collateral Custodian Resignation.

Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit M; provided that the Borrower shall have consented to any successor Collateral Custodian appointed by the Administrative Agent at the direction of the Majority Lenders (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.

SECTION 13.08 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit M, to release to the Servicer within two Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Servicer to the Collateral Agent, all in the form annexed hereto as Exhibit M.

(b) Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that the Administrative Agent has consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit M (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Servicer.

SECTION 13.09 Return of Required Loan Documents.

The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.16, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit M hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral Portfolio to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.

SECTION 13.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer.

The Collateral Custodian shall provide to the Administrative Agent and each Lender Agent access to the Required Loan Documents and all other documentation regarding the Collateral Portfolio including in such cases where the Administrative Agent and each Lender Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Lender Agent, the Administrative Agent and each Lender Agent may review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral Portfolio, and Required Loan Documents in conjunction with such a review. Such review shall be (subject to Section 5.04(d)(ii)) reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 13.10, from time to time (and, in any case, a minimum of three times during each fiscal year of the Servicer) upon reasonable notice to the Administrative Agent, the Collateral Custodian shall permit independent public accountants or other auditors appointed by the Servicer to conduct, at the expense of the Servicer (on behalf of the Borrower), a review of the Required Loan Documents and all other documentation regarding the Collateral Portfolio.

SECTION 13.11 Bailment.

The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

ARTICLE XIV.

ACCOUNT BANK

SECTION 14.01 Designation of Account Bank.

(a) Initial Account Bank. The role of Account Bank shall be conducted by the Person designated as Account Bank hereunder and under the Collection Account Agreement from time to time in accordance with this Section 14.01 and the Collection Account Agreement. Each of the Borrower, the Administrative Agent and the Lender Agent hereby designate and appoint the Account Bank and hereby authorizes the Account Bank to take such actions and to perform such duties as are expressly set forth in this Agreement and the Collection Account Agreement. The Account Bank hereby accepts such appointment to act as Account Bank pursuant to the terms of this Agreement and the Collection Account Agreement, until its resignation or removal as Account Bank pursuant to the terms hereof.

(b) Successor Account Bank. Upon the Account Bank’s receipt of an Account Bank Termination Notice from the Administrative Agent and the designation of a successor Account Bank pursuant to the provisions of Section 14.05, the Account Bank agrees that it will terminate its activities as Account Bank hereunder.

SECTION 14.02 Duties of Account Bank.

From the Closing Date until its removal pursuant to Section 14.05 or its resignation pursuant to Section 14.07, the Account Bank shall perform such duties and obligations as expressly set forth in this Agreement and the Collection Account Agreement.

SECTION 14.03 Merger or Consolidation.

Any Person (i) into which the Account Bank may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Account Bank shall be a party, or (iii) that may succeed to the properties and assets of the Account Bank substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Account Bank hereunder, shall be the successor to the Account Bank under this Agreement without further act of any of the parties to this Agreement.

SECTION 14.04 Account Bank Compensation.

(a) Compensation. As compensation for its Account Bank activities hereunder and the Collection Account Agreement, the Account Bank shall be entitled to the Account Bank Fees from the Borrower as set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Account Bank’s entitlement to receive the Account Bank Fees, shall cease on the earlier to occur of (i) its removal as Account Bank pursuant to Section 14.05, (ii) its resignation as Account Bank pursuant to Section 14.07 or (iii) the termination of this Agreement.

(b) Negative Covenant Regarding Compensation. The Account Bank will not make any changes to the Account Bank Fees without the prior written approval of the Administrative Agent and the Borrower.

SECTION 14.05 Account Bank Removal.

The Account Bank may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Account Bank (the “Account Bank Termination Notice”); provided that, notwithstanding its receipt of an Account Bank Termination Notice, the Account Bank shall continue to act in such capacity until a successor Account Bank has been appointed and has agreed to act as Account Bank hereunder and under the Collection Account Agreement.

SECTION 14.06 Limitation on Liability.

Each of the rights, protections, benefits, immunities and indemnities afforded to the Collateral Custodian pursuant to Section 13.06 hereof shall also be afforded to the Account Bank acting in such capacity; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to, and not in limitation of, any rights, protections, benefits, immunities and indemnities provided in the Collection Account Agreement or any other documents to which the Account Bank in such capacity is a party.

SECTION 14.07 Account Bank Resignation.

The Account Bank may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives the Account Bank written notice of an earlier termination hereof, the Account Bank shall (i) be reimbursed for any reasonable documented out-of-pocket costs and expenses the Account Bank shall incur in connection with the termination of its duties under this Agreement and (ii) transfer all amounts in the Collection Account pursuant to the instructions of the Administrative Agent; provided that the Borrower shall have consented to any successor Account Bank appointed by the Administrative Agent at the direction of the Majority Lenders (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Account Bank may not resign prior to a successor Account Bank being appointed.

ARTICLE XV.

COLLATERAL ADMINISTRATOR

SECTION 15.01 Designation of Collateral Administrator.

(a) Initial Collateral Administrator. The role of Collateral Administrator shall be conducted by the Person designated as Collateral Administrator hereunder and under the Collection Account Agreement from time to time in accordance with this Section 15.01. Each of the Borrower, the Administrative Agent and the Lender Agent hereby designate and appoint the Collateral Administrator to act as its agent and hereby authorizes the Collateral Administrator to take such actions and to perform such duties as are expressly set forth in this Agreement. The Collateral Administrator hereby accepts such agency appointment to act as Collateral Administrator pursuant to the terms of this Agreement, until its resignation or removal as Collateral Administrator pursuant to the terms hereof.

(b) Successor Collateral Administrator. Upon the Collateral Administrator’s receipt of a Collateral Administrator Termination Notice from the Administrative Agent and the designation of a successor Collateral Administrator pursuant to the provisions of Section 15.05, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder.

SECTION 15.02 Duties of Collateral Administrator.

(a) Duties. From the Closing Date until its removal pursuant to Section 15.05 or its resignation pursuant to Section 15.07, the Collateral Administrator shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) On or before the Closing Date, the Collateral Administrator shall accept from the Servicer delivery of the information required to be set forth in the Servicing Report referred to in Section 6.08(b)(i) of this Agreement (if any) on an excel spreadsheet or other format to be agreed upon by the Collateral Administrator and the Servicer on or prior to closing.

(ii) Not later than 12:00 noon (New York City, New York time) on each Reporting Date, the Servicer shall deliver to the Collateral Administrator the loan asset spreadsheet, which shall include but not be limited to the following information: (x) for each Loan Asset, the name of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment, the Outstanding Principal Balance, the initial Assigned Value, and the Outstanding Loan Balance, (y) the Borrowing Base and (z) the Aggregate Outstanding Loan Balance (the “Spreadsheet”). The Collateral Administrator shall accept delivery of the Spreadsheet.

(iii) Provided that it receives the Servicing Report and the loan data pursuant to Section 6.08(b), prior to the related Payment Date, the Collateral Administrator shall review the Servicing Report to ensure that it is complete on its face and that the following items in such Servicing Report have been accurately calculated, if applicable, and reported: (A) the Borrowing Base, (B) the Backup Servicing Fee, (C) the Aggregate Outstanding Loan Balance of the Loan Assets that are current and not past due, (D) the Charged-Off Ratio, (E) the Delinquency Ratio, (F) the Interest Coverage Ratio and (G) the Aggregate Outstanding Loan Balance. The Collateral Administrator by a separate written report shall notify the Administrative Agent, the Servicer and the Backup Servicer of any discrepancies in the Servicing Report based on such review not later than the Business Day preceding such Payment Date to such Persons.

(iv) If the Servicer disagrees with the report provided under paragraph (iii) above by the Collateral Administrator or if the Servicer or any subservicer has not reconciled such discrepancy, the Collateral Administrator agrees to confer with the Servicer to resolve such discrepancies on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Servicer hereby agrees to cooperate at its own expense with the Collateral Administrator in reconciling any discrepancies in any Servicing Report. If within 20 days after the delivery of the report provided under paragraph (iii) above by the Collateral Administrator, such discrepancy is not resolved, the Collateral Administrator shall promptly notify the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Administrative Agent, the Secured Parties and the Collateral Administrator no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

(b) Reliance on Spreadsheet. With respect to the duties described in Section 15.02(a), the Collateral Administrator is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Spreadsheet, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

(c) Collateral Administrator May Request Direction. If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within two Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Administrator shall act in accordance with instructions received after such two-Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

SECTION 15.03 Merger or Consolidation.

Any Person (i) into which the Collateral Administrator may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Administrator shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Administrator substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Administrator hereunder, shall be the successor to the Collateral Administrator under this Agreement without further act of any of the parties to this Agreement.

SECTION 15.04 Collateral Administrator Compensation.

(a) Compensation. As compensation for its Collateral Administrator activities hereunder, the Collateral Administrator shall be entitled to the Collateral Administrator Fees from the Borrower as set forth in the Backup Servicer, Account Bank, Collateral Custodian and Collateral Administrator Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Administrator’s entitlement to receive the Collateral Administrator Fees, shall cease on the earlier to occur of (i) its removal as Collateral Administrator pursuant to Section 15.05, (ii) its resignation as Collateral Administrator pursuant to Section 15.07 or (iii) the termination of this Agreement.

(b) Negative Covenant Regarding Compensation. The Collateral Administrator will not make any changes to the Collateral Administrator Fees without the prior written approval of the Administrative Agent and the Borrower.

SECTION 15.05 Collateral Administrator Removal.

The Collateral Administrator may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Administrator (the “Collateral Administrator Termination Notice”); provided that, notwithstanding its receipt of a Collateral Administrator Termination Notice, the Collateral Administrator shall continue to act in such capacity until a successor Collateral Administrator has been appointed and has agreed to act as Collateral Administrator hereunder.

SECTION 15.06 Limitation on Liability.

Each of the rights, protections, benefits, immunities and indemnities afforded to the Collateral Custodian pursuant to Section 13.06 hereof shall also be afforded to the Collateral Administrator acting in such capacity; provided that such rights, protections, benefits, immunities and indemnities shall be in addition to, and not in limitation of, any rights, protections, benefits, immunities and indemnities provided in this Agreement or any other documents to which the Collateral Administrator in such capacity is a party.

SECTION 15.07 Collateral Administrator Resignation.

The Collateral Administrator may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives the Collateral Administrator written notice of an earlier termination hereof, the Collateral Administrator shall (i) be reimbursed for any reasonable documented out-of-pocket costs and expenses the Collateral Administrator shall incur in connection with the termination of its duties under this Agreement and (ii) transfer all amounts in the Collection Account pursuant to the instructions of the Administrative Agent; provided that the Borrower shall have consented to any successor Collateral Administrator appointed by the Administrative Agent at the direction of the Majority Lenders (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, the Collateral Administrator may not resign prior to a successor Collateral Administrator being appointed.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:

CARLYLE GMS FINANCE SPV LLC

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE SERVICER:

CARLYLE GMS FINANCE, INC.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE TRANSFEROR:

CARLYLE GMS FINANCE, INC.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE ADMINISTRATIVE AGENT:

CITIBANK, N.A.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE COLLATERAL AGENT:

CITIBANK, N.A.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE ACCOUNT BANK, COLLATERAL CUSTODIAN AND,

COLLATERAL ADMINISTRATOR:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

THE BACKUP SERVICER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONDUIT LENDER:

CRC FUNDING, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name:
Title:

CRC Funding, LLC

c/o Citibank, N.A.

750 Washington Boulevard

Stamford, CT 06901

Attention: Global Securitization

Tel No.: (203) 975-6417

Fax No.: (914) 274-9027

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LIQUIDITY BANK AND CONDUIT LENDER:

CIESCO, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name:
Title:

CIESCO, LLC

c/o Citibank, N.A.

750 Washington Boulevard

Stamford, CT 06901

Attention: Global Securitization

Tel No.: (203) 975-6417

Fax No.: (914) 274-9027

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONDUIT LENDER:

CHARTA, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name:
Title:

CHARTA, LLC

c/o Citibank, N.A.

750 Washington Boulevard

Stamford, CT 06901

Attention: Global Securitization

Tel No.: (203) 975-6417

Fax No.: (914) 274-9027

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONDUIT LENDER:

CAFCO, LLC

By: Citibank, N.A., as Attorney-in-Fact

By:
Name:
Title:

CAFCO, LLC

c/o Citibank, N.A.

750 Washington Boulevard

Stamford, CT 06901

Attention: Global Securitization

Tel No.: (203) 975-6417

Fax No.: (914) 274-9027

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LENDER AGENT:

CITIBANK, N.A.

By:

Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INSTITUTIONAL LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:

Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LENDER AGENT:

PNC BANK, NATIONAL ASSOCIATION

By:

Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INSTITUTIONAL LENDER:

KEY EQUIPMENT FINANCE INC.

By:

Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LENDER AGENT:

KEY EQUIPMENT FINANCE INC.

By:

Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

INSTITUTIONAL LENDER:

STATE STREET BANK AND TRUST COMPANY

By:

Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LENDER AGENT:

STATE STREET BANK AND TRUST COMPANY

By:

Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Schedule I

Condition Precedent Documents

As required by Section 3.01 of the Agreement, each of the following items must be delivered to the Administrative Agent prior to the effectiveness of the Agreement:

(a) A copy of this Agreement duly executed by each of the parties hereto;

(b) A certificate of the Secretary, Assistant Secretary or managing member, as applicable, of each of the Borrower and the Servicer, dated the date of this Agreement, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign on behalf of such Person the Transaction Documents to which it is a party (on which certificate the Administrative Agent, the Lenders, the Collateral Custodian, the Backup Servicer and the Lender Agents may conclusively rely until such time as the Administrative Agent and the Lender Agents shall receive from the Borrower or CGMS, as applicable, a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the certificate of formation or articles of incorporation of such Person, as applicable, is a complete and correct copy and that such certificate of formation or articles of incorporation have not been amended, modified or supplemented and are in full force and effect, (iii) that the copy of the limited liability company agreement or by-laws, as applicable, of such Person are a complete and correct copy, and that such limited liability company agreement or by-laws have not been amended, modified or supplemented and are in full force and effect, and (iv) the resolutions of the board of directors of such Person or managing member, as applicable, approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party;

(c) A good standing certificate, dated as of a recent date for each of the Borrower and CGMS, issued by the Secretary of State of such Person’s State of formation or organization, as applicable;

(d) Duly executed Revolving Notes to the extent requested by a Lender Agent;

(e) Financing statements (the “Facility Financing Statements”) describing the Collateral Portfolio, and (i) naming the Borrower as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party, (ii) naming the Transferor as debtor, the Borrower as assignor and the Collateral Agent, on behalf of the Secured Parties, as secured party/total assignee and (iii) other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Collateral Agent’s, on behalf of the Secured Parties, interests in all Collateral Portfolio;

(f) Financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral Portfolio previously granted by the Transferor;

(g) Copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower (under its present name and any previous name) or CGMS (under its present name and any previous name) as debtor(s) and which are filed in Maryland, together with copies of such financing statements (none of which shall cover any Collateral Portfolio);

(h) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents, Backup Servicer, Collateral Custodian and the Collateral Agent, with respect to such matters as the Administrative Agent may reasonably request;

(i) One or more favorable Opinions of Counsel of counsel to CGMS, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Lender Agents, the Backup Servicer, the Collateral Custodian and the Collateral Agent, with respect to, such matters as the Administrative Agent may reasonably request;

(j) Duly completed copies of IRS Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law) for the Borrower; and

(k) A copy of each of the other Transaction Documents duly executed by the parties thereto including, without limitation, the Collection Account Agreement.

Schedule II

Prior Names, Tradenames, Fictitious Names and “Doing Business As” Names

None.

Schedule III

Eligible Loan Assets

The following criteria shall be true and correct with respect to such Loan Asset to be considered an Eligible Loan Asset:

I.	As of the Cut-Off Date with respect to such Loan Asset:

(a)	The Loan Asset has been originated or acquired by the Borrower in accordance with the Risk and Collection Policies.

(b)	The Loan Asset has an original term to maturity of not greater than (i) 8 years with respect to Second Lien Loan Assets and (ii) 7 years with respect to all other Loan Assets.

(c)	The Loan Asset either (i) has an Advance Date Assigned Value of not less than 90%, or (ii) is a Discount Loan (unless the Eligibility Criteria under this clause (c) is waived in writing by the Administrative Agent in its sole discretion).

(d)	The Servicer has obtained and provided to the Administrative Agent a RiskCalc score for such Loan Asset.

(e)	The Loan Asset was originated or acquired in the ordinary course of the Borrower’s or the Transferor’s business.

(f)	The origination of the Loan Asset or the acquisition of a Loan Asset from the Transferor, as applicable does not violate Applicable Law.

(g)	If the Loan Asset is funded in connection with a leveraged acquisition, the Loan Asset is either (i) a HLT Loan Asset (subject to the Concentration Limits), or (ii) the related Obligor’s pro forma ratio of equity to total capital is not less than 25%.

(h)	The EBITDA of the related Obligor of the Loan Asset is greater than $10,000,000.

(i)	If the Loan Asset is a Second Lien Loan Asset with an original term to maturity that is greater than 7 years, then (i) the EBITDA of the related Obligor (as of the related Cut-Off Date) is equal to at least $40,000,000 and (ii) its remaining term to maturity, as of the Cut-Off Date, is not greater than 7 years.

II.	At all times (including as of the Cut-Off Date) with respect to such Loan Asset:

(a)	The Loan Asset has an Assigned Value of not less than either (i) 70% if and to the extent that the Applicable Index is above 70%, and (ii) 60% in all other cases (unless the Eligibility Criteria under this clause (a) is waived in writing by the Administrative Agent in its sole discretion).

(b)	The Loan Asset is either a Unitranche Loan Asset, a First Lien Loan Asset or a Second Lien Loan Asset.

(c)	If such Loan Asset is rated by (i) S&P, such rating is not lower than “CCC,” (ii) Moody’s, such rating is not lower than “Caa2” and (iii) Fitch, such rating is not lower than “CCC.”

(d)	If the Loan Asset is a Broadly Syndicated Loan Asset that is an Initial Unrated Loan Asset, the Servicer has obtained for such Loan Asset within 90 days from the related Cut-Off Date ratings in compliance with clause (c) of this Part II from at least two Rating Agencies; provided that with respect to a Loan Asset where the related total loan facilities are greater than $200,000,000 that is an Initial Unrated Loan Asset that is a Broadly Syndicated Loan Asset, the 90 day period set forth above shall be extended to an aggregate period of 210 days after the related Cut-Off Date if the Servicer has applied for a credit rating from at least two Rating Agencies prior to the date that is five Business Days after the related Cut-Off Date with respect to such Loan Asset and has thereafter used good faith efforts to respond to any request or enquiry from each such Rating Agency and has requested each such Rating Agency to promptly provide such ratings.

(e)	If the Loan Asset is an Initial Unrated Loan Asset that is not a Broadly Syndicated Loan Asset, the Servicer has obtained for such Loan Asset (i) a rating in compliance with clause (c) of this Part II from at least one Rating Agency within 90 days from the related Cut-Off Date, and (ii) ratings in compliance with clause (c) of this Part II from at least two Rating Agencies within 180 days from the related Cut-Off Date; provided that with respect to a Loan Asset where the related total loan facilities are greater than $200,000,000 that is an Initial Unrated Loan Asset that is not a Broadly Syndicated Loan Asset, the 90 day period set forth in clause (i) above and the 180 day period set forth in clause (ii) above shall be extended by a further 30 days (i.e., to an aggregate period of 120 days after the related Cut-Off Date with respect to clause (i) and an aggregate period of 210 days after the related Cut-Off Date with respect to clause (ii)) if the Servicer has applied for a credit rating from at least two Rating Agencies prior to the date that is five Business Days after the related Cut-Off Date with respect to such Loan Asset and has thereafter used good faith efforts to respond to any request or enquiry from each such Rating Agency and has requested each such Rating Agency to promptly provide such ratings.

(f)	The Loan Asset is either (i) a Foreign Currency Loan Asset (subject to the Concentration Limits), or (ii) denominated and payable only in the United States in U.S. dollars and does not permit the currency to be changed or place of payment to be modified outside of the United States.

(g)	If the Loan Asset is a Foreign Currency Loan Asset, such Loan Asset is subject to a Hedging Agreement.

(h)	No default or event of default is continuing under the related Loan Agreement or other documentation relating to such Loan Agreement as of the date of the Pledge of such Loan Asset, and the Loan Asset is not a Delinquent Asset or Charged-Off Asset.

(i)	The Loan Asset is either (i) a Fixed Rate Loan Asset (subject to the Concentration Limits), or (ii) a Floating Rate Loan Asset.

(j)	The Loan Asset is not a loan primarily for personal, family or household use.

(k)	The Loan Asset and related Loan Agreement and related documents are in full force and effect and free and clear of Liens (other than Permitted Liens).

(l)	The Servicer has delivered to the Collateral Agent three years (or, if in existence for a shorter period, such shorter period) historical financial statements of the related Obligor.

(m)	The Loan Asset and related Loan Agreement and related documents and Loan Asset File is fully assignable or, if such assignment is subject to the consent of the underlying Obligor or lender agent under the related Loan Agreement, the related Loan Agreement provides that such consent to assignment shall not be unreasonably withheld; provided that all consents required to be obtained with respect to such Loan Asset shall have obtained prior to the related Cut-Off Date.

(n)	The Loan Asset Agreement qualifies as an “instrument” or a “payment intangible” under article 9 of the UCC.

(o)	The Loan Asset and obligations under the Loan Agreement are not subject to any litigation, dispute, refund, claims of rescission, setoff, netting, counterclaim or defense.

(p)	Payments under the Loan Asset not subject to withholding tax (unless grossed up).

(q)	The Loan Asset was not adversely selected by the Transferor or the Servicer.

(r)	The Loan Asset is not secured by margin stock nor exchangeable for equity.

(s)	The Loan Asset is not a commercial real estate loan, construction loan or otherwise principally secured by real property.

(t)	The Loan Asset is not comprised of structured finance obligations.

(u)	The Borrower, the Servicer and the related Obligor treat the payment obligations under the Loan Asset as indebtedness for tax purposes.

(v)	The Transferor records the Loan Asset on its books and records as a “true contribution”, and contributed and transferred to the Borrower.

(w)	The related Loan Asset File for the Loan Asset is, or will be, in the possession of the Collateral Custodian in the manner required under the Agreement.

(x)	Each of the Transferor, the Servicer and the Borrower has all necessary licenses and permits under Applicable Law, to purchase, own and service the Loan Asset in the state where the related Obligor is located.

(y)	The Loan Asset and the related Loan Asset Agreement do not contain confidentiality restrictions that would prohibit or otherwise prevent the reporting and deliveries required from the Servicer to the Administrative Agent hereunder, (ii) prohibit or impede in any material manner the Administrative Agent from conducting its audits in a reasonable manner as contemplated hereunder, or (iii) prohibit or impede in any material manner the Backup Servicer or any Replacement Servicer from performing their respective duties hereunder or under any other Transaction Document.

(z)	If the Loan Asset is a Cov-Lite Loan Asset (i) it is a First Lien Loan Asset, (ii) it is either (x) a Broadly Syndicated Loan Asset with at least two current Bid Prices or a Side Quote that is based on two current Bid Prices or (y) a Special Cov-Lite Loan Asset, (iii) it has an Assigned Value of at least 90%, and (iv) the EBITDA of the related Obligor thereof as of the Cut-Off Date is greater than or equal to $40,000,000.

(aa)	If the Loan Asset is a Special Cov-Lite Loan Asset, such Loan Asset maintains ratings from at least two Rating Agencies.

(bb)	If the EBITDA of the related Obligor of the Loan Asset (determined as of its related Cut-Off Date) was less than $15,000,000, ratio of equity to total capital (or, with respect to an Obligor of a Loan Asset funded other than in connection with a leveraged acquisition, implied equity to total capital) shall equal at least 35%.

(cc)	Other than Foreign Eligible Obligors, the related Obligor for such Loan Asset is a legal entity, duly formed, existing and in good standing under the laws of a state in the United States and whose principal Underlying Collateral is located in the United States.

(dd)	The related Obligor for such Loan Asset is not a Governmental Authority.

(ee)	The related Obligor for such Loan Asset is not an Affiliate of the Borrower, CGMS, Carlyle Management or any of their respective Affiliates.

(ff)	The Loan Asset is either (i) a DIP Loan Asset (subject to the Concentration Limits), or (ii) the related Obligor thereunder is Solvent and not subject of a Bankruptcy Event.

(gg)	The related Loan Agreement for such Loan Asset requires the Obligor thereunder to pay all maintenance, repair, insurance and taxes related to the Underlying Collateral

(hh)	If such Loan Asset is a PIK Loan Asset, such Loan Asset is currently paying interest in cash at a per annum rate equal to at least 2.5%.

Schedule IV

Loan Asset Schedule

None.

Schedule V

Advance Date Assigned Values

None.

Schedule VI

Industry Categories

1. Aerospace & Defense;

2. Automotive;

3. Banking, Finance, Insurance & Real Estate;

4. Beverage, Food & Tobacco;

5. Capital Equipment;

6. Chemicals, Plastics & Rubber;

7. Construction & Building;

8. Consumer goods: Durable;

9. Consumer goods: Non-durable;

10. Containers, Packaging & Glass;

11. Energy: Electricity;

12. Energy: Oil & Gas;

13. Environmental Industries;

14. Forest Products & Paper;

15. Healthcare & Pharmaceuticals;

16. High Tech Industries;

17. Hotel, Gaming & Leisure;

18. Media: Advertising, Printing & Publishing;

19. Media: Broadcasting & Subscription;

20. Media: Diversified & Production;

21. Metals & Mining;

22. Retail;

23. Services: Business;

24. Services: Consumer;

25. Sovereign & Public Finance;

26. Telecommunications;

27. Transportation: Cargo;

28. Transportation: Consumer;

29. Utilities: Electric;

30. Utilities: Oil & Gas;

31. Utilities: Water;

32. Wholesale.

Annex A

Commitments

Liquidity Bank or Institutional Lender	Name of Institution	Commitment

Liquidity Bank	Ciesco, LLC	$250,000,000

Institutional Lender	PNC Bank, National Association	$80,000,000

Institutional Lender	State Street Bank and Trust Company	$45,000,000

Institutional Lender	Key Equipment Finance, a division of Keybank National Association	$25,000,000

AGGREGATE COMMITMENT		$400,000,000

Annex B

Borrowing Base Model

SEE ATTACHED

Annex C

Diversity Score Model

Diversity Score

Calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of an Eligible Loan Asset, and is equal to the Outstanding Principal Balance of all Eligible Loan Assets issued by that issuer and all Affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (i) one and (ii) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the Moody’s industry classification groups (as set forth in Schedule VI of the Agreement) and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e) An “Industry Diversity Score” is then established for each Moody’s industry classification group by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided, that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry, Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry, Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Moody’s industry classification group.

For purposes of calculating the Diversity Score, Affiliated issuers in the same industry are deemed to be a single issuer, except as otherwise agreed to by the Administrative Agent

Annex D

WARR and WARF Matrix Models

Collateral Quality Matrix

For any date of determination, the intersection set forth in the matrices below that has been selected by the Servicer for use in determining the scores that are required to satisfy the Diversity Score Test, the WARF Test, the WARR Test and the Weighted Average Spread Test. The Servicer may elect from time to time to apply a different intersection in the matrices set forth below upon notice to the Administrative Agent, however the Servicer may not elect to apply an intersection in which any Collateral Quality Test is not satisfied if there exists an intersection in which all of the Collateral Quality Tests would be satisfied. In determining whether the criteria set forth in the matrices are satisfied, the Servicer may interpolate linearly between either Weighted Average Spread or Minimum Recovery Rate (but not both) while leaving the other values in the matrices constant.

Collateral Quality Matrix

	Minimum Diversity Score
Minimum	20 - 25	25 - 30	30 - 35	35 - 40	>=40
WAS	Minimum Recovery Rate 50%
3.50%	3100	3500	3700	3800	3800
4.00%	3300	3600	3800	3800	3800
4.50%	3400	3800	3800	3800	3800
5.00%	3600	3800	3800	3800	3800

	Minimum Diversity Score
Minimum	20 - 25	25 - 30	30 - 35	35 - 40	>=40
WAS	Minimum Recovery Rate 49%
3.50%	3000	3300	3500	3700	3800
4.00%	3100	3500	3700	3800	3800
4.50%	3300	3600	3800	3800	3800
5.00%	3400	3800	3800	3800	3800

	Minimum Diversity Score
Minimum	20 - 25	25 - 30	30 - 35	35 - 40	>=40
WAS	Minimum Recovery Rate 48%
3.50%	2900	3200	3400	3600	3700
4.00%	3000	3400	3600	3700	3800
4.50%	3200	3500	3700	3800	3800
5.00%	3300	3700	3800	3800	3800

Annex E

WARR and WARF Related Definitions

“Assigned Moody’s Rating” means the monitored publicly available rating or the monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised; provided that, if application has been made for such estimated rating, pending its receipt, the Assigned Moody’s Rating will be the lower of (i) the rating as may be estimated in good faith by the Servicer in accordance with the Moody’s RiskCalc Calculation described herein and (ii) a rating of “B3”; provided, further, that with respect to any Loan Asset for which Moody’s has provided an estimated rating, the Servicer (on behalf of the Borrower) will (x) if such estimated rating was provided to the Borrower more than 6 months prior to the Closing Date, request that Moody’s confirm or update such estimate within 6 months after the Closing Date, and in all other cases and thereafter, request that Moody’s confirm or update such estimate annually (and pending receipt of such confirmation or new estimate, the Loan Asset will have the prior estimated rating) and (y) notify Moody’s if the Servicer becomes aware of any restructuring, recapitalization or other material amendment that, in the reasonable judgment of the Servicer, would have a material adverse effect on such Loan Asset.

“Moody’s Default Probability Rating” means, with respect to any date of determination, the rating as determined in accordance with the following, in the following order of priority; provided that, with respect to the Loan Assets generally, if at any time Moody’s or any successor to it ceases to provide rating services, references to rating categories of Moody’s shall be deemed instead to be references to the equivalent categories of any other nationally recognized investment rating agency selected by the Borrower (with written notice to the Administrative Agent), as of the most recent date on which such other rating agency and Moody’s published ratings for the type of security in respect of which such alternative rating agency is used:

(tt) with respect to a Moody’s First Lien Loan Asset:

(xviii) if the obligor thereunder has a corporate family rating from Moody’s, such corporate family rating;

(xix) if the preceding clause does not apply and such Loan Asset has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(xx) if the preceding clauses do not apply and a rating or rating estimate has been assigned by Moody’s to such Loan Asset upon the request of the Borrower or the Servicer, such rating or rating estimate, as applicable; and

(xxi) if the preceding clauses do not apply, the Moody’s Derived Rating;

(uu) with respect to a Loan Asset other than a Moody’s First Lien Loan Asset or DIP Loan Asset:

(xxii) if the obligor thereunder has a senior unsecured obligation with an Assigned Moody’s Rating, such rating;

(xxiii) if the preceding clause does not apply and such Loan Asset has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(xxiv) if the preceding clauses do not apply and a rating or rating estimate has been assigned by Moody’s to such Loan Asset upon the request of the Borrower or the Servicer, such rating or rating estimate, as applicable; and

(xxv) if the preceding clauses do not apply, the Moody’s Derived Rating; and

(vv) with respect to a DIP Loan Asset, the rating that is one rating subcategory below the Moody’s Rating thereof.

provided, that with respect to any Loan Asset for which Moody’s has provided an estimated rating, the Servicer (on behalf of the Borrower) will (x) if such estimated rating was provided to the Borrower more than 6 months prior to the Closing Date, request that Moody’s confirm or update such estimate within 6 months after the Closing Date, and in all other cases and thereafter, request that Moody’s confirm or update such estimate annually (and pending receipt of such confirmation or new estimate, the Loan Asset will have the prior estimated rating) and (y) notify Moody’s if the Servicer becomes aware of any restructuring, recapitalization or other material amendment that, in the reasonable judgment of the Servicer, would have a material adverse effect on such Loan Asset.

Notwithstanding the foregoing, (x) if the Moody’s rating or ratings used to determine the Moody’s Default Probability Rating are on watch for downgrade or upgrade by Moody’s, such rating or ratings will be adjusted down one subcategory (if on watch for downgrade) or up one subcategory (if on watch for upgrade), in each case without duplication of any adjustments made pursuant to the last sentence of the definition of Moody’s Rating and (y) for purposes of the Moody’s Default Probability Rating used for purposes of determining the Moody’s Rating Factor of a Loan Asset, if the Moody’s rating or ratings used to determine the Moody’s Default Probability Rating are on watch for downgrade or upgrade by Moody’s, the Moody’s Default Probability Rating will be adjusted down two subcategories (if on watch for downgrade) or up one subcategory (if on watch for upgrade) and down one subcategory (if negative outlook), in each case without duplication of any adjustments made pursuant to the last sentence of the definition of Moody’s Rating or Moody’s Derived Rating.

“Moody’s Derived Rating” means, with respect to any Loan Asset and the Obligor thereof as of any date of determination, the rating determined in accordance with the following, in the following order of priority:

(ww) if the Obligor has a senior unsecured obligation with an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(xx) if the preceding clause does not apply, but the Obligor has a subordinated obligation with an Assigned Moody’s Rating, then:

(xxvi) if such Assigned Moody’s Rating is at least “B3” (and, if rated “B3,” not on watch for downgrade), the Moody’s Derived Rating shall be the rating which is one rating subcategory higher than such Assigned Moody’s Rating, or

(xxvii) if such Assigned Moody’s Rating is less than “B3” (or rated “B3” and on watch for downgrade), the Moody’s Derived Rating shall be such Assigned Moody’s Rating;

(yy) if the preceding clauses do not apply, but the Obligor has a senior secured obligation with an Assigned Moody’s Rating, then:

(xxviii) if such Assigned Moody’s Rating is at least “B2” (and, if rated “B2,” not on watch for downgrade), the Moody’s Derived Rating shall be the rating which is one subcategory below such Assigned Moody’s Rating, or

(xxix) if such Assigned Moody’s Rating is less than “B2” (or rated “B2” and on watch for downgrade), then the Moody’s Derived Rating shall be “C”;

(zz) if the preceding clauses do not apply, but such Obligor has a corporate family rating from Moody’s, the Moody’s Derived Rating shall be one rating subcategory below such corporate family rating;

(aaa) with respect to Loan Assets that do not have a Moody’s Derived Rating determined pursuant to any of the foregoing clauses (a) through (d), the Moody’s Derived Rating of such Loan Asset shall be the lower of (i) the rating as may be estimated in good faith by the Servicer in accordance with the Moody’s RiskCalc Calculation described herein subject to the satisfaction of the qualifications set forth therein (and with notice of such calculation provided to the Administrative Agent) and (ii) a rating of “B3”; provided that if the Borrower or the Servicer on behalf of the Borrower has applied to Moody’s for a Moody’s credit estimate (such request having been made within 10 Business Days after the purchase of such Loan Asset), then upon receipt of such Moody’s credit estimate, the Moody’s Derived Rating for purposes of this Agreement shall be such Moody’s credit estimate; provided that as of any date of determination, the aggregate principal amount of Loan Assets with a Moody’s Derived Rating determined pursuant to this clause (e) may not exceed (1) at any time during the Ramp-Up Period, 20% of the Concentration Test Amount, or (2) at all times following the Ramp-Up Period, 10% of the Concentration Test Amount. The Servicer shall (x) determine and report to Moody’s the Moody’s Derived Rating within 10 Business Days of the purchase of such Loan Asset and (y) redetermine and report to Moody’s the Moody’s Derived Rating for each loan with a Moody’s Derived Rating determined in accordance with the Moody’s RiskCalc Calculation under this clause (e) within 30 days after receipt of annual financial statements from the related Obligor;

(bbb) if the preceding clauses do not apply and each of the following clauses (i) through (viii) does apply, the Moody’s Derived Rating shall be “Caa1”:

(xxx) neither the Obligor nor any of its Affiliates is subject to reorganization or bankruptcy proceedings,

(xxxi) no debt securities or obligations of the Obligor are in default,

(xxxii) neither the Obligor nor any of its Affiliates has defaulted on any debt during the preceding two years,

(xxxiii) the Obligor has been in existence for the preceding five years,

(xxxiv) the Obligor is current on any cumulative dividends,

(xxxv) the fixed charge ratio for the Obligor exceeds 125% for each of the preceding two fiscal years and for the most recent quarter,

(xxxvi) the Obligor had a net profit before tax in the past fiscal year and the most recent quarter, and

(xxxvii) the annual financial statements of such Obligor are unqualified and certified by a firm of independent accountants of international reputation, and quarterly statements are unaudited but signed by a corporate officer;

(ccc) if the preceding clauses do not apply but each of the following clauses (i) and (ii) do apply, the Moody’s Derived Rating shall be “Caa3”:

(xxxviii) neither the Obligor nor any of its Affiliates is subject to reorganization or bankruptcy proceedings; and

(xxxix) no debt security or obligation of such Obligor has been in default during the past two years; and

(ddd) if the preceding clauses do not apply and a debt security or obligation of the Obligor has been in default during the past two years, the Moody’s Derived Rating shall be “Ca.”

provided, that with respect to any Loan Asset for which Moody’s has provided an estimated rating, the Servicer (on behalf of the Borrower) will (x) if such estimated rating was provided to the Borrower more than 6 months prior to the Closing Date, request that Moody’s confirm or update such estimate within 6 months after the Closing Date, and in all other cases and thereafter, request that Moody’s confirm or update such estimate annually (and pending receipt of such confirmation or new estimate, the Loan Asset will have the prior estimated rating) and (y) notify Moody’s if the Servicer becomes aware of any restructuring, recapitalization or other material amendment that, in the reasonable judgment of the Servicer, would have a material adverse effect on such Loan Asset.

“Moody’s First Lien Loan Asset” means any of the following types of Loan Assets:

(eee) a Senior Secured Loan:

(xl) that is not (and cannot by its terms become) subordinate in right of payment to indebtedness of the Obligor for borrowed money;

(xli) that is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such Loan Asset; and

(xlii) with respect to which the value of the collateral securing such Loan Asset, together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow), is adequate (in the reasonable business judgment of the Servicer, which judgment shall not be called into question as a result of subsequent events) to repay such loan in accordance with its terms, and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral; or

(fff) Senior Secured Floating Rate Note:

(xliii) that is not (and cannot by its terms become) subordinated in right of payment by its terms to indebtedness of the Obligor for borrowed money (other than with respect to liquidation of such Obligor or the collateral for such Senior Secured Floating Rate Note);

(xliv) that, in the case of a Senior Secured Floating Rate Note, is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Senior Secured Floating Rate Note; and

(xlv) with respect to which the value of the collateral securing such Senior Secured Floating Rate Note, together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the reasonable business judgment of the Servicer, which judgment shall not be called into question as a result of subsequent events) to repay such Senior Secured Floating Rate Note in accordance with its terms, and to repay all other loans of equal or higher seniority secured by a first lien (in the case of a Senior Secured Floating Rate Note) or security interest in the same collateral; and

(xlvi) that has an Assigned Moody’s Rating determined pursuant to the definition thereof, and such Assigned Moody’s Rating (calculated such that, if the Moody’s rating used to determine such Assigned Moody’s Rating is on watch for downgrade or upgrade by Moody’s, such rating will be adjusted down one subcategory (if on watch for downgrade) or up one subcategory (if on watch for upgrade)) is not lower than the Loan Asset’s Moody’s corporate family rating;

provided that (x) the Assigned Moody’s Rating of such Senior Secured Floating Rate Note is not lower than the Moody’s corporate family rating of the Obligor under such Senior Secured Floating Rate Note; and (y) the Senior Secured Floating Rate Note is not: (a) a DIP Loan Asset, (b) a Loan Asset for which the security interest or lien (or the validity or effectiveness thereof) in substantially all of its collateral attaches, becomes effective, or otherwise “springs” into existence after the origination thereof, or (c) a type of Loan Asset that Moody’s has identified as having unusual terms and with respect to which its Moody’s Recovery Rate has been or is to be determined on a case by case basis.

“Moody’s Non-First Lien Loan Asset” means any assignment of or participation interest in or other interest in a Loan Asset that is not a Moody’s First Lien Loan Asset.

“Moody’s Rating” means, with respect to any Loan Asset, as of any date of determination a rating determined as follows:

(ggg) with respect to a Moody’s First Lien Loan Asset:

(xlvii) if it has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(xlviii) if the preceding clause does not apply and a rating or rating estimate has been assigned by Moody’s to such Loan Asset upon the request of the Borrower or the Servicer, such rating or the rating estimate;

(xlix) if the preceding clauses do not apply and the obligor of such Loan Asset has a corporate family rating by Moody’s, then such corporate family rating;

(l) if the preceding clauses do not apply and the obligor of such Loan Asset has a senior unsecured obligation with an Assigned Moody’s Rating, such rating; or

(li) if the preceding clauses do not apply, the Moody’s Derived Rating;

(hhh) with respect to a Moody’s Non-First Lien Loan Asset (other than a DIP Loan Asset):

(lii) if it has an Assigned Moody’s Rating, such Assigned Moody’s Rating;

(liii) if the preceding clause does not apply and a rating or rating estimate has been assigned by Moody’s to such Loan Asset upon the request of the Borrower or the Servicer, such rating or the rating estimate;

(liv) if the preceding clauses do not apply and the obligor of such Loan Asset has a senior unsecured obligation with an Assigned Moody’s Rating, such rating; or

(lv) if the preceding clauses do not apply, the Moody’s Derived Rating; and

(iii) with respect to a DIP Loan Asset, the Assigned Moody’s Rating thereof.

provided, that with respect to any Loan Asset for which Moody’s has provided an estimated rating, the Servicer (on behalf of the Borrower) will (x) if such estimated rating was provided to the Borrower more than 6 months prior to the Closing Date, request that Moody’s confirm or update such estimate within 6 months after the Closing Date, and in all other cases and thereafter, request that Moody’s confirm or update such estimate annually (and pending receipt of such confirmation or new estimate, the Loan Asset will have the prior estimated rating) and (y) notify Moody’s if the Servicer becomes aware of any restructuring, recapitalization or other material amendment that, in the reasonable judgment of the Servicer, would have a material adverse effect on such Loan Asset.

For purposes of calculating a Moody’s Rating, (i) any Loan Asset that is on any “credit watch” list with positive implications by Moody’s shall be deemed to have a rating one sub-category above the actual rating of such Loan Asset, (ii) any Loan Asset that is on any “credit watch” list with negative implications by Moody’s shall be deemed to have a rating two sub-categories below the actual rating of such Loan Asset and (iii) any Loan Asset that is on “negative outlook” by Moody’s shall be deemed to have a rating one sub-category below the actual rating of such Loan Asset.

“Moody’s Rating Factor” means, with respect to any Loan Asset, is the number set forth in the table below opposite the Moody’s Default Probability Rating of such Loan Asset:

Moody’s Default Probability Rating	Moody’s Rating Factor	Moody’s Default Probability Rating	Moody’s Rating Factor
“Aaa”	1	“Ba1”	940
“Aa1”	10	“Ba2”	1350
“Aa2”	20	“Ba3”	1766
“Aa3”	40	“B1”	2220
“A1”	70	“B2”	2720
“A2”	120	“B3”	3490
“A3”	180	“Caa1”	4770
“Baa1”	260	“Caa2”	6500
“Baa2”	360	“Caa3”	8070
“Baa3”	610	“Ca” or lower	10000

Any Loan Asset issued or guaranteed by the U.S. government or any agency or instrumentality thereof is assigned a Moody’s Rating Factor of 1.

“Moody’s Recovery Rate” means, with respect to any Loan Asset, as of any date of determination, the recovery rate determined in accordance with the following, in the following order of priority:

(jjj) if the Loan Asset has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating (including, without limitation, an estimated rating determined in accordance with the Moody’s RiskCalc Calculation)), such recovery rate;

(kkk) if the preceding clause does not apply to the Loan Asset, and the Loan Asset is a Moody’s First Lien Loan Asset or a Moody’s Non-First Lien Loan Asset (in each case other than a DIP Loan Asset), the rate determined pursuant to the table below based on the number of rating subcategories difference between the Loan Asset’s Moody’s Rating and its Moody’s Default Probability Rating (for purposes of clarification, if the Moody’s Rating is higher than the Moody’s Default Probability Rating, the rating subcategories difference will be positive and if it is lower, negative):

Number of Moody’s Ratings Subcategories Difference Between the Moody’s Rating and the Moody’s Default Probability Rating	Moody’s First Lien Loan Assets (%)		Moody’s Non-First Lien Loan Asset (%)	Bonds and all other Loan Assets (%)
+2 or more	60.0		35.0	35.0
+1	50.0		30.0	30.0
0	45.0/50.0	[1]	25.0	25.0
-1	40.0		10.0	10.0
-2	30.0		5.0	5.0
-3 or less	20.0		0.0	0.0

or

(lll) if the Loan Asset is a DIP Loan Asset (other than a DIP Loan Asset which has been specifically assigned a recovery rate by Moody’s), 50%.

[1]	If such Loan Asset is an Initial Unrated Loan Asset, 50.0%. For all other Loan Assets, 45.0%

“Moody’s RiskCalc Calculation” means, for purposes of the determination of the Moody’s Derived Rating (to the extent necessary in accordance with the definition of “Assigned Moody’s Rating” or clause (e) of the definition of “Moody’s Derived Rating”) and the determination of the Moody’s Recovery Rate (to the extent necessary in accordance with clause (a) of the definition of “Moody’s Recovery Rate”), the calculation made as follows:

(mmm) For purposes of this calculation, the following terms have the meanings provided below.

“.EDF” means, with respect to any Loan Asset, the lowest 5 year expected default frequency for such Loan Asset as determined by running the current version Moody’s RiskCalc in both the Financial Statement Only (FSO) and the Credit Cycle Adjusted (CAA) modes.

“Pre Qualifying Conditions” means, with respect to any Loan Asset, conditions that will be satisfied if the Obligor with respect to the applicable Loan Asset satisfies the following criteria:

(a) the independent accountants of such Obligor shall have issued an unqualified audit opinion with respect to the most recent fiscal year financial statements, including no explanatory paragraph addressing “going concern” or other issues;

(b) the Obligor’s EBITDA is equal to or greater than U.S.$5,000,000;

(c) the Obligor’s annual sales are equal to or greater than U.S.$10,000,000;

(d) the Obligor’s book assets are equal to or greater than U.S.$10,000,000;

(e) the Obligor represents not more than 4.0% of the Concentration Test Amount;

(f) the Obligor is a private company with no public rating from Moody’s;

(g) for the current and prior fiscal year, such Obligor’s:

(i) EBIT/interest expense ratio is greater than 1.0:1.0 and 1.25:1.00 with respect to retail (adjusted for rent expense);

(ii) debt/EBITDA ratio is less than 6.0:1.0; provided that the debt/EBITDA ratio is less than 8.0:1.0 for any Loan Assets with respect to the following Moody’s Industry Classification Groups: (A) Telecommunications, (B) Printing and Publishing or (C) Broadcasting and Entertainment;

(h) no greater than 25% of the company’s revenue is generated from any one customer of the Obligor; and

(i) the Obligor is a for profit operating company in any one of the Moody’s Industry Classification Groups with the exception of (i) Buildings and Real Estate, (ii) Finance, and (iii) Insurance.

(nnn) The Servicer shall calculate the .EDF for each of the Loan Assets to be rated pursuant to this calculation. The Servicer shall also provide Moody’s with the .EDF and the information necessary to calculate such .EDF upon request from Moody’s. Moody’s shall have the right (in its sole discretion) to

(i) amend or modify any of the information utilized to calculate the .EDF and recalculate the .EDF based upon such revised information, in which case such .EDF shall be determined using the table in paragraph (c) below in order to determine the applicable Moody’s Derived Rating, or (ii) have a Moody’s credit analyst provide a credit estimate for any Loan Asset, in which case such credit estimate provided by such credit analyst shall be the applicable Moody’s Derived Rating.

(ooo) As of any date of determination, the Moody’s Derived Rating for each Loan Asset that satisfies the Pre Qualifying Conditions shall be the lower of (i) the Servicer’s internal rating or (ii) the Maximum Corporate Family Rating (in the case of a senior secured loan) or the Maximum Senior Unsecured Rating (in the case of a senior unsecured loan) based on the .EDF for such Loan Asset, in each case determined in accordance with the table below (and the Servicer shall give the Administrative Agent notice of such Moody’s Derived Rating):

Lowest .EDF	Maximum Corporate Family Rating	Maximum Senior Unsecured Rating
less than or equal to .baa	Ba3	Ba3
.ba1	B1	B1
.ba2,.ba3 or .b1	B2	B2
.b2 or .b3	B3	B3
.caa	Caa1	Caa1

provided that the Servicer may assign a lower rating to a Loan Asset if it so determines in its reasonable business judgment.

(ppp) As of any date of determination, the Moody’s Recovery Rate for each Loan Asset that meets the Pre Qualifying Conditions shall be the lower of (i) the Servicer’s internal recovery rate or (ii) the recovery rate as determined in accordance with the table below (and the Servicer shall give the Administrative Agent notice of such Moody’s Recovery Rate):

Type of Loan	Moody’s Recovery Rate
Senior secured, first priority and first out	50%
Second lien, first lien and last out, all other senior secured	25%
Senior unsecured	25%
All other loans	25%

provided that Moody’s shall have the right (in its sole discretion) to issue a recovery rate assigned by one of its credit analysts, in which case such recovery rate provided by such credit analyst shall be the applicable Moody’s Recovery Rate.

Annex F

Internal Valuation Protocol

SEE ATTACHED